[LEASE]1

between

FIRST STATES INVESTORS 3300, LLC

and

WACHOVIA BANK, NATIONAL ASSOCIATION

Dated as of _____________ ___, 2004

[1]	In Virginia, title of document to be “Deed of Lease”.

EXHIBITS

Exhibit A	Description of the Land
Exhibit A-1	Site Plan
Exhibit B	Leased Premises
Exhibit B-1	Release Premises
Exhibit C	Property Specific Information
Exhibit D-1	Form of Mortgage Subordination, Non-Disturbance and Attornment Agreement
Exhibit D-2	Form of Ground Lease Subordination, Non-Disturbance and Attornment Agreement
Exhibit D-3	Form of Subtenant Subordination, Non-Disturbance and Attornment Agreement
Exhibit E	Forms of Estoppel Certificates

LEASE AGREEMENT

THIS LEASE AGREEMENT2 (this “Lease”) is made and entered into as of [_______________], 2004, by and between FIRST STATES INVESTORS 3300, LLC, a Delaware limited liability company, a Delaware limited liability company (hereinafter called “Landlord”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (hereinafter called “Tenant”). Terms with initial capital letters used in this Lease shall have the meanings assigned for such terms in Section 1.1(b).

BACKGROUND

A.          Tenant, as seller, and Landlord, as purchaser, are parties to the Purchase Agreement, pursuant to which Tenant agreed to sell and convey to Landlord, and Landlord agreed to purchase from Tenant, the Property as well certain other properties not covered by this Lease.

B.           The closing of the Purchase Agreement as to the Property has occurred as of the date hereof, and this Lease is being executed and delivered thereat pursuant to the Purchase Agreement.

C.           Wachovia Corporation, a North Carolina corporation, has agreed to guaranty and act as surety for the performance of Tenant’s obligations hereunder pursuant to that certain Lease Guaranty dated of even date herewith.

D.          Tenant and Landlord are parties to the Master Agreement (i) which contains certain additional covenants with respect to the subject matter of this Lease and certain other leases as more particularly provided therein, and (ii) which, during the Integration Period, shall be deemed integrated with, and constitute a part of, this Lease (and if, during the Integration Period, there shall be a conflict between the terms and provisions of the Master Agreement and those of this Lease, the terms and provisions of the Master Agreement control and govern).

ARTICLE I
BASIC LEASE INFORMATION, LEASED PREMISES, TERM, AND USE

1.1	Basic Lease Information; Definitions

(a)          The following Basic Lease Information is hereby incorporated into and made a part of this Lease. Each reference in this Lease to any information and definitions contained in the Basic Lease Information shall mean and refer to the information and definitions hereinbelow set forth.

Commencement Date:	[_______________], 20043/.

[2]	In Virginia, title of document to be “Deed of Lease”.

[3]	Insert Closing Date.

Expiration Date:	[_______________], 20244/ .

Initial Term:	Commencing on the Commencement Date, and, unless extended or sooner terminated as herein provided, ending on Expiration Date.

Leased Premises:
The Original Leased Premises, subject to additions to, and/or deletions from, the Leased Premises as herein provided. The “Original Leased Premises” shall be and consist of the areas of the Property identified on Exhibit B hereto as being demised and leased to Tenant hereunder, including the areas of the Building so identified and, if applicable, any Drive-Through Banking Facilities so identified. Each time there is an addition to, or deletion from, the Leased Premises as provided herein, including pursuant to Section 1.7 (Release Premises), Section 6.1 (Condemnation), Article X (Expansion Rights) and Article XI (Termination Rights), Landlord and Tenant, within thirty (30) days thereafter, shall execute and deliver a written instrument confirming the same, which instrument shall (x) set forth the then Net Rentable Area of the Leased Premises, the Annual Basic Rent and Tenant’s Occupancy Percentage, and (y) be accompanied by a revised Exhibit B hereto showing the then location and configuration of the Leased Premises. References herein to the Leased Premises shall not include any Release Premises, except to the extent that former Release Premises are, at Tenant’s election, added to the Leased Premises as expressly provided in Section 1.7 hereof.

Release Premises:
All those certain portions of the Building identified on Exhibit B-1 hereto as being “Release Premises”, subject to deletions from the Release Premises pursuant to Section 1.7 (by virtue of either Tenant electing to add all or any portion of the Release Premises to the Leased Premises pursuant to Section 1.7(c) or Tenant electing to surrender any portion of the Release Premises prior to the end of the Preliminary Period pursuant to Section 1.7(d)(1) hereof). Each time there is a deletion from the Release Premises as herein provided, Landlord and Tenant, within thirty (30) days thereafter, shall execute and deliver a written instrument confirming the same, which instrument shall (x) set forth the then Net Rentable Area of the Release Premises and Tenant’s Occupancy Percentage, and (y) be accompanied by a revised Exhibit B-1 hereto showing the then location and configuration of the Release Premises.

[4]	Insert last day of month in which 20th anniversary of Closing Date occurs.

Landlord’s Address for
Notices:	First States Investors [________], LLC
c/o First States Group, L.P.
1725 The Fairway
Jenkintown, PA 19046
Attention: Nicholas S. Schorsch, President and CEO
Fax Number: (215) 887-2585

with a copy to:	First States Group, L.P.
1725 The Fairway
Jenkintown, PA 19046
Attention: Edward J. Matey Jr., General Counsel
Fax: (215) 887-9856

Tenant’s Address for
Notices:	Wachovia Bank, N.A.
Corporate Real Estate
[__________________________]5/
[__________________________]
Attention: __________________
Fax: _______________________

with a copy to:	Wachovia Bank, N.A.
Corporate Real Estate
225 Water Street, Suite 850
Jacksonville, FL 32202
Attention: Neil C. King, SVP
Fax: (904) 489-3544

and to:	Wachovia Bank, N.A.
Corporate Real Estate
401 S. Tryon Street, 18th Floor
Charlotte, NC 28202
Attention: Sarah Muenow, AVP
Fax: (704) 374-6832

and to:	Wachovia Bank, N.A.
Corporate Legal Division
301 S. College Street, 30th Floor, NC0630
Charlotte, NC 28288-0630
Attention: Rebecca Reithauer (PID #___)[6]
Fax:____________________

[5]	This shall be the name and address of the regional CRE office responsible for management of the particular property.

[6]	Insert PID for the Property.

and to:	Bryan Cave, LLP
1290 Avenue of the Americas
New York, New York 10019
Attention: _____________
Fax: __________________

Interest Holder’s Address
for Notices:	[__________________________]
[__________________________]
[__________________________]
[__________________________]
with a copy to:	[__________________________]
[__________________________]
[__________________________]
[__________________________]

(b)         As used in this Lease, the following terms shall have the respective meanings indicated below, and such meanings are incorporated in each such provision where used as if fully set forth therein:

“AAA” shall mean the American Arbitration Association.

“Above Standard Services” shall have the meaning assigned to such term in Section 3.1(c).

“Above Standard Services Rent” shall mean any and all charges required to be paid by Tenant for Above Standard Services as expressed in Section 3.1(c).

“Actual Delivery Date” shall have the meaning assigned to such term in Section 10.3.

“Additional Rent” means Tenant’s Operating Expense Share, Tenant’s Tax Share, Above Standard Services Rent and all other sums (other than Annual Basic Rent) that Tenant is obligated to pay to or reimburse Landlord for by the terms of this Lease.

“Affiliate” of any party, shall mean any other person controlling, controlled by, or under common control with such party; the term “control”, as used herein, shall mean both (i) the possession, direct or indirect, of the power to direct or cause the direction, of the management and policies of such controlled party or other person, and (ii) the ownership, directly or indirectly, of more than fifty percent (50%) of the equity (i.e., the voting stock, general or other partnership interests, membership interests and/or other equity or beneficial interests) of such party or other person.

“Alterations” shall have the meaning assigned to such term in Section 5.2.

“Annual Basic Rent” shall mean the annual basic rent payable by Tenant under this Lease for the Leased Premises, which Annual Basic Rent shall, from time to time, be equal to the sum of (I) the product of (i) the Annual Basic Rent Factor, multiplied by (ii) the Net Rentable Area of the Base Leased Premises, plus (II) if any Short-Term Additional Space is then part of the Leased Premises, then, as to each thereof, the product of (i) the STAS Basic Rental Factor for such Short-Term Additional Space, multiplied by (ii) the Net Rentable Area of such Short-Term Additional Space. The Annual Basic Rent due under this Lease shall be re-calculated each time there is a change in (x) the Net Rentable Area of the Leased Premises (due to additions to, or deletions from, the Leased Premises), (y) the Annual Basic Rent Factor (including a change in the Initial ABR Factor pursuant to the proviso in the definition thereof), or (z) the STAS Basic Rental Factor for any Short-Term Additional Space; with any such re-calculation being effective as of the date of such change. Upon any such re-calculation, Landlord and Tenant shall execute and deliver a written instrument confirming the same, and incorporating the same into this Lease.

“Annual Basic Rent Factor” (i) for the Initial Term, shall mean a rate, per RSF, per annum, equal to the Initial ABR Factor, except, that (x) effective as of the first day of the sixth (6th) Lease Year, the Annual Basic Rent Factor shall be increased to be 101.5% of the Initial ABR Factor, (y) effective as of the first date of the eleventh (11th) Lease Year, the Annual Basic Rent Factor shall be increased to be 101.5% of the Annual Basic Rent Factor immediately prior to the eleventh (11th) Lease Year, and (z) effective as of the first date of the sixteenth (16th) Lease Year, the Annual Basic Rent Factor shall be increased to be 101.5% of the Annual Basic Rent Factor immediately prior to the sixteenth (16th) Lease Year, and (ii) for each Renewal Term, shall mean the rate, per square foot of Net Rentable Area, for such Renewal Term that is described and determined pursuant to Section 1.4(c)(1) hereof.

“Applicable Rate” shall mean an annual rate of interest equal to the lesser of (i) the greater of (a) the Prime Rate plus three percent (3%) and (b) thirteen (13%) percent, and (ii) the maximum contract interest rate per annum allowed by law.

“Appraiser” shall mean an independent licensed real estate broker, or independent licensed appraiser, having at least ten (10) years’ experience in brokering commercial leasing transactions, or appraising commercial income properties, as the case may be, in the Market Area involving properties similar to the Property, and who shall be associated with a nationally or regionally recognized real estate brokerage or appraisal firm, with local offices within, or in the vicinity of, the Market Area, which firm is not under contract with or otherwise so associated with either Landlord or Tenant as to reasonably impair its or their ability to render impartial judgments.

“Arbitration Notice” shall have the meaning assigned to such term in Section 12.2(a).

“Assignment” shall have the meaning assigned to such term in Section 8.1.1.

“ATM” shall mean automated teller machine.

“Audit Notice” shall have the meaning assigned to such term in Section 2.5.

“Availability Date” shall have the meaning assigned to such term in Section 10.2.

“Available Leasable Areas” shall have the meaning assigned to such term in Section 10.1.

“Bank Divestiture Transaction” shall have the meaning assigned to such term in Section 8.5.1.

“Base Building” shall mean, collectively, (i) the Building’s foundations and footings, and its structural slabs, beams, columns, girders, members and supports, (ii) the Building’s roof(s) and roof terraces, exterior walls (including facade), exterior windows and exterior entrances (including entrance doors), and (iii) Building Systems.

“Base Leased Premises” shall mean, collectively, (i) the Original Leased Premises (for so long thereafter as the same shall remain demised hereunder), (ii) any Coterminous Former Release Space (if, as and when the same are added to the Leased Premises pursuant to Section 1.7(e), and for so long thereafter as the same shall remain demised hereunder), and (iii) any Coterminous Expansion Space (if, as and when the same are added to the Leased Premises pursuant to Section 10.4, and for so long thereafter as the same shall remain demised hereunder).

“BOMA” shall mean the Building Owners and Managers Association.

“Budget” shall have the meaning assigned to such term in Section 2.4(a).

“Budget Year” shall have the meaning assigned to such term in Section 2.4(a).

“Building” shall mean the building (or building complex) located upon the Land and identified on Exhibit A-1.

“Building Identification Signage” shall have the meaning assigned to such term in Section 3.4(a).

“Building Operating Hours” shall be the hours, designated as such, on Exhibit C hereto.

“Building Rules” shall have the meaning assigned to such term in Section 4.5.

“Building Signage” shall have the meaning assigned to such term in Section 3.4(a).

“Building Standard Services” shall have the meaning assigned to such term in Section 3.1(a).

“Building Standards” shall mean materials of the type, quality and quantity generally used throughout the Building and in Comparable Buildings.

“Building System HVAC Service” shall have the meaning assigned to such term in Section 3.1(a).

“Building Systems” shall mean the utility and service systems (including electrical, gas, plumbing, condenser water, elevator, HVAC, communication, life safety and other mechanical systems) of the Building, but only up to, and not beyond, the point of distribution to any Leasable Areas and/or the point of connection to the separate facilities of a particular tenant or other occupant.

“Building’s CW System” shall have the meaning assigned to such term in Section 3.1(b).

“Building’s Loading & Delivery Facilities” shall have the meaning assigned to such term in Section 3.1(a).

“Bureau of Labor Statistics” shall mean the U.S. Department of Labor, Bureau of Labor Statistics.

“Business Days” shall mean all days except Saturdays, Sundays and Holidays.

“Casualty” shall have the meaning assigned to such term in Section 6.3(a).

“Change in Control Transaction” shall have the meaning assigned to such term in Section 8.1.1.

“Closing” shall mean the closing and transfer of title to the Property to Landlord pursuant to the Purchase Agreement.

“Commencement Date” shall have the meaning assigned to such term in Section 1.1(a).

“Common Areas” shall mean (i) the Building’s lobbies and corridors (located outside of Leasable Areas), including the Building’s elevators, escalators, stairways and other Building Systems providing ingress and egress thereto and therefrom, (ii) the Building’s loading and freight delivery areas (located outside of Leasable Areas), including any freight elevators located therein, (iii) the Building’s lavatories (located outside of Leasable Areas), (iv) the Building’s electrical, telephone and other utility or service rooms, closets and shafts (located outside of Leasable Areas), (v) the Parking Areas, (vi) the sidewalks, curb areas, plazas, walkways, driveways and other passageways upon the Land, together with any other landscaped areas of the Land (other than any Drive-Through Banking Facilities which, as herein-above provided, comprise part of the Leased Premises), and (vii) any other areas of the Property available, from time to time, for the common use of tenants and other occupants of the Property (and their customers, guests and invitees).

“Communications Equipment” shall have the meaning assigned to such term in Section 3.5(a).

“Comparable Buildings” shall mean buildings within the Market Area that have a use, quality, age, configuration and construction that is comparable to that of the Building.

“Contemplated OE Includable Capital Item” shall have the meaning assigned to such term in Section 2.4(a).

“Contemplated Sublease Area” shall have the meaning assigned to such term in Section 8.2.1.

“Contract of Sale”  shall have the meaning assigned to such term in Section 9.1.1.

“Coterminous Expansion Space” shall have the meaning assigned to such term in Section 10.3.

“Coterminous Former Release Space” shall have the meaning assigned to such term in Section 1.7(e).

“Damaged Property” shall have the meaning assigned to such term in Section 6.3(a).

“Damages Period” shall have the meaning assigned to such term in Section 7.1(b).

“Demising Work” shall have the meaning assigned to such term in Section 5.7(a).

“Demising Work Costs” shall have the meaning assigned to such term in Section 5.7(a).

“Drive-Through Banking Facility” shall mean the portion of the Leased Premises, if any, identified as a Drive-Through Banking Facility on Exhibit B hereto.

“Early Termination Date” shall have the meaning assigned to such term in Section 11.1.

“Electric Utility Company” shall have the meaning assigned to such term in Section 3.1(a).

“Eligible Sublease” shall have the meaning assigned to such term in Section 8.7.1.

“Environmental Information” shall have the meaning assigned to such term in Section 4.7(a).

“Environmental Matters” shall have the meaning assigned to such term in Section 4.7(a).

“Exempt LL Transfer”  shall have the meaning assigned to such term in Section 9.1.1.

“Expansion Rights” shall have the meaning assigned to such term in Section 10.3.

“Expansion Space” shall have the meaning assigned to such term in Section 10.3.

“Expansion Space Acceptance” shall have the meaning assigned to such term in Section 10.3.

“Expiration Date” shall have the meaning assigned to such term in Section 1.1(a).

“Event of Default” shall have the meaning assigned to such term in Section 7.1(a).

"Existing Mortgage" shall have the meaning assigned to such term in Section 15.1.

"Existing Overlease" shall have the meaning assigned to such term in Section 15.2.

“Fair Market Rental Value Per RSF”, for any Leasable Area at any time, shall mean the fixed rent, per RSF, per annum, that (at the time in question) would be offered and accepted under an arm’s-length net lease (i.e., a lease under which the tenant separately pays its proportionate share of all operating expenses, real estate taxes, utilities and other pass-throughs, without any “base year” or “stop”) between an informed and willing tenant (that is not then a tenant of any Leasable Area) and an informed and willing landlord, neither of whom is under any compulsion to enter into such transaction, demising such Leasable Area (determined with reference to market for space in Comparable Buildings that is comparable in size, location and quality to such Leasable Area), assuming (i) such arm’s length net lease will demise the Leasable Area in its then “AS IS” condition (except that if such Leasable Area is already a part of the Leased Premises, then assuming a condition and state of repair consistent with the requirements of this Lease), and (ii) such arm’s length net lease will be for a term equal to the then typical initial term of such a lease in the aforementioned market, and further assuming the following factors (and, based thereon, making any appropriate adjustments to the fixed rent which would otherwise be offered and accepted for such an arm’s length net lease pursuant to the foregoing provisions of this definition): (I) that the tenant will not receive, and the landlord will not provide or pay, (w) any workletter, (x) any improvement, relocation, moving or other allowance or contribution, (y) any rent abatement or other reduced or free rent period, or (z) any other allowance or concession, in connection with the tenant’s leasing of the Leasable Area (except that if such Leasable Area is Short-Term Expansion Space, then assuming that the tenant is entitled to a free rent period equal in length to the free rent period that Tenant is entitled to, pursuant to Section 10.4(g), with respect to such Short-Term Expansion Space); (II) that the landlord will not pay any brokers’ fee or commission in connection with the tenant’s leasing of the Leasable Area; (III) that such arm’s length net lease provides for the landlord’s inclusion, and the tenant’s payment, of amortized capital expenditures in operating expenses to the same extent as provided in this Lease; and (IV) that the creditworthiness of the tenant is the same as that of Tenant.

“Final Budget” shall have the meaning assigned to such term in Section 2.4(d).

“Final Contract of Sale” shall have the meaning assigned to such term in Section 9.1.1.

“Final SLC Plans & Specifications” shall have the meaning assigned to such term in Section 5.7(b).

“Final SLC Space Plan” shall have the meaning assigned to such term in Section 5.7(b).

“Fiscal Period” shall have the meaning assigned to such term in Section 2.3(a).

“Force Majeure Events” means events beyond Landlord’s or Tenant’s (as the case may be) control, which shall include, without limitation, all labor disputes, governmental regulations or controls, war, fire or other casualty, inability to obtain any material or services, acts of God, or any other cause not within the reasonable control of Landlord or Tenant (as the case may be).

“FSG” shall mean (i) FIRST STATES GROUP, L.P., a Delaware limited partnership, or (ii) a person constituting an immediate or remote successor to FIRST STATES GROUP, L.P. by virtue of one or more mergers, consolidations and/or transfers of all, or substantially all, the assets of FIRST STATES GROUP, L.P. (or another person described in this clause (ii)).

“GAAP” shall mean generally accepted accounting principles, consistently applied.

“Governmental Authority” means the United States, the state, county, city and political subdivision in which the Property is located or that exercises jurisdiction over the Property, Landlord or Tenant, and any agency, department, commission, board, bureau or instrumentality of any of the foregoing that exercises jurisdiction over the Property, Landlord or Tenant.

“Gross Revenue” shall mean all gross rental income of Landlord generated from the operation of the Property, including basic rents, additional rents and other charges collected from Tenant and other tenants or occupants of the Property, but excluding (a) any such rents and other charges which represent payment or reimbursement for any utilities or services provided to tenants or other occupants of the Property which are not provided to Tenant under this Lease without a separate charge, (b) revenue received by Landlord for parking (whether from Tenant, other tenants or occupants of the Property or otherwise), or from vending areas, cafeterias, fitness centers, etc., and (c) any revenue received by Landlord from any further development or leasing of the Property. In no event shall the term “gross rental income”, as used in this definition, ever be deemed to include (i) security deposits, unless and until such deposits are applied as rental income, (ii) interest on bank accounts for the operation of the Property, (iii) proceeds from the sale or refinancing of the Property (or any portion thereof), (iv) insurance proceeds or dividends received from any insurance policies pertaining to physical loss or damage to the Property, (v) condemnation awards or payments received in lieu of condemnation of the Property and (vi) any trade discounts and rebates received in connection with the purchase of personal property or services in connection with the operation of the Property.

“Hazardous Materials” means any flammable materials, explosive materials, radioactive materials, asbestos-containing materials, the group of organic compounds known as polychlorinated biphenyls and any other hazardous, toxic or dangerous waste, substance or materials defined as such in (or for purposes of) the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 to 9675,  the federal Hazardous Materials Transportation Act, 42 U.S.C. §§ 5101 to 5127, the federal Solid Waste Disposal Act as amended by the Resources Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 to 6992k, the federal Toxic Substance Control Act, 15 U.S.C. §§ 2601 to 2692 or any other Legal Requirement from time to time in effect regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

“Holidays” shall mean New Year’s Day, Martin Luther King Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Thanksgiving Day, Christmas Day and any and all other dates observed as bank holidays by national banks.  If, in the case of any holiday described above, a different day shall be observed than the respective day described above, then that day that constitutes the day observed by national banks in the State on account of such holiday shall constitute the Holiday under this Lease.

“HVAC” shall mean heating, ventilating and air conditioning.

“Initial ABR Factor” shall mean [$______]7/ per RSF, per annum; provided, however, that if the provisions of [Section 8 of the Master Agreement]8/ are applicable, then, effective as of the first (1st) day of the third Lease Year, the Initial ABR Factor shall be re-calculated in accordance therewith. Upon any such re-calculation, Landlord and Tenant shall execute and deliver a written instrument confirming the same, and incorporating the same into this Lease.

“Initial Term” shall have the meaning assigned to such term in Section 1.1(a).

“Interest Holder” shall mean each of (i) any Overlessor with which Tenant has entered into an Overlease SNDA, and (ii) any Mortgagee with which Tenant has entered into a Mortgage SNDA.

“Integrated Properties” shall mean all the Portfolio Properties, in which, at the time in question, space is demised under a lease which, at the time in question, is defined as an "Integrated Lease" pursuant to the provisions of the Master Agreement.

“Integration Period” shall mean all periods within the Term during which this Lease is defined as an "Integrated Lease" pursuant to the provisions of the Master Agreement.

“JAMS” shall mean Judicial Arbitration & Mediation Services, Inc.

“KWHs” shall have the meaning assigned to such term in Section 3.1(a).

“Land” shall mean the parcel(s) of land identified on Exhibit A hereto9/ ..

“Landlord” shall mean only the owner of Landlord’s Estate, at the time in question; it being agreed that: (I) during the Integration Period, the foregoing provisions of this definition shall not be construed to relieve Landlord Named Herein, or any subsequent Landlord, from the obligations of Landlord under this Lease accruing during the period that it is Landlord hereunder or thereafter; (II) upon any transfer of Landlord’s Estate that complies with the provisions of Article IX hereof, but results in the end of the Integration Period (and upon each subsequent transfer of Landlord’s Estate that complies with the provisions of Article IX hereof), the transferor shall thereby be relieved and freed of all obligations of Landlord under this Lease accruing after such transfer; and (III) upon any transfer of Landlord’s Estate, the transferee shall thereby be deemed to have assumed all obligations of Landlord under this Lease accruing after such transfer (and, during the Integration Period, such transferee shall also be deemed to have assumed all the obligations of Landlord under the Master Agreement).

[7]	This initial dollar figure will be determined pursuant to the Purchase Agreement and inserted in the document at Closing

[8]	This Article of the Master Agreement needs to provide for re-calculation of Initial ABR Factor after Preliminary Period based on addition of Release Premises across the portfolio.

[9]	Needs to include legal description of land owned in fee as well as that ground/nnn leased.

“Landlord Appointed Property Manager” shall have the meaning assigned to such term in Section 3.6(a).

“Landlord Budget Objection” shall have the meaning assigned to such term in Section 2.4(f).

“Landlord Default Notice” shall have the meaning assigned to such term in Section 7.10.

“Landlord Electrical Invoice” shall have the meaning assigned to such term in Section 3.1(a).

“Landlord Event of Default” shall have the meaning assigned to such term in Section 13.1(a).

“Landlord Expansion Response” shall have the meaning assigned to such term in Section 10.2.

“Landlord Initiated Contest” shall have the meaning assigned to such term in Section 2.3(c).

“Landlord Management Period” shall have the meaning assigned to such term in Section 3.6(a).

“Landlord Named Herein” shall mean [FIRST STATES INVESTORS [_______], LLC].

“Landlord Party” shall mean any principal (which shall include any shareholder, partner, member or other owner, direct or indirect, disclosed or undisclosed) of Landlord, or any director, officer, employee, agent or contractor of Landlord (or of any principal of Landlord).

“Landlord Repairs” shall have the meaning assigned to such term in Section 5.5(a).

“Landlord’s Average Cost Per KWH” shall have the meaning assigned to such term in Section 3.1(a).

“Landlord’s Estate” shall mean the estate and interest of Landlord in the Property, including fee title to the Property and/or the lessee’s interest in an Overlease affecting the Property.

“Landlord’s Liens” shall have the meaning assigned to such term in Section 7.3(a).

“Landlord’s Offer Notice”  shall have the meaning assigned to such term in Section 9.2.1.

“Landlord’s Preliminary Notice” shall have the meaning assigned to such term in Section 9.3.1.

“Landlord’s RCT Period” shall have the meaning assigned to such term in Section 8.3.2.

“Landlord’s RCT Termination Notice” shall have the meaning assigned to such term in Section 8.3.2.

“Landlord’s RCT Termination Option” shall have the meaning assigned to such term in Section 8.3.2.

“Landlord’s Recapture Notice” shall have the meaning assigned to such term in Section 8.2.2.

“Landlord’s Recapture Option” shall have the meaning assigned to such term in Section 8.2.2.

“Landlord’s Recapture Period” shall have the meaning assigned to such term in Section 8.2.2.

“Landlord’s Restoration Work” shall have the meaning assigned to such term in Section 6.3(a).

“Landlord’s RFR Notice” shall have the meaning assigned to such term in Section 9.3.2.

“Landlord’s Transfer Notice” shall have the meaning assigned to such term in Section 9.2.4.

“Leased Premises” shall have the meaning assigned to such term in Section 1.1(a). For purposes of this Lease, the Leased Premises, at any time, shall be deemed to consist only of the space within the inside surfaces of all the demising walls, exterior windows and entrances, and structural ceilings and floors, bounding the areas comprising the Leased Premises, at such time.

“Leasable Area Submeters” shall have the meaning assigned to such term in Section 3.1(a).

“Leasable Areas” shall, at any time, mean all areas of the Building that are then leased (or occupied), available for lease (or occupancy), or otherwise susceptible of being leased (or occupied), by tenants (or other occupants); whether or not the same are then being marketed or are then capable of being legally or physically occupied.

“Lease Year” means (i) the period commencing on the Commencement Date and ending on the last day of the calendar month in which the first (1st) anniversary of the Commencement Date occurs (sometimes herein referred to as the first Lease Year), and (ii) each period of twelve (12) consecutive calendar months thereafter occurring within the Term (i.e., the second Lease Year commences upon the expiration of first Lease Year and ends one (1) year later, and all subsequent Lease Years commence upon the expiration of the prior Lease Year), except, that the last Lease Year during the Term ends on the last day of the Term.

“Leasehold Improvements” shall mean all improvements, betterments and/or equipment installed within, and affixed or attached to, the Leased Premises, so as to become a part thereof, by, or on behalf of, Tenant (or any Tenant Party) (including (x) such improvements, betterments and/or equipment constructed or installed by Tenant prior to the date hereof, or such improvements, betterments and/or equipment constructed or installed by Tenant pursuant to Section 5.2 hereof). Without limiting the foregoing, the term Leasehold Improvements shall be deemed to include (i) permanent interior walls, permanent floor coverings (e.g., wall-to-wall carpeting, but not area rugs or other un-affixed carpeting), permanent wall coverings (e.g., wall paper, wood paneling) and drop ceilings, (ii) basic light fixtures (but not chandeliers or other lighting fixtures above the quality of Building Standard), (iii) doors, door hardware, (iv) window blinds, (v) to the extent that any portion of the Leased Premises is, immediately prior to the end of the Term, being used as a retail banking branch, the vaults, vault doors, teller counters and under-counter steel located in such portion of the Leased Premises, and, with respect to the Drive-Through Banking Facilities (if any), the pneumatic tubing and kiosks thereat, and (vi) Tenant’s line, riser and other connections to the Building Systems. Notwithstanding the foregoing provisions of this definition, in no event shall the term “Leasehold Improvements” be deemed to include any property included within the definitions of “Base Building” or “Tenant Property” hereunder.

“Legal Requirements” means any law, statute, ordinance, order, rule, regulation or requirement of a Governmental Authority.

“LL Rent Schedule”  shall have the meaning assigned to such term in Section 9.2.1.

“LL Transfer” shall have the meaning assigned to such term in Section 9.1.1.

“LL Transfer Permitted Encumbrances”  shall have the meaning assigned to such term in Section 9.2.1.

“LRW Estimate” shall have the meaning assigned to such term in Section 6.3(a).

“Management Designation Notice” shall have the meaning assigned to such term in Section 3.6(c).

“Market Area” shall mean the metropolitan area within which the Property is located, which area may be more particularly identified on Exhibit C hereto.

“Master Agreement” shall mean that certain Master Agreement Regarding Leases by and between Landlord Named Herein and Wachovia, dated as of the date hereof.

“Measurement Standard” shall mean the Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-1989, as promulgated by BOMA.

“Monthly Estimated OE Payments” shall have the meaning assigned to such term in Section 2.2(b).

“Mortgage” shall mean any mortgage or deed of trust which may now or hereafter affect the Property (and/or an Overlease).

“Mortgagee” shall mean any holder of any Mortgage.

“Mortgage SNDA” shall mean a subordination, non-disturbance and attornment agreement between a Mortgagee and Tenant in the form annexed as Exhibit D-1 hereto, and in proper form for recording, together with such changes thereto that are both proposed by a Mortgagee and approved by Tenant; it being agreed that Tenant shall not unreasonably withhold its approval of any such proposed change so long as (i) such proposed change is customary (at the time in question), and (ii) such proposed change does not (to more than a de minimis extent) decrease Tenant's rights, or increase Tenant's obligations, from those contained in the form of Mortgage SNDA annexed as Exhibit D-1 hereto.

“Net Rentable Area”, of any Leasable Area, shall mean the number of RSF comprising the same determined in conformity with the Measurement Standard. References herein to the Net Rentable Area “of the Building” shall be deemed to mean the aggregate Net Rentable Area of all the Leasable Areas of the Building, as so determined. The final, and conclusively binding, determinations of the Net Rentable Areas of the Leased Premises (as the same exist on the Commencement Date), the Release Premises (as the same exist on the Commencement Date) and the Building (as the same exists on the Commencement Date) are as specified in Exhibit C hereto.

“Net Sublease Consideration” shall have the meaning assigned to such term in Section 8.4.2.

“Non-Consent Alterations” shall have the meaning assigned to such term in Section 5.2(c).

“Non-Dedicated Parking Areas” shall mean all portions of the Parking Areas other than Tenant Dedicated Parking Areas.

“Notice Parties” shall mean (i) in case of Landlord, the parties identified, with addresses, in Section 1.1(a) under the heading “Landlord’s Address for Notices” (as the same may be modified consistent with the provisions of Section 14.1 hereof), and (ii) in the case of Tenant, the parties identified, with addresses, in Section 1.1(a) under the heading “Tenant’s Address for Notices” (as the same may be modified consistent with the provisions of Section 14.1 hereof).

“NPV Profit Amount” shall have the meaning assigned to such term in Section 8.2.3.

“OE Overpayment” shall have the meaning assigned to such term in Section 2.2(f).

“OE Includable Capital Item” shall have the meaning assigned to such term in Section 2.2(c)(3).

“OE Underpayment” shall have the meaning assigned to such term in Section 2.2(f).

“Operating Expenses” shall have the meaning assigned to such term in Section 2.2(b).

“Operating Expense Statement” shall have the meaning assigned to such term in Section 2.2(f).

“Original Leased Premises” shall have the meaning assigned to such term in Section 1.1(a).

“OT Building System HVAC Service” shall have the meaning assigned to such term in Section 3.1(c).

“Other Building Signage” shall have the meaning assigned to such term in Section 3.4(a).

“Other Demising Work” shall have the meaning assigned to such term in Section 5.7(a).

“Other Demising Work Costs” shall have the meaning assigned to such term in Section 5.7(a).

“Other Leasable Area Submeters” shall have the meaning assigned to such term in Section 3.1(a).

“Other Permitted Leases” shall have the meaning assigned to such term in Section 9.2.1.

“Other Qualified Rooftop Equipment” shall have the meaning assigned to such term in Section 3.5(d).

“Outside Completion Date” shall have the meaning assigned to such term in Section 6.3(d).

“Outside Expiration Date” shall mean [______________, 2054]10.

“Overlease” shall mean any ground lease, or other overlease, of the Property or any part thereof, now or hereafter existing.

“Overlessor” shall mean any lessor under an Overlease.

“Overlease SNDA” shall mean a subordination, non-disturbance and attornment agreement between an Overlessor and Tenant in the form annexed as Exhibit D-2 hereto, and in proper form for recording, together with such changes thereto that are both proposed by an Overlessor and approved by Tenant; it being agreed that Tenant shall not unreasonably withhold its approval of any such proposed change so long as (i) such proposed change is customary (at the time in question), and (ii) such proposed change does not (to more than a de minimis extent) decrease Tenant's rights, or increase Tenant's obligations, from those contained in the form of Overlease SNDA annexed as Exhibit D-2 hereto.

“Parking Areas” shall mean the parking areas and facilities for the Property as indicated on Exhibit A-1 hereto, together with (i) any walkways, driveways and other passageways upon the Land providing ingress and egress between such areas and facilities and the Building and/or between such areas and facilities and the Building, and (ii) any additional improvements now or hereafter located on the Land related to the foregoing areas and facilities.

“Personnel Costs” shall have the meaning assigned to such term in Section 2.2(c).

“Portfolio Properties” shall mean all properties acquired by Landlord pursuant to the Purchase Agreement.

[10]	Insert last day of month in which 50th anniversary of the Closing Date occurs.

“Preliminary Period” shall mean the first two Lease Years (i.e., the period commencing on the Commencement Date and expiring on the last date of the second (2nd) Lease Year).

“Premises Submeter” shall have the meaning assigned to such term in Section 3.1(a).

“Primary Demising Work” shall have the meaning assigned to such term in Section 5.7(a).

“Primary Demising Work Costs” shall have the meaning assigned to such term in Section 5.7(a).

“Prime Rate” shall mean the “prime rate” announced by Wachovia Bank, National Association, or its successor, from time to time (or if the “prime rate” is discontinued, the rate announced as that being charged to said bank’s most credit-worthy commercial borrowers).

“Prohibited Uses” shall have the meaning assigned to such term in Section 4.8(b).

“Property” means, collectively, (i) the Land, and (ii) all improvements now or hereafter located on the Land, including (x) the Building (inclusive of all improvements, betterments and/or equipment that, from time to time, are affixed or attached thereto, or otherwise constitute a part thereof), (y) the Common Areas (within or outside of the Building), including all sidewalks, curbs, plazas, paved walkways, driveways and other passageways upon the Land (as well as any other landscaping upon the Land), and (z) any Drive-Through Banking Facilities which comprise part of the Leased Premises, and (iii) any personal property belonging to Landlord which is located within or upon the Land and/or Building, and used in connection with the operation thereof.

“Property Manager” shall have the meaning assigned to such term in Section 3.6(a).

“Purchase Agreement” shall mean that certain Agreement of Sale and Purchase by and between Wachovia, as seller, and Landlord Named Herein, as purchaser, dated _______________, 2004.

“Qualified Damage” shall have the meaning assigned to such term in Section 6.3(b).

“RCT Termination Date” shall have the meaning assigned to such term in Section 8.3.3.

“RE Tax Contest” shall have the meaning assigned to such term in Section 2.3(c).

“Real Estate Taxes” shall have the meaning assigned to such term in Section 2.3(b).

“Recapture Effective Date” shall have the meaning assigned to such term in Section 8.2.3.

“Release Premises” shall have the meaning assigned to such term in Section 1.1(a).

“Release Premises Election Date” shall mean the last day of the sixth (6th) full calendar month of the second (2nd) Lease Year.

“Release Space Expiration Date” shall have the meaning assigned to such term in Section 1.7(d).

“Relevant Books and Records” shall have the meaning assigned to such term in Section 2.5(a).

“Remedial Work”, as to any portion of the Property (including the Leasable Areas or the Common Areas), means the removal, relocation, elimination, remediation or encapsulation of Hazardous Materials from such portion(s) of the Property and, to the extent thereby required, the reconstruction and rehabilitation of such portion(s) of the Property pursuant to, and in compliance with, the provisions of this Lease.

“Renewal Appraisal Notice” shall have the meaning assigned to such terms in Section 1.4(e).

“Renewal Option” and “Renewal Options” shall have the meanings assigned to such terms in Section 1.4(a).

“Renewal Option Notice Date” shall mean, with respect to any Renewal Option, the date on which Tenant sends Tenant’s Renewal Notice to Landlord as provided in Section 1.4.

“Renewal Term” and “Renewal Terms” shall have the meanings assigned to such terms in Section 1.4(a).

“Rent” means Annual Basic Rent and Additional Rent.

“Requesting Party” shall have the meaning assigned to such term in Section 12.1(a)(i).

“Required Above Standard Services” shall have the meaning assigned to such term in Section 3.1(c).

“Responding Party” shall have the meaning assigned to such term in Section 12.1(a)(i).

“Retail Conversion Transaction” shall have the meaning assigned to such term in Section 8.1.1.

“RFR Contract” shall have the meaning assigned to such term in Section 9.3.4.

“RFR Exercise Period” shall have the meaning assigned to such term in Section 9.3.3.

“RFR Period”  shall have the meaning assigned to such term in Section 9.1.1.

“ROFO Closing” shall have the meaning assigned to such term in Section 9.2.3.

“ROFO Exercise Period” shall have the meaning assigned to such term in Section 9.2.2.

“ROFO Period” shall have the meaning assigned to such term in Section 9.1.1.

“ROFO Transfer Period” shall have the meaning assigned to such term in Section 9.2.4.

“RSF” shall mean rentable square feet.

“Scheduled Delivery Date” shall have the meaning assigned to such term in Section 10.3.

“SEC” means the Securities and Exchange Commission.

“Section 8.5 Transaction” shall have the meaning assigned to such term in Section 8.5.1.

“Security Areas” shall have the meaning assigned to such term in Section 4.2.

“Self-Insurance Net Worth Test” shall mean, as of any date, that (i) Tenant has a net worth of at least $1,000,000,000, and (ii) Tenant’s long-term senior unsecured debt obligations are rated at least BB+ (or its equivalent) by Fitch Investors Service and Baa3 (or its equivalent) by Moody’s as of that date; provided that if Tenant is rated by only one of Fitch Investors Service or Moody’s, such obligations shall have such rating from Fitch Investors Service or Moody’s, as the case may be, and a comparable rating from one of S&P or another nationally-recognized rating agency.

“Separate Charge Parking Areas” shall mean the portions of the Parking Areas that are designated as “Separate Charge Parking Areas” on Exhibit A-1 hereto.

“Separately Leasable Condition”, when used with respect to any space in the Building, shall mean that such space (subject to the construction within such space of leasehold improvements of the type and nature normally found within legally occupied Leasable Areas) is legally capable of being separately leased to a tenant for general office purposes (or, in the case of ground floor space, general office, retail or banking purposes), including (i) being separately demised from any other Leasable Area (i.e., bounded by demising walls), (ii) having an independent means of ingress and egress (i.e., independent of any other Leasable Area) to, and from, the outside of the Building or to and from the Common Areas that serve such space, and (iii) being otherwise served by such Common Areas, whether general or limited, that, assuming the construction within such space of leasehold improvements of the type and nature normally found within legally occupied Leasable Areas, shall be legally sufficient to permit such space to separately leased as herein-above provided in this definition. The term “leasehold improvements”, as used herein, shall mean improvements and betterments to, and within the confines of, a demised Leasable Area, over and above the components of the Base Building therein.

“Service Failure” shall have the meaning assigned to such term in Section 3.1(f).

“Short-Term Additional Space” shall mean each of (i) the Short-Term Former Release Space (if, as and when the same are added to the Leased Premises pursuant to Section 1.7(f), and for so long thereafter as the same shall remain demised hereunder), or (ii) any Short-Term Expansion Space (if, as and when the same are added to the Leased Premises pursuant to Section 10.3, and for so long thereafter as the same shall remain demised hereunder).

“Short-Term Former Release Space” shall have the meaning assigned to such term in Section 1.7(f).

“Short-Term Expansion Space” shall have the meaning assigned to such term in Section 10.3.

“SLC Plans & Specifications” shall have the meaning assigned to such term in Section 5.7(b).

“SLC Space Plan” shall have the meaning assigned to such term in Section 5.7(b).

“SNDA” shall mean any of a Mortgage SNDA, an Overlease SNDA and a Sublease SNDA.

“STAS Basic Rental Factor”, for any Short-Term Additional Space, shall, at any time, mean the rate, per square foot of Net Rentable Area, then applicable to such Short-Term Additional Space, as set forth (i) in the case of Short-Term Former Release Space, (x) in Section 1.7(f)(2), for all periods prior to the end of the Initial Term, and (y) in Section 1.4(c)(2), for any Renewal Terms, and (ii) in the case of any Short-Term Expansion Space, (xx) in Section 10.4(e)(2), for all periods prior to the end of the Initial Term (as well any Renewal Term during which such Short-Term Expansion Space is first added to the Leased Premises), and (yy) in Section 1.4(c)(2), for any Renewal Terms (other than the Renewal Term during which such Short-Term Expansion Space is first added to the Leased Premises).

“State” shall mean the State in which the Property is located.

“Sublease” shall mean any sublease demising the whole or any portion(s) of the Leased Premises.

“Subtenant” shall mean the subtenant under a Sublease.

“Sublease SNDA” shall mean a subordination, non-disturbance and attornment agreement between Landlord and a Subtenant in the form annexed as Exhibit D-3 hereto, and in proper form for recording, together with such changes thereto that are both proposed by a Subtenant and approved by Landlord; it being agreed that Landlord shall not unreasonably withhold its approval of any such proposed change so long as (i) such proposed change is customary (at the time in question), and (ii) such proposed change does not (to more than a de minimis extent) decrease Landlord's rights, or increase Landlord's obligations, from those contained in the form of Sublease SNDA annexed as Exhibit D-3 hereto.

“Surrender Release Space” shall have the meaning assigned to such term in Section 1.7(d).

“Tax Statement” shall have the meaning assigned to such term in Section 2.3(a).

“Tenant” shall mean only the owner of Tenant’s estate and interest under this Lease, at the time in question; but the foregoing provisions of this definition shall not be construed to relieve Tenant Named Herein, or any subsequent Tenant, from the obligations of Tenant accruing during the period that it is Tenant hereunder or thereafter.

“Tenant Budget Objection” shall have the meaning assigned to such term in Section 2.4(b).

“Tenant Business Group” shall have the meaning assigned to such term in Section 8.5.1.

“Tenant Controlled Contest” shall have the meaning assigned to such term in Section 2.3(c).

“Tenant Created Lien” shall have the meaning assigned to such term in Section 5.4(b).

“Tenant-Dedicated Parking Areas” shall mean the portions of the Parking Areas that are designated as “Tenant Dedicated Parking Areas” on Exhibit A-1 hereto.

“Tenant Expansion Notice” shall have the meaning assigned to such term in Section 10.1.

“Tenant Lien Cure Period” shall have the meaning assigned to such term in Section 5.4(b).

“Tenant Management Agreement” shall have the meaning assigned to such term in Section 3.6(c).

“Tenant Managed Property” shall have the meaning assigned to such term in Section 3.6(c).

“Tenant Management Period” shall have the meaning assigned to such term in Section 3.6(c).

“Tenant Management Services” shall have the meaning assigned to such term in Section 3.6(c).

“Tenant Named Herein” shall mean WACHOVIA BANK, NATIONAL ASSOCIATION.

“Tenant Party” shall mean (i) any principal (which shall include any shareholder, partner, member or other owner, direct or indirect, disclosed or undisclosed) of Tenant, or any director, officer, employee, agent or contractor of Tenant (or of any principal of Tenant), or (ii) any Subtenant or other person claiming by, through or under Tenant (directly or indirectly), or any principal, director, officer, employee, agent or contractor of such Subtenant or such other person.

“Tenant Prominence Period” shall have the meaning assigned to such term in Section 3.4(b).

“Tenant Property” shall mean all movable personal property or trade fixtures (including any cabling or wiring installed within ceilings, ducts or chases of the Building but not permanently embedded within the walls of the Building) installed or maintained by, or at the instance of, Tenant (or any Tenant Party) within the Leased Premises (or, as expressly permitted hereunder, any areas outside of the Leased Premises).Without limiting the foregoing, the term Tenant Property shall be deemed to include the following: (i) any furniture, furnishings and equipment; (ii) moveable partitions and systems furniture; (iii) business, telecommunications and audio-visual equipment; (iv) computers, computer equipment, software and peripherals; (v) security systems and equipment; (vi) paintings and/or other works of art or decoration; (vii) all of Tenant’s signage (whether exterior or interior), including Building Identification Signage and Tenant’s Exterior Signage (but excluding Tenant’s Monuments); (viii) ATMs connected to or located within the Building, or situated as freestanding structures on the Property, and any ATM related equipment; (ix) safes; (x) safe deposit boxes (including the nests or frames thereof); (xi) any equipment within the Leased Premises relating to Tenant’s separate service systems (including, if within the Leased Premises, Tenant’s Supplemental HVAC Equipment); (xii) Tenant’s Exterior Equipment (including Tenant’s Rooftop Equipment and, if outside the Leased Premises, Tenant’s Supplemental HVAC Equipment); and (xiii) specialty fixtures, such as chandeliers or other lighting fixtures above the quality of Building Standard.

“Tenant Required Contest” shall have the meaning assigned to such term in Section 2.3(c).

“Tenant Sub-Manager” shall have the meaning assigned to such term in Section 3.6(c).

“Tenant’s Allotted CW Capacity” shall have the meaning assigned to such term in Section 3.1(b).

“Tenant’s Building Signage” shall have the meaning assigned to such term in Section 3.4(a).

“Tenant’s Dedicated Electrical Capacity” shall have the meaning assigned to such term in Section 3.1(a).

“Tenant’s Exclusive Period” shall have the meaning assigned to such term in Section 10.3.

“Tenant’s Existing Exterior Equipment” shall have the meaning assigned to such term in Section 3.5(a).

“Tenant’s Exterior Equipment” shall have the meaning assigned to such term in Section 3.5(c).

“Tenant’s Occupancy Percentage” shall mean a fraction, expressed as a percentage, (i) the numerator of which is the Net Rentable Area of the Leased Premises (and, during the Preliminary Period to the extent provided in Section 1.7 hereof, the Net Rentable Area of the Release Premises) at the time the determination is made, and (ii) the denominator of which is Net Rentable Area of the Building. Tenant’s Occupancy Percentage shall be re-calculated each time there is a change in the Net Rentable Area of the Leased Premises (due to additions to, or deletions from, the Leased Premises) (or, as applicable pursuant to Section 1.7 hereof, the Release Premises, due to additions thereto, or deletions therefrom); with any such re-calculation (and Tenant’s obligations in respect of Additional Rent payable on the basis of Tenant’s Occupancy Percentage) being effective as of the date of such change. Upon any such re-calculation, Landlord and Tenant shall execute and deliver a written instrument confirming the same, and incorporating the same into this Lease.

“Tenant’s Offer Notice” shall have the meaning assigned to such term in Section 8.2.1.

“Tenant’s Operating Expense Share” shall have the meaning assigned to such term in Section 2.2(a).

“Tenant’s Renewal Notice” shall have the meaning assigned to such term in Section 1.4(b).

“Tenant Repairs” shall have the meaning assigned to such term in Section 5.6(a).

“Tenant’s RCT Notice” shall have the meaning assigned to such term in Section 8.3.1.

“Tenant’s RFR Exercise Notice” shall have the meaning assigned to such term in Section 9.3.3.

“Tenant’s RFR Option” shall have the meaning assigned to such term in Section 9.3.3.

“Tenant’s ROFO Option” shall have the meaning assigned to such term in Section 9.2.2.

“Tenant’s ROFO Exercise Notice” shall have the meaning assigned to such term in Section 9.2.2.

“Tenant’s Rooftop Equipment” shall have the meaning assigned to such term in Section 3.5(d).

“Tenant’s Supplemental HVAC Equipment” shall have the meaning assigned to such term in Section 3.1(b).

“Tenant’s Tax Share” shall have the meaning assigned to such term in Section 2.3(a).

“Tenant’s Title Insurer” shall have the meaning assigned to such term in Section 9.2.3.

“Tenant’s Transfer Period” shall have the meaning assigned to such term in Section 8.2.4.

“Tenant’s Transfer Notice” shall have the meaning assigned to such term in Section 8.2.4.

“Tenant’s Reimbursement Amount” shall have the meaning assigned to such term in Section 5.7(b).

“Term” shall have the meaning assigned to such term in Section 1.3.

“Termination Rights Exercise Notice” shall have the meaning assigned to such term in Section 11.1.

“Third Party Leasing Rights” shall have the meaning assigned to such term in Section 10.4.

“Threshold Alteration Amount” shall have the meaning assigned to such term in Section 5.2(c).

“Vacate Space” shall have the meaning assigned to such term in Section 11.1.

“Wachovia” shall mean (i) Tenant Named Herein, or (ii) a person constituting an immediate or remote successor to Tenant Named Herein by virtue of one or more mergers, consolidations and/or transfers of all, or substantially all, the assets of Tenant Named Herein (or another person described in this clause (ii)).

“Wachovia Party” shall mean Wachovia or any Affiliate of Wachovia.

“Wachovia’s Termination Right” shall have the meaning assigned to such term in Section 11.1.

As used in this Lease, (i) the phrase “and/or” when applied to one or more matters or things shall be construed to apply to any one or more or all thereof as the circumstances warrant at the time in question, (ii) the terms “herein” “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Lease as a whole, and not to any particular Article or Section, unless expressly so stated, (iii) the term “including”, whenever used herein, shall mean “including without limitation”, except in those instances where it is expressly provided otherwise, (iv) the term “person” shall mean a natural person, a partnership, a corporation, a limited liability company, and/or any other form of business or legal association or entity, (v) the term “alterations” shall mean any alterations, additions, removals and/or any other changes, and (vii) the term “contractor” shall include any construction manager, general contractor, subcontractor or other trade contractor.

1.2	Leased Premises

Subject to and upon the terms hereinafter set forth, Landlord does hereby lease and demise to Tenant, and Tenant does hereby lease and take from Landlord, the Leased Premises. Tenant shall be entitled to the following as appurtenances to the Leased Premises: (I) the right to use, and permit Tenant Parties and/or the customers, invitees and guests of Tenant or any Tenant Parties, to use, (a) on an exclusive basis, the Tenant-Dedicated Parking Areas and (b) on a non-exclusive basis (in common with Landlord and other tenants or occupants of the Property, their customers, invitees and guests), the Non-Dedicated Parking Areas and all the other Common Areas; (II) all rights and benefits appurtenant to, or necessary or incidental to, the use and enjoyment of the Leased Premises by Tenant for the purposes permitted by Section 1.5 hereof, including the right of Tenant, its employees and invitees, in common with Landlord and other persons, to use any non-exclusive easements and/or licenses in, about or appurtenant to the Property, including the non-exclusive right to use any walkways, tunnels, and skywalks connected to the Property; and (III) all other rights and benefits provided to Tenant with respect to the Property pursuant to this Lease (including the rights granted to Tenant to use the roof of the Building, and other portions of the Property located outside of the Premises, pursuant to Section 3.5 hereof).

1.3	Term

The Initial Term of this Lease shall be as defined in Section 1.1(a), which Initial Term may be renewed and extended as provided in Section 1.4 hereof (the Initial Term and, to the extent renewed and extended, the Renewal Terms, are hereinafter collectively called the “Term”). Tenant is in possession of the Leased Premises as of the date of this Lease and shall accept the Leased Premises in its “AS-IS” condition, as of the Commencement Date, subject to all applicable Legal Requirements and matters of title heretofore affecting the same. Landlord has made no representation or warranty (express or implied) regarding the suitability of the Leased Premises or the Building for the conduct of Tenant’s business, and Tenant waives any warranty (express or implied) that (a) the Leased Premises, the Common Areas or the Building generally are suitable for Tenant’s intended purposes, or (b) the Leased Premises, the Common Areas or the Building generally are now in compliance with Legal Requirements in effect on the Commencement Date. Except as otherwise expressly set forth in this Lease, in no event shall Landlord have any obligation for any defects existing on the Commencement Date in the Leased Premises, the Common Areas or the Building generally, or any legal limitation on the use thereof.

1.4	Options to Renew

(a)           Subject to the conditions hereinafter set forth, Tenant is hereby granted options (individually, a “Renewal Option” and, collectively, the “Renewal Options”) to renew the Term with respect to all, or any portion of, the Leased Premises as then demised hereunder for six (6) successive periods of five (5) years each (individually, a “Renewal Term” and collectively the “Renewal Terms”); provided that the Term shall not extend, for any portion of the Leased Premises, beyond the Outside Expiration Date.

(b)           The first Renewal Term (if the first Renewal Option is exercised) shall commence at the expiration of the Initial Term, and each subsequent Renewal Term (if the pertinent Renewal Option is exercised) shall commence at the expiration of the immediately preceding Renewal Term. Tenant shall exercise each of its Renewal Options, if at all, by delivering notice of such exercise to Landlord (each, a “Tenant’s Renewal Notice”) not later than twelve (12) months prior to the then current expiration of the Term. In any case that Tenant exercises a Renewal Option with respect to less than all of the Leased Premises as then demised hereunder, Tenant shall identify the portion(s) of the Leased Premises with respect to which the Renewal Option is being exercised. IN ORDER TO PREVENT TENANT’S INADVERTENT FORFEITURE OF ANY THEN REMAINING RENEWAL OPTION, IF TENANT SHALL FAIL TO TIMELY EXERCISE ANY AVAILABLE RENEWAL OPTION, TENANT’S RIGHT TO EXERCISE SUCH RENEWAL OPTION SHALL NOT LAPSE UNTIL LANDLORD SHALL DELIVER TO TENANT WRITTEN NOTICE THAT SUCH NOTICE OF EXERCISE HAS NOT BEEN DELIVERED AND TENANT SHALL THEREAFTER FAIL TO EXERCISE SUCH RENEWAL OPTION WITHIN TEN (10) BUSINESS DAYS FOLLOWING THE DELIVERY OF SUCH NOTICE.

(c)           Tenant’s leasing of the Leased Premises during any Renewal Term shall be upon all the then executory terms and conditions of this Lease (as applicable prior to such Renewal Term), except as follows:

(1)           The Annual Basic Rent Factor for each Renewal Term shall be equal to the Fair Market Rental Value Per RSF of the Base Leased Premises for the Renewal Term (as determined by the parties or, in the absence of their agreement, determined by appraisal, all as herein-after provided); provided, however, that:

(A)           if, as of the commencement of such Renewal Term, both (i) Tenant hereunder is a Wachovia Party, and (ii) the Integration Period has not ended, then the Annual Basic Rent Factor for such Renewal Term shall be adjusted as provided in Section 2 of the Master Agreement, as applicable;

(B)           if, as of the commencement of such Renewal Term, the Tenant hereunder is not a Wachovia Party (whether or not the Integration Period has ended), then the Annual Basic Rent Factor for such Renewal Term shall not exceed a rate equal to 110% of the Annual Basic Rent Factor on the last day of the Initial Term or immediately preceding Renewal Term, as applicable; and

(C)           if, as of the commencement of such Renewal Term, (i) the Tenant hereunder is a Wachovia Party, and (ii) the Integration Period has ended, then the Annual Basic Rent Factor for such Renewal Term shall not exceed the following: (x) in the case of the first Renewal Term, a rate equal to 110% of the Annual Basic Rent Factor on the last day of the Initial Term; and (y) in the case of each subsequent Renewal Term, a rate equal to 105% of the Annual Basic Rent Factor for the immediately preceding Renewal Term.

(2)           The STAS Basic Rental Factor for each Short-Term Additional Space for each Renewal Term shall be equal to the Fair Market Rental Value Per RSF of such Short-Term Additional Space for such Renewal Term (as determined by the parties or, in the absence of their agreement, determined by appraisal, all as herein-after provided).

(d)           Within thirty (30) days following the Renewal Option Notice Date with respect to any Renewal Option, Landlord shall deliver to Tenant, a proposal setting forth Landlord’s determination of the Fair Market Rental Value Per RSF for the Leased Premises for the pertinent Renewal Term (which, if the Leased Premises as to which such Renewal Option is exercised includes any Short-Term Additional Space, then such determination shall include separate components for the Fair Market Rental Value Per RSF for the Base Leased Premises, and the Fair Market Rental Value Per RSF of the Short-Term Additional Space). Thereafter, and until the delivery of a Renewal Appraisal Notice, Landlord and Tenant shall endeavor to reach agreement as to the Fair Market Rental Value Per RSF of the Leased Premises for the pertinent Renewal Term (and, as applicable, each component thereof).

(e)           If Landlord and Tenant are unable to reach a definitive agreement as to the Fair Market Rental Value Per RSF for Leased Premises for any Renewal Term within sixty (60) days following the Renewal Option Notice Date, then either Landlord or Tenant, by written notice thereof to the other party (herein called a “Renewal Appraisal Notice”), may cause such Fair Market Rental Value Per RSF to be submitted for resolution in accordance with the following provisions of this Section 1.4(e):

(1)           Within thirty (30) days after delivery of the Renewal Appraisal Notice, Landlord and Tenant shall each select and engage an Appraiser to determine such Fair Market Rental Value Per RSF. If either party fails to select and engage an Appraiser within such time, and if such failure continues for more than five (5) Business Days following such party’s receipt of written notice that states in all capital letters (or other prominent display) that such party has failed to select an Appraiser as required under the Lease and will be deemed to have waived certain rights granted to it under the Lease unless it selects an Appraiser within five (5) Business Days, then the Appraiser engaged by the other party shall select the second Appraiser.

(2)           Within thirty (30) days following the date on which the second Appraiser is selected, (i) each Appraiser shall prepare a sealed determination of the such Fair Market Rental Value Per RSF, (ii) the Appraisers, together with Landlord and Tenant, shall arrange a meeting at the Property during Building Operating Hours (or at such other place and time as is reasonably acceptable to both Appraisers, Landlord and Tenant) for the purpose of distributing such sealed determinations, and (iii) at such meeting, the Appraisers shall each simultaneously present their determinations of such Fair Market Rental Value Per RSF, to the other Appraiser and to Landlord and Tenant. If the higher of the two determinations of such Fair Market Rental Value Per RSF does not exceed one hundred five percent (105%) of the lower of the two determinations of such Fair Market Rental Value Per RSF, then the average of the two (2) determinations shall be such Fair Market Rental Value Per RSF (and the same shall constitute the final determination thereof). If the higher of the two determinations of such Fair Market Rental Value Per RSF exceeds 105% of the lower of the two determinations of such Fair Market Rental Value Per RSF, then within five (5) Business Day after receipt by Landlord and Tenant of both appraisal reports, the Appraisers selected by Landlord and Tenant shall agree on a third Appraiser (the “Third Appraiser”) to make a determination of such Fair Market Rental Value Per RSF.  The Third Appraiser shall not make an independent determination, but shall, within ten (10) Business Days after his or her designation, select one (1) of the two (2) determinations already made, whichever of the two determinations the Third Appraiser determines to be closest to such Fair Market Rental Value Per RSF, as the controlling determination with respect to such Fair Market Rental Value Per RSF. The decision of the Third Appraiser shall be conclusive and binding; and such Fair Market Rental Value Per RSF shall be as set forth in such controlling determination (which shall constitute the final determination thereof). Each party shall pay the costs of its Appraiser and one-half (1/2) of the cost of the Third Appraiser.

(3)           The instructions to the Appraisers with respect to the determination of such Fair Market Rental Value Per RSF will be to determine the same solely in accordance with the definition Fair Market Rental Value Per RSF as set forth in this Lease (including the criteria and assumptions set forth therein). The Appraisers shall have no authority to alter any provisions of such definition, or any other provisions of this Lease.

(4)           Within thirty (30) days following the final determination of such Fair Market Rental Value Per RSF, Tenant shall elect one (1) of the following options by written notice to Landlord: (A) to revoke the exercise of the pertinent Renewal Option, in which event, the Term shall automatically, and without further action of Landlord or Tenant, expire on the later of (1) the expiration of the Initial Term (or, if applicable, the expiration of the Renewal Term with respect to the immediately preceding Renewal Option) or (2) the last day of the calendar month that is six (6) months following the month in which Tenant’s notice of revocation was given to Landlord; or (B) to ratify its exercise of the pertinent Renewal Option. If Tenant fails to exercise either of the foregoing options within such thirty (30) day period, then Tenant shall be deemed to have elected option (B). If Tenant elects (or is deemed to have elected) option (B), then Tenant thereby shall have irrevocably exercised the pertinent Renewal Option and Tenant may not thereafter withdraw the exercise of the Renewal Option.

(5)           If the Fair Market Rental Value Per RSF of the Leased Premises for any Renewal Term shall not have been final determined prior to the commencement of the Renewal Term (and, accordingly, the actual Annual Basic Rent therefor is not finally known as of the commencement of such Renewal Term), then (i) for the period commencing on such first day of such Renewal Term and ending on the date that such Fair Market Rental Value Per RSF is finally determined, Tenant shall make payments, on account of the Annual Basic Rent for such Renewal Term (as and when Annual Basic Rent is payable under this Lease) based upon the Annual Basic Rent Factor in effect immediately prior to such Renewal Term, and, for any Short-Term Additional Space, the STAS Basic Rental Factor in effect immediately prior to such Renewal Term, and (ii) upon such Fair Market Rental Value Per RSF being finally determined, such payments on account of Annual Basic Rent shall be reconciled with the actual Annual Basic Rent, and, within thirty (30) days after such final determination, (x) if such payments on account of Annual Basic Rent made by Tenant during such period were less than the actual Annual Basic Rent for such period, then Tenant shall pay to Landlord the amount of such deficiency, together with interest thereon at the Prime Rate, and (y) if such payments on account of Annual Basic Rent made by Tenant during such period were in excess of the actual Annual Basic Rent for such period, then Landlord shall refund to Tenant the amount of such excess, together with interest thereon at the Prime Rate.

1.5	Use

The Leased Premises may be used and occupied only for (i) banking purposes, and uses incidental thereto, (ii) general office purposes, and uses incidental thereto, (iii) any other lawful purposes for which the Property is used on the Commencement Date, and/or (iv) any other lawful purposes as are consistent with the character of the Building. Without limiting the generality of the foregoing, the permitted uses of the Leased Premises shall include (without limitation): (a) conference, training and/or meeting facilities, (b) libraries, (c) coffee bars, (d) support staff facilities (including word processing and copy facilities), (e) lunchrooms, cafeterias and kitchen facilities for use by Tenant and its employees and invitees, including vending machines and microwave ovens for use by Tenant and its employees and invitees, subject, however, to Legal Requirements, (f) storage space incidental to banking and general business office purposes only, (g) bank and storage vaults, (h) cash vaults, (i) telephone call centers, (j) retail banking and sales facilities, (k) child care facilities, (l) fitness centers, and (k) data and service center operations. Tenant is not obligated to maintain occupancy or conduct operations in all or any portion of the Leased Premises. For purposes of this Section 1.5, the term “banking” shall be deemed to include, without limitation, all traditional banking activities as well as the sale of insurance and annuities of all types, trust services, investment and financial advice, the sale of securities, credit card operations and sales, mortgage lending and servicing, and data and service center functions. In addition, and without limiting the generality of any of the foregoing provisions, the Leased Premises may be used for any operations or activities required to support or otherwise provide services in support of Tenant’s business operations, regardless of whether or not those business operations are conducted within the Leased Premises. If Tenant receives notice of any material directive, order, citation or of any violation of any Legal Requirement or any insurance requirement, Tenant shall endeavor to promptly notify Landlord in writing of such alleged violation and furnish Landlord with a copy of such notice.

1.6	Survival

Any claim, cause of action, liability or obligation arising during the Term of this Lease in favor of a party hereto and against or obligating the other party hereto shall (to the extent not theretofore fully performed) survive the expiration or any earlier termination of this Lease.

1.7	Release Premises

(a)           The rights and obligations of the parties with respect to the Release Premises shall be as set forth in this Section 1.7. The Release Premises shall not constitute part of the Leased Premises (unless and until, and only to the extent that, the same are added to the Leased Premises pursuant to the provisions of Section 1.7(e) or (f) below), but the same shall be deemed demised by this Lease, and the provisions of this Lease (other than this Section 1.7) shall apply to the Release Premises to the extent expressly provided in this Section 1.7.

(b)           During the Preliminary Period, Tenant may use and occupy the Release Premises subject to, and in accordance with, the following:

(1)           Tenant shall not pay any Annual Basic Rent with respect to the Release Premises.

(2)           Tenant shall pay only Additional Rent with respect to the Release Premises, and shall do so on the same terms and conditions as it pays Additional Rent with respect to the Leased Premises, but not, with respect to any portion of the Release Premises, after the date (even if such date is prior to the end of the Preliminary Period) that Tenant shall have surrendered the same with reasonable notice to Landlord and otherwise consistent with the provisions of Section 1.7(d)(3) hereof (and, accordingly, solely for purposes of calculating Tenant’s Occupancy Percentage during the Preliminary Period, the numerator thereof shall include, in addition to the Net Rentable Area of the Leased Premises, the Net Rentable Area of the Release Premises to the extent the same has not yet been surrendered by Tenant consistent with the foregoing).

(3)           Tenant’s use of the Release Premises shall be subject to the provisions of Section 1.5 hereof, and, except for the provisions of this Lease requiring the payment of Rent, all the other provisions of this Lease shall apply to the Release Premises as fully as the same to the Leased Premises.

(c)           On or prior to the Release Premises Election Date, Tenant shall advise Landlord of Tenant’s election to (i) surrender any portion of the Release Premises as of a date not later than the expiration of the Preliminary Period, (ii) add any portion of the Release Premises to the Leased Premises on a coterminous basis pursuant to Section 1.7(e) effective as of the first day immediately following the Preliminary Period, or (iii) add any portion of the Release Premises to the Leased Premises on a short term basis pursuant to Section 1.7(f) effective as of the first day immediately following the Preliminary Period.  Tenant shall be permitted to make different elections with respect to different portions of the Release Premises. If Tenant fails to notify Landlord of its election with respect to any portion of the Release Premises prior to the expiration of the Release Premises Election Date, then Tenant shall be deemed to have elected to surrender such portion of the Release Premises not later than the expiration of the Preliminary Period.

(d)           With respect to any portion of the Release Premises that Tenant shall have elected (or is deemed to have elected) to surrender as herein-above provided (any such portion of the Release Premises being herein called “Surrender Release Space”), the following provisions shall apply:

(1)           Tenant shall surrender all Surrender Release Space on or prior to the expiration of the Preliminary Period (the earlier of (x) the date upon which Tenant actually surrenders any Surrender Release Space, and (y) the last day of the Preliminary Period, is herein called the "Release Space Expiration Date" with respect to such Surrender Release Space).

(2)           If Tenant shall fail to surrender any Surrender Release Space on or prior to the expiration of the Preliminary Period, then, for the period commencing on the date immediately following the Preliminary Period and ending on the date that such Surrender Release Space shall be surrendered, Tenant (i) shall pay Annual Basic Rent with respect to such Release Premises at the Fair Market Rental Value Per RSF thereof, and (ii) shall continue to pay Additional Rent on the same basis as during the Preliminary Period. Notwithstanding the foregoing, either Landlord or Tenant may terminate Tenant’s right to possess and occupy such Surrender Release Space at any time following the expiration of the Preliminary Period upon thirty (30) days’ prior written notice to the other party.

(3)           Tenant shall surrender all Surrender Release Space consistent with the provisions of Section 4.1 hereof (as applied to Surrender Release Space as if the same were part of the Leased Premises), subject, however, to the provisions of Section 1.7(d)(4) below.

(4)           If any Surrender Release Space is not in Separately Leasable Condition on the Release Space Expiration Date with respect thereto, then Landlord, promptly following the Release Space Expiration Date, shall proceed to cause the Demising Work with respect to such Surrender Release Space to be performed in accordance with the provisions of Section 5.7 hereof; provided, however, that (i) any Demising Work performed by Landlord while Tenant is still in occupancy of the Surrender Release Space shall be performed subject to, and in a manner that is consistent with Tenant’s continued occupancy, and (ii) Landlord shall not have the right or obligation under this Lease to perform any Demising Work with respect to any Surrender Release Space if, as of the Release Space Expiration Date with respect thereto, either (x) no Leased Premises or Release Premises is remaining within the Building, or (y) no Leased Premises exists in the Building, and Tenant’s right to convert any remaining Release Premises to Leased Premises pursuant to in Sections 1.7(e) and (f) has either lapsed by its terms or been irrevocably waived by Tenant, in writing.

(e)           Any Release Premises that Tenant shall have elected to add to the Leased Premises on a coterminous basis pursuant to this Section 1.7(e) (“Coterminous Former Release Space”), as herein-above provided, shall be added to the Leased Premises, effective upon the date immediately following the Preliminary Period upon, subject to, and in accordance with, the provisions:

(1)           (A) the initial term of this Lease with respect to the Coterminous Former Release Space shall be the balance of the Initial Term (i.e., the period commencing on the date immediately following the Preliminary Period and ending on the Expiration Date), and (B) the provisions of Section 1.4 hereof shall apply to the Coterminous Former Release Space as fully and completely as the same apply to the balance of the Leased Premises;

(2)           the Annual Basic Rent for the Coterminous Former Release Space shall be payable at the same rate as that applicable to the balance of the Base Leased Premises (i.e., at a rate, per RSF, equal to the Annual Basic Rent Factor from time to time in effect), and, accordingly, upon the date that the Coterminous Former Release Space is added to the Leased Premises, the Annual Basic Rent hereunder shall be recalculated based on the addition of the Net Rentable Area of the Coterminous Former Release Space to the Net Rentable Area of the Leased Premises;

(3)           Additional Rent shall be payable with respect to the Coterminous Former Release Space on the same basis as the same is payable with respect to the balance of the Leased Premises, and, accordingly, upon the date that the Coterminous Former Release Space is added to the Leased Premises, Tenant’s Occupancy Percentage shall be adjusted based on the addition of the Net Rentable Area of the Coterminous Former Release Space to the Net Rentable Area of the Leased Premises; and

(4)           subject to the foregoing, and except as otherwise expressly provided herein, all of the other then executory terms and conditions of this Lease shall apply to the Coterminous Former Release Space as fully and completely as the same apply to the balance of the Leased Premises.

(f)           Any Release Premises that Tenant shall have elected to add to the Leased Premises on a short-term basis pursuant to this Section 1.7(f) (“Short-Term Former Release Space”), as herein-above provided, shall be added to the Leased Premises, effective upon the date immediately following the Preliminary Period upon, subject to, and in accordance with, the following provisions:

(1)           (A) the initial term of this Lease with respect to the Short-Term Former Release Space shall be a five (5) year period commencing on the date immediately following the Preliminary Period and ending on the fifth (5th) anniversary of such date, and (B) from and after such initial term (and until the end of the Initial Term), Tenant shall have the right(s) to renew the term of this Lease with respect to the Short-Term Former Release Space for one or more special renewal periods, as Tenant may elect, each equal to the lesser of (x) five (5) years or (y) the then remaining balance of the Initial Term, each such right to be exercisable, by written notice to Landlord, given not less than nine (9) months prior to the expiration of the then current term of this Lease with respect to the Short-Term Former Release Space, and (C) the provisions of Section 1.4 hereof shall apply to the Short-Term Former Release Space as fully and completely as the same apply to the balance of the Leased Premises;

(2)           the Annual Basic Rent for the Short-Term Former Release Space, for the initial term of this Lease with respect to the Short-Term Former Release Space, and for each of the special renewal periods described in Section 1.7(f)(1)(B) above, shall be payable based on STAS Basic Rental Factor equal to the Fair Market Rental Value Per RSF for the Short-Term Former Release Space; it being agreed that the Fair Market Rental Value Per RSF for the Short-Term Former Release Space shall be determined separately for (i) the initial term of this Lease with respect to the Short-Term Former Release Space, and (ii) each such special renewal period in accordance with the following:

(A)           within thirty (30) days following the Release Premises Election Date (in the case of such initial term), or the date of Tenant’s exercise of such renewal right(s) (in the case of each such special renewal period), Landlord shall deliver to Tenant, a proposal setting forth Landlord’s determination of the Fair Market Rental Value Per RSF for such Short-Term Former Release Space for such initial term or special renewal period, as the case may be;

(B)           thereafter, and until the date that is sixty (60) days following the Release Premises Election Date (in the case of such initial term), or the date of Tenant’s exercise of such renewal right(s) (in the case of each such special renewal period), Landlord and Tenant shall endeavor to reach agreement as to such Fair Market Rental Value Per RSF; and

(C)           if Landlord and Tenant are unable to reach a definitive agreement as to such Fair Market Rental Value Per RSF within sixty (60) days following the Release Premises Election Date (in the case of such initial term), or the date of Tenant’s exercise of such renewal right(s) (in the case of each such special renewal period), then either Landlord or Tenant, by written notice thereof to the other party, may cause such Fair Market Rental Value Per RSF to be submitted for determination in accordance the provisions of subsections (1) through (5) of Section 1.4(e) hereof, which subsections shall be applied, mutatis mutandis, to the determination of such Fair Market Rental Value Per RSF, and the rights and obligations of the parties in respect thereof;

(3)           Additional Rent shall be payable with respect to the Short-Term Former Release Space on the same basis as the same is payable with respect to the balance of the Leased Premises, and, accordingly, upon the date that the Short-Term Former Release Space is added to the Leased Premises, Tenant’s Occupancy Percentage shall be adjusted based on the addition of the Net Rentable Area of the Short-Term Former Release Space to the Net Rentable Area of the Leased Premises; and

(4)           subject to the foregoing, and except as otherwise expressly provided herein, all of the other then executory terms and conditions of this Lease shall apply to the Short-Term Former Release Space as fully and completely as the same apply to the balance of the Leased Premises.

ARTICLE II
RENTAL, OPERATING EXPENSES AND REAL ESTATE TAXES

2.1	Rental Payments

(a)           Beginning on the Commencement Date, and continuing throughout the Term of this Lease, Tenant shall pay Annual Basic Rent and Additional Rent with respect to the Leased Premises, all as applicable and as required by and in conformity with the provisions of this Lease. Annual Basic Rent shall be due and payable in equal monthly installments on the first day of each calendar month during the Term, in advance. Tenant’s Operating Expense Share and Tenant’s Tax Share shall be due and payable in accordance with Sections 2.2 and 2.3 hereof. Unless otherwise specified herein, any Additional Rent (other than Tenant’s Operating Expense Share and Tenant’s Tax Share, but including any Above Standard Services Rent) shall be payable thirty (30) days following Landlord’s submission to Tenant of an invoice therefor.

(b)           If the Term commences on a day other than the first day of a calendar month, or if the Term expires or terminates on other than the last day of a calendar month, then all installments of Rent that are payable on a monthly basis shall be prorated for the month in which the Term commences or expires or terminates, as the case may be, and the installment or installments so prorated for the month in which such Term commences or expires or terminates, as the case may be, shall be paid in advance on the first day of such month occurring within the Term. Said installments for such prorated month or months shall be calculated by multiplying the full monthly installment by a fraction, the numerator of which shall be the number of days of such month occurring within the Term, and the denominator of which shall be the total number of days in such month. If the Term commences on other than the first day of a calendar year, or if the Term expires or terminates on other than the last day of a calendar year, then all Rent payable on a calendar year basis shall be prorated for such calendar year in which the Term commences or expires or terminates, as the case may be, by multiplying such Rent by a fraction, the numerator of which shall be the number of days of such calendar occurring within the Term, and the denominator of which shall be the total number of days in such calendar year. In such event, the foregoing calculation shall be made as soon as is reasonably possible. Landlord and Tenant hereby agree that the provisions of this Section 2.1(b) shall survive the expiration or termination of this Lease.

(c)           Tenant agrees to pay all Rent as shall become due from and payable by Tenant to Landlord under this Lease at the times and in the manner provided in this Lease, without abatement (except as specifically provided in this Lease), demand, offset (except as specifically provided in this Lease) or counterclaim, at Landlord’s address as provided herein (or such other address in the continental United States as may be designated in writing by Landlord from time to time).  Tenant shall have the right, at its option, to pay Rent by means of electronic funds transfer to such account and depository institution as Landlord shall specify from time to time upon Tenant’s request.

(d)           All past-due Rent owed by Tenant to Landlord under this Lease shall bear interest from the due date thereof until payment is received by Landlord at the Applicable Rate, but only if Tenant’s failure to pay such Rent shall continue for a period of five (5) Business Days after notice of such failure from Landlord, which notice shall refer to this Section 2.1(d) and state, in all capital letters (or other prominent display), that Tenant’s failure to pay such Rent by such 5th Business Day shall result in interest accruing thereon from the due date thereof. All past-due sums owed by Landlord to Tenant pursuant to this Lease shall bear interest from the date due thereof until payment is received by Tenant at the Applicable Rate, but only if Landlord’s failure to pay such sums shall continue for a period of five (5) Business Days after notice of such failure from Tenant, which notice shall refer to this Section 2.1(d) and state, in all capital letters (or other prominent display), that Landlord’s failure to pay such sums by such 5th Business Day shall result in interest accruing thereon from the due date thereof; provided, further, however, that, in any case that Landlord receives a late charge as provided in Section 2.1(e) below, interest shall only accrue from and after date that is thirty (30) days after the due date thereof. Any payments made by Landlord or Tenant to the other hereunder shall not be deemed a waiver by such party of any rights against the other party.

(e)           Without limiting any other remedies for non-payment of Rent (other than as expressly provided in Section 2.1(d) above), (i) in the event any installment of Annual Basic Rent is not paid by Tenant on or before the fifth (5th) day of the month for which it is due, and such amount shall remain unpaid for more than five (5) Business Days after Tenant’s receipt of written notice from Landlord that such amount is past due, then Tenant shall pay to Landlord a late charge equal to one percent (1%) of the past due installment of Annual Basic Rent, and (ii) in the event any payment of Additional Rent is not paid by Tenant on or before the due date thereof, and such amount shall remain unpaid for more than five (5) Business Days after Tenant’s receipt of written notice from Landlord that such amount is past due, then Tenant shall pay to Landlord a late charge equal to one percent (1%) of the past due amount. Any notice from Landlord to Tenant of past-due Rent under this Section 2.1(e), to be effective, must refer to this Section 2.1(e) and state, in all capital letters (or other prominent display), that Tenant’s failure to remit payment by the appointed date shall result in the imposition of a late charge. Landlord may not send any such notice of overdue payment to Tenant prior to the fifth (5th) day following the date such payment is due, and if any such premature notice is sent, it shall be deemed to have been sent on the fifth (5th) day following the date such payment was due. Notwithstanding the foregoing, Tenant shall not be obligated to pay a late charge on installments of Rent to the extent properly abated or set-off by Tenant pursuant to an express right to do so as set forth in this Lease or to the extent that Tenant’s payment is deficient by an amount that is less than or equal to one (1%) percent of the total amount due (but the foregoing shall not relieve Tenant of its obligation to promptly remit the amount of any such deficiency). The late charge described herein is not intended as a penalty, but is intended as liquidated damages to compensate Landlord for its additional costs in processing the applicable late payment.

(f)           If, during any period that multiple items of Rent are past-due, Landlord shall receive any payments from Tenant that are not expressly attributed to any particular items of Rent and are not otherwise evidently in payment of any particular items of Rent, then, and only in such events, such payments shall be applied by Landlord in the following order (as amongst then past-due items of Rent): (i) Annual Basic Rent, (ii) Tenant’s Operating Expense Share, (iii) Tenant’s Tax Share, (iv) Above Standard Services Rent, and (v) to any remaining items of Additional Rent.

(g)           In those instances for which the right of offset is expressly provided hereunder, Tenant shall be entitled to offset against Rent next coming due, any amounts that are owed or payable by Landlord to Tenant under or pursuant to the terms of this Lease.

2.2	Operating Expenses

(a)           For each calendar year occurring during the Term, Tenant shall pay to Landlord, as Additional Rent, an amount equal to Tenant’s Occupancy Percentage of the Operating Expenses for such calendar year as hereinafter provided (the amount so payable by Tenant being herein called “Tenant’s Operating Expense Share”). However, (i) for the first calendar year occurring within the Term (i.e., the calendar year commencing on January 1, 2004 and ending on December 31, 2004), Operating Expenses shall be deemed to consist only of amounts paid or incurred on, or subsequent to, the Commencement Date, and (ii) for any calendar year which ends later than the last day of the Term, the Tenant’s Operating Expense Share shall be prorated to correspond to that portion of such calendar year occurring within the Term.

(b)           Tenant shall pay Tenant’s Operating Expense Share for each such calendar year pursuant to the following provisions:

(1)           For each calendar month occurring during any such calendar year, Tenant, on the first (1st) day of such calendar month, shall make a payment on account of Tenant’s Operating Expense Share equal to one-twelfth (1/12th) of Landlord’s good-faith estimate of Tenant’s Operating Expense Share for such calendar year as shown on the Final Budget for such calendar year (such payments on account being herein called the “Monthly Estimated OE Payments”). However, (A) Landlord, by notice to Tenant, may, at any time and from time to time during any calendar year, reduce the amount of the Monthly Estimated OE Payment for such calendar year, and (B) for the balance of the first calendar year occurring within the Term (i.e., the period commencing on the Commencement Date and ending on December 31, 2004), the Monthly Estimated OE Payments shall be in the amount set forth on Exhibit C hereto, and shall be payable only on the first (1st) day of each calendar month occurring after the calendar month in which the Commencement Date occurs, and (C) for any calendar year which ends later than the last day of the Term, the Monthly Estimated OE Payments shall be made only for calendar months during such calendar year occurring within the Term.

(2)           Any overpayment or underpayment of Tenant’s Operating Expense Share for any calendar year based on the Monthly Estimated OE Payments on account thereof shall be reconciled after the end of such calendar year as provided in Section 2.2(f).

(c)           “Operating Expenses”, for each calendar year, shall be determined in accordance with the provisions of the following Sections 2.2(c)(1), (2) and (3) below, sequentially applied:

(1)           Subject to the provisions of Section 2.2(c)(2) and (3) below, Operating Expenses shall include all expenses and costs of every kind and nature incurred by, or on behalf of, Landlord in connection with the operation, management, repair and maintenance of the Property in respect of such calendar year, consistent with accepted principles of sound management practices (determined with reference to the operation, management, repair and maintenance of Comparable Buildings), and which, except as otherwise expressly provided herein, shall be allocable to such calendar year in accordance with GAAP, on an accrual basis, including the expenses and costs set forth in items (i) through (ix) below:

(i)           wages and salaries, including payroll taxes, insurance and fringe benefits (collectively, “Personnel Costs”), paid to employees of Landlord (or employees of the Property Manager, employed on Landlord’s behalf) engaged in operation, management, repair and maintenance of the Property;

(ii)          the costs of acquiring or leasing tools and equipment, and the costs of purchasing materials and supplies, to the extent used in the operation, management, repair and maintenance of the Property;

(iii)         the costs of providing utilities and services (including electricity, water, gas, steam, sewer, cleaning and HVAC services) to the Leased Premises, other Leasable Areas and the Common Areas;

(iv)        the costs of repairing, replacing and/or maintaining the Base Building and/or the Common Areas (together with any personal property of Landlord therein or thereon that constitute part of the Property) whether such repair, replacement and/or maintenance is structural or non-structural, ordinary or extraordinary, foreseen or unforeseen;

(v)         the costs of all maintenance and service agreements with respect to the Base Building and/or the Common Areas, including access control service, window cleaning, mechanical, electrical and plumbing service contracts, including elevator maintenance, janitorial service, security, landscaping maintenance, garbage and waste disposal;

(vi)        insurance premiums under insurance with respect to the Property (including any personal property included within the definition of Property hereunder) that is either (a) required to be obtained by Landlord pursuant to this Lease or (b) customarily obtained by the owners of Comparable Buildings, including, as applicable, property and liability insurance, insurance against rental loss following fire, condemnation or other insured occurrences at the Property;

(vii)       the costs of Remedial Work performed to the Common Areas (other than Common Areas located on floors not leased in whole or in part by Tenant);

(viii)      the management fees of the Property Manager, but only up to (and not in excess of ) an annual fee equal to two and one-half percent (2.5%) of Gross Revenues for the Property; provided, however, that, during any Tenant Management Period, Operating Expenses shall include (in addition to the management fees paid to Tenant pursuant to the Tenant Management Agreement as set forth in Section 3.6(c)(2) hereof) the amount of the asset management fees that Landlord is entitled to receive pursuant to the provisions of Section 3.6(c)(4) hereof;

(ix)         if, and only if, the Property Manager utilizes space in the Building as a management office for the Property, which space would otherwise constitute part of the Leasable Areas, then Operating Expenses shall be deemed to include an amount equal to the fair market rental of such management office; provided, however, that in no event shall Operating Expenses include the fair market rental of any such office to the extent used for development or leasing purposes (as opposed to management purposes) (it being agreed if any such office is used, in part, as a management office, and, in part, for development or leasing purposes, then such fair market rental shall be allocated on a fair and equitable basis between such uses); and

(x)            rent payable under an Existing Overlease (exclusive of items of additional rent which reflect a pass-through of (i) items included in Real Estate Taxes or (ii) items otherwise included in Operating Expenses hereunder).

(2)           Anything contained in the provisions of Section 2.2(c)(1) above notwithstanding, Operating Expenses shall not include any of the following:

(A)          any Personnel Costs paid to (i) any persons above the grade of building or property manager, and/or (ii) any persons engaged in the development and/or leasing of the Property (it being agreed that Personnel Costs paid to employees, above the grade of building manager, who are, in part, engaged in the operation, management, repair and maintenance of the Property, and, in part, engaged in the development and leasing of the Property, shall be allocated on a fair and equitable basis between such duties);

(B)           the costs of furnishing any utilities or services to any Leasable Areas, unless such utility or service is furnished by Landlord to the Leased Premises pursuant to this Lease as a Building Standard Service and otherwise without any additional or separate charge to Tenant;

(C)           the costs of repairing and maintaining (as well as any costs of maintenance and service agreements with respect to) any Leasable Areas, except as to the components of the Base Building located within such Leasable Areas;

(D)           the costs of performing any other work (including any work needed to effect compliance with Legal Requirements) in or to any Leasable Areas (or any Common Areas on floors not leased in whole or in part by Tenant), except as to the components of the Base Building located within such Leasable Areas (or, as the case may be, such Common Areas);

(E)           any costs of Remedial Work performed to any Leasable Areas (or any Common Areas on floors not leased in whole or in part by Tenant), even if performed to the components of the Base Building located within such Leasable Areas (or, as the case may be, such Common Areas);

(F)           any costs (including any costs of repairs or other work) occasioned by fire, windstorm or other casualty (except, subject to the other provisions hereof, to the extent of a commercially reasonable deductible under an insurance policy maintained by Landlord consistent with the provisions of this Lease);

(G)           any costs (including any costs of repairs or other work) arising out of any condemnation or proceeding relating thereto;

(H)          marketing, advertising and promotion costs relating to the Property and/or any other costs relating to the development and/or leasing of the Property;

(I)            legal fees and disbursements, regardless of the purpose (other than legal fees and disbursements incurred to ascertain the need for, or scope of, Remedial Work or other work required to comply with Legal Requirements, but only if, and to the extent, the costs of such Remedial Work or other work is included within Operating Expenses hereunder);

(J)            leasing and brokerage commissions, and any costs and expenses incurred in connection with (i) the negotiation or enforcement of any leases or prospective leases, and/or (ii) any negotiations or disputes with tenants or other occupants of the Property or prospective tenants or other occupants of the Property;

(K)          any costs of any lease concessions or inducements, including workletters and work allowances, any costs of obtaining any temporary or permanent certificates of occupancy for any tenant or other occupant(s) and/or any other costs of renovating or otherwise improving or decorating or redecorating any part of the Property (including the Base Building and/or the Common Areas) for any particular tenant(s) or other occupant(s) of the Property;

(L)           amortization (except as set forth in Section 2.2(c)(3))and depreciation;

(M)         costs incurred due to the violation by Landlord or any tenant or other person of the terms and conditions of any lease or other agreement pertaining to the Property or of any Legal Requirement;

(N)          fines or penalties incurred due to the Property being in violation of Legal Requirements;

(O)          costs incurred due to acts of any tenant or other occupant causing an increase in the rate of insurance on the Building or its contents;

(P)           any amounts paid to any Landlord Party or any Affiliate of Landlord for goods, services or other items, to the extent such amounts exceed the amounts which would have been paid or incurred for such goods, services or other items if the same had been furnished by unrelated and unaffiliated third parties on a arms-length basis;

(Q)           management fees other than those expressly included in Operating Expenses pursuant Section 2.2(c)(1)(viii) above, as well as (i) any actual or deemed rental payment for a building management office except as expressly included in Operating Expenses pursuant Section 2.2(c)(1)(ix) above, and (ii) any costs or expenses for services that are normally performed by a management company, without separate charge, when retained under a management agreement providing for a management fee equal to two and one-half percent (2-1/2%) of gross revenues for the property;

(R)           principal, points, fees and interest on any Mortgage or other debt;

(S)           rental or other charges under any Overlease (other than rent payable under an Existing Overlease, exclusive of items of additional rent which reflect a pass-through of (i) items included in Real Estate Taxes or (ii) items otherwise included in Operating Expenses hereunder);

(T)           general overhead and administration expenses (including any costs and expenses relating to the preparation of partnership, corporate or limited liability company tax or disclosure statements, or other filings relating to the corporate, partnership or other organization status of Landlord or any Landlord Party);

(U)           any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;

(V)           any costs or expenses to the extent Landlord is entitled to payment or reimbursement thereof from any tenant or other occupant, insurer or other person (other than from a tenant or other occupant through payment of its proportionate share of Operating Expenses);

(W)         any costs incurred in installing, operating and maintaining any specialty facility, including an observatory, broadcasting facilities (other than the Building’s music system, life support and security system), child-care facilities, and, to the extent not available to Tenant (or, if available to Tenant, Tenant nevertheless elects not to, and does not, utilize the same), the costs of any luncheon club, athletic or recreational club or facility;

(X)          any expenses in connection with Separate Charge Parking Areas, except to the extent, if any, that such expenses exceed all income in connection with such Separate Charge Parking Areas;

(Y)           any fines, penalties, legal judgments or settlements or causes of action by or against Landlord, any Landlord Party or the Property; and

(Z)           Real Estate Taxes (as well as any taxes or charges expressly excluded from the definition of Real Estate Taxes, as set forth in Section 2.3(b) below), and any fines, penalties or interest payable in connection therewith;

(AA)       any costs relating to any sale, financing or re-financing relating of, or involving, the Property or any interest in Landlord or any Landlord Party;

(BB)        costs of any insurance, other than those expressly included in Operating Expenses pursuant Section 2.2(c)(1)(vii) above;

(CC)        any costs (i) attributable to Landlord’s violation of one or more provisions of this Lease (including any failure by Landlord to comply with the terms of Section 2.2(d) below), (ii) attributable to Landlord’s default under other lease or other contract relating to the Real Property, or (ii) attributable to Landlord’s willful misconduct or negligence; and

(DD)       any overhead and profit associated with employees of Landlord (or employees of the Property Manager, employed on Landlord’s behalf) who are engaged in the operation, management, repair and maintenance of the Property.

(3)           Anything contained in the provisions of Section 2.2(c)(1) or Section 2.2(c)(2) above notwithstanding, Operating Expenses shall not include any costs for alterations, repairs and/or replacements or any other costs that are considered capital expenditures under GAAP (including capital improvements, capital repairs, capital equipment and capital tools), except as expressly permitted under the following provisions of this Section 2.2(c)(3). Operating Expenses shall include the costs incurred by Landlord for any OE Includable Capital Item, but only as amortized over the useful life of such OE Includable Capital Item (determined in accordance with GAAP), together with interest thereon at the Prime Rate (i.e., there shall be included in Operating Expenses for each calendar year occurring within the period of the useful life of such OE Includable Capital Item, an amount equal to the sum of all the principal and interest payments which would have been payable during such calendar year under a hypothetical loan (w) in an original principal amount equal to the costs of such OE Includable Capital Item, (x) which was funded on the first day of such useful life and has a term equal in length thereto, (y) bearing interest at the Prime Rate (determined as of the first day of such useful life), and (z) providing for level monthly payments of principal and interest sufficient to fully amortize such loan over its term). As used herein, the term “OE Includable Capital Item” shall mean either of the following:

(A)          any Remedial Work to the Common Areas (excluding Common Areas on floors not leased in whole or in part by Tenant), but only if (i) Landlord’s failure to perform the Remedial Work constitutes a violation of Legal Requirements, (ii) Landlord is required to perform the Remedial Work by any notice of violation, order, decree, permit, rule or regulation issued by any Governmental Authority, or (iii) Landlord’s failure to perform the Remedial Work would endanger the health, safety or welfare of any person on or about the Property; or

(B)           any other repair or replacement of a capital nature, structural and non-structural, ordinary and extraordinary, foreseen and unforeseen, made by Landlord to the Base Building or the Common Areas (excluding Common Areas on floors not leased in whole or in part by Tenant) to the extent necessary to operate, repair and maintain the Property in conformity with the requirements of this Lease and in accordance with the accepted principles of sound property management (determined with reference to the operation, repair and maintenance of Comparable Buildings), excluding, however, any such repair or replacement which (aa) expands the Net Rentable Area of the Property, (bb) except as otherwise expressly required by this Lease, upgrades or improves the general character or quality of the Property, or (cc) was not properly included within the Final Budget (and without a Tenant Budget Objection being noted thereon with respect to the same, other than a Tenant Budget Objection which was subsequently resolved in favor of Landlord).

(4)           If (i) any particular item of cost incurred by, or on behalf of Landlord, is only attributable, in part, to the operation, management, repair and maintenance of the Property, and, in part, to the operation, management, repair and maintenance of one or more other properties owned or operated by Landlord or any Affiliates of Landlord, and (ii) such item of cost is otherwise includable in “Operating Expenses” (based on the foregoing Sections 2.2(c)(1), (2) and (3), sequentially applied), then item of cost shall be allocated between the Property and such other property or properties, on a fair and equitable basis.

(5)           Whenever this Section 2.2(c) requires that a particular item(s) of cost is to be allocated on a “fair and equitable basis”, the same shall be deemed to require that such item(s) of cost be allocated reasonably, (i) using an allocation method based on the comparative measure(s) that best reflect the appropriate portion of such item(s) of cost that should be included within “Operating Expenses” (e.g., time, square footage and/or other measure as appropriate), and that is consistently applied from calendar year to calendar year, and (ii) otherwise in a manner that does not result in a profit to Landlord, result in a disproportionate burden to Tenant, or result in a disproportionate benefit to any other person(s) or propert(ies).

(d)           Landlord shall use its reasonable efforts to make payments on account of Operating Expenses in a time and manner to obtain the appropriate discounts or rebates available.  Landlord shall operate the Property in an efficient manner and exercise reasonable efforts to minimize Operating Expenses consistent with maintaining services at a level consistent with Comparable Buildings.

(e)           If, during any calendar year, the Property is less than ninety five (95%) occupied, then appropriate adjustments shall be made (on a consistent basis from calendar year to calendar year) to those components of Operating Expenses which vary with Building occupancy, so as to calculate Operating Expenses as though the Building had been ninety five percent (95%) occupied during such calendar year. The percentage of Building occupancy during any calendar year shall be determined by adding together the total leased space on the first day of each month during such year and dividing by twelve (12). The foregoing notwithstanding, for any calendar year, Landlord shall not recover from Tenant and other the tenants and occupants of the Property, collectively, an amount in excess of one hundred percent (100%) of the total Operating Expenses with respect to the Property.

(f)            Within ninety (90) days after the end of each calendar year during the Term or as soon thereafter as possible in the exercise of reasonable diligence (but, in all events, not later than one hundred twenty (120) days after the end of the calendar year), Landlord shall provide Tenant a statement (the “Operating Expense Statement”) prepared by Landlord (i) showing Operating Expenses for such calendar year broken down by component expenses, in reasonable detail, (ii) calculating Tenant’s Operating Expense Share for such calendar year, and (iii) reconciling the same with the Monthly Estimated OE Payments for such calendar year. The Operating Expense Statement shall be accompanied by a written certification of Landlord’s controller, or other financial officer knowledgeable of the facts certified to therein, certifying to Tenant that, to the best of his or her knowledge, the Operating Expense Statement has been prepared in accordance with the definitions and provisions pertaining to Operating Expenses contained in this Lease. If, for any calendar year, the Operating Expense Statement indicates that Tenant’s Operating Expense Share exceeds the Monthly Estimated OE Payments theretofore made (any such excess being herein called an “OE Underpayment”), then Tenant shall pay the amount thereof to Landlord within thirty (30) days after delivery of the Operating Expense Statement. If, for any calendar year, the Operating Expense Statement indicates that the Monthly Estimated OE Payments theretofore made exceed the Tenant’s Operating Expense Share (any such excess being herein called an “OE Overpayment”), then Landlord, together with such Operating Expense Statement, shall pay the amount thereof to Tenant; it being further agreed that if OE Overpayment exceeds five percent (5%) of Tenant’s Operating Expense Share, then Landlord, together with its aforesaid payment to Tenant in the amount of the OE Overpayment, shall also pay to Tenant interest thereon, computed at the Prime Rate, for the period from July 1st of calendar year to which the Operating Expense Statement relates to the date that Landlord makes such aforesaid payment.

(g)           (1)           If, for any calendar year, Landlord shall fail to deliver an Operating Expense Statement on or prior to the date that is one hundred twenty (120) days after the end of the calendar year, then (i) Landlord shall still be obligated to deliver an Operating Expense Statement for such calendar year, and (ii) Landlord, together with such Operating Expense Statement, shall refund to Tenant the amount of such OE Overpayment, together with interest on the amount thereof at the Applicable Rate (rather than at the Prime Rate as provided in Section 2.2(f) above) for the period from July 1st of calendar year to which the Operating Expense Statement relates to the date that Landlord makes such refund.

(2)           After delivery of an Operating Expense Statement for any calendar year, Landlord shall have the right to amend the same, subject, however, to the following provisions of this Section 2.2(g)(2). Notwithstanding any other provision of this Lease, Landlord shall be estopped from amending, and hereby waives the right to amend, any Operating Expense Statement not amended by Landlord within two (2) years after the end of the calendar year to which said Operating Expense Statement applies, nor shall Landlord have the right through any other procedures or mechanism to collect any Operating Expense not included on the pertinent Operating Expense Statement after the second (2nd) anniversary of the last day of the calendar year to which said Operating Expense Statement applies, unless before said second (2nd) anniversary Landlord has delivered to Tenant a revised  Operating Expense Statement reflecting such revised Operating Expense (with a reasonably detailed explanation of the reasons for any such revision) and made a written demand for payment of said Operating Expense.

(h)           Any Operating Expense Statement or other notice from Landlord pursuant to this Section 2.2 shall be subject to Tenant’s rights of review and audit set forth in Section 2.5 hereof. Pending the resolution of any dispute, however, Tenant shall make payments in accordance with said Operating Expense Statement or other notice.

2.3	Real Estate Taxes

(a)           Tenant shall pay to Landlord, as Additional Rent, an amount equal to Tenant’s Occupancy Percentage of each component of Real Estate Taxes as same becomes due and payable from time to time for each fiscal period fixed by any taxing authority with respect to such component of Real Estate Taxes (each a “Fiscal Period”) that occurs during the Term as hereinafter provided (the amount so payable by Tenant for such component being herein called “Tenant’s Tax Share”). In respect of any Fiscal Period that begins prior to the first day of the Term, or ends later than the last day of the Term, the Tenant’s Tax Share shall be prorated to correspond to that portion of such Fiscal Period occurring within the Term. Tenant shall pay Tenant’s Tax Share for each such Fiscal Period pursuant to the following provisions:

(1)           For the first Fiscal Period occurring during the Term (i.e., the Fiscal Period within which the Commencement Date occurs), Tenant’s Tax Share shall be paid on the Commencement Date (and, if applicable, adjusted) pursuant to the apportionment provisions of the Purchase Agreement.

(2)           For each subsequent Fiscal Period, upon receipt of any invoice or bill for such component of Real Estate Taxes, Landlord shall deliver to Tenant a written statement (the “Tax Statement”) which shall (A) set forth (i) the amount of such Real Estate Tax component (determined consistent with definition of Real Estate Taxes set forth below and the invoices in respect of such component theretofore received by Landlord), (ii) Tenant’s Tax Share (consistent therewith, and assuming the then applicable Tenant’s Occupancy Percentage), and (iii) the due date of such component of Real Estate Taxes, and (B) include a copy of such invoice or bill.  Tenant, within thirty (30) days after its receipt such Tax Statement shall pay to Landlord the amount of Tenant’s Tax Share indicated by the Tax Statement; provided, however, that if such component has a due date that is more than sixty (60) days after the rendering of such Tax Statement, then Tenant may defer the payment of Tenant’s Tax Share until the date that is thirty (30) days prior to the due date of such component of Real Estate Taxes.

(3)           If, after the delivery of any Tax Statement for any component of Real Estate Taxes for any Fiscal Period, there shall occur any decrease in such component of Real Estate Taxes in respect of such Fiscal Period (including a decrease therein resulting from any net refund of such component of Real Estate Taxes), then Landlord shall promptly (and, in all events, within thirty (30) days after such decrease shall become effective) furnish to Tenant a revised Tax Statement for such component of Real Estate Taxes for such Fiscal Period. If any revised Tax Statement shall set forth a Tenant’s Tax Share that is less than that set forth on the previous Tax Statement, then Landlord, together with its delivery of the revised Tax Statement, shall pay to Tenant the amount of the difference between the Tenant’s Tax Share set forth on the previous Tax Statement and the Tenant’s Tax Share set forth on the revised Tax Statement.

(4)           If, after the delivery of a Tax Statement for any component of Real Estate Taxes for any Fiscal Period, there shall occur any increase in the Real Estate Taxes in respect of such Fiscal Period (including any increase therein resulting from an assessment or rate adjustment), then, and in each such case, Landlord may furnish to Tenant a revised Tax Statement for such component of Real Estate Taxes for such Fiscal Period. If any revised Tax Statement shall set forth a Tenant’s Tax Share that is greater than that set forth on the previous Tax Statement, then Tenant, within thirty (30) days after the delivery of such revised Tax Statement, shall pay to Landlord the difference between the Tenant’s Tax Share set forth on the revised Tax Statement and the Tenant’s Tax Share set forth on the previous Tax Statement.

(b)           “Real Estate Taxes” shall mean all real estate taxes, assessments and other governmental levies and charges, general and special, ordinary or extraordinary, of any kind and nature (including any interest on such assessments whenever the same are permitted to be paid in installments) which may presently or hereafter be imposed, levied or assessed by any lawful taxing authorities upon or against the whole, or any part, of the Property, including taxes imposed on (i) the gross rents or gross receipts (but not the net income) of the Property and (ii) personal property of Landlord which comprises part of the Property, but only to the extent that the same would be payable if the Property were the only property of Landlord. If at any time during the Term the present system of ad valorem taxation of real property is changed or supplemented so that in lieu of, or in addition to, the ad valorem tax on real property, there shall be assessed on Landlord or the Property any new tax which, by its nature, is imposed in substitution for, or in lieu of, the whole or any part of a tax which would otherwise have constituted a Real Estate Tax, such new tax shall be included within the term Real Estate Taxes, but only to the extent that the same would be payable if the Property were the only property of Landlord. Such new taxes may include, but shall not be limited to, a capital levy or other tax on the gross rents or gross receipts (but not the net income) of the Property or similar tax, assessment, levy or charge measured by or based, in whole or in part, upon any such gross rents or gross receipts. Notwithstanding anything herein-above contained to the contrary, Real Estate Taxes shall never include (i) any transfer, sales, excise or similar taxes (e.g., realty transfer taxes, sales taxes, recording taxes, etc.), (ii) taxes and assessments imposed, levied or assessed upon or against any personal property of tenants or other occupants of the Building (or any other personal property not included within the term Property hereunder), (iii) federal, state and local taxes on income, (iv) death taxes (including estate and inheritance taxes), (v) franchise taxes and the like (including unincorporated business taxes, etc.), (vi) any other taxes imposed or measured on or by the net income of Landlord or the net income from the operation of the Property, (vii) any other taxes attributable to the corporate, partnership or other organization status of Landlord or any Landlord Party (including filing fees, etc.), or (viii) any other taxes imposed in connection with any (direct or indirect) change of ownership of the Property. In addition, and notwithstanding anything herein-above contained to the contrary: (1) Real Estate Taxes shall be deemed reduced by the amount thereof, if any, that is attributable to the value of leasehold improvements of any other tenant of the Building hereafter made (or leasehold improvements already existing and separately charged as an expense to be paid by such tenant) to the extent the same exceed the value of the other leasehold improvements generally found in the Building; (2) any Real Estate Taxes for which a discount is available for early payment shall be deemed reduced by the greatest possible discount available to Landlord for such early payment, regardless of when such taxes are actually paid and regardless of whether Landlord actually obtains a discount for early payment; (3) Real Estate Taxes, for any Fiscal Period, shall include only the amounts actually due and payable during such Fiscal Period (determined net of any abatements, credits or offsets with respect thereto); and (4) in the case of Real Estate Taxes that may be paid in installments, only the amount of each installment due and payable during a Fiscal Period shall be included in Real Estate Taxes for such Fiscal Period.

(c)            The rights and obligations of the parties with respect to the contest or appeal of the validity or amount of Real Estate Taxes by appropriate proceedings (any such contest or appeal being herein called a “RE Tax Contest”) shall be as follows:

(1)           Landlord, for any Fiscal Period, may, on its own initiative, bring a RE Tax Contest (any such RE Tax Contest being herein called a “Landlord Initiated Contest”). For each applicable Fiscal Period, Landlord shall advise Tenant, in writing, as to whether it will elect to bring a Landlord Initiated Contest sufficiently in advance of the applicable deadlines for bringing RE Tax Contests such that Tenant can effectively exercise, or refrain from exercising, its rights under the following provisions of Section 2.3(c)(2).  If Landlord shall elect to bring a Landlord Initiated Contest, then Landlord shall timely and diligently bring and prosecute such Landlord Initiated Contest, and keep Tenant advised of the progress thereof. The costs of any Landlord Initiated Contest shall, subject to the provisions of Section 2.3(c)(4), be borne by Landlord.

(2)           If, for any Fiscal Period, (i) Landlord shall elect not to bring a Landlord Initiated Contest, and (ii) Tenant’s Occupancy Percentage is at least twenty-five percent (25%), then Tenant may, by notice to Landlord, require that Landlord bring a RE Tax Contest for such Fiscal Period (any such RE Tax Contest being herein called a “Tenant Required Contest”). If Tenant shall require Landlord to bring a Tenant Required Contest, then Landlord shall timely and diligently bring and prosecute such Tenant Required Contest, and keep Tenant advised of the progress thereof. The costs of any Tenant Required Contest shall, subject to the provisions of Section 2.3(c)(4), be borne by Tenant.

(3)           If, for any calendar year, Tenant’s Occupancy Percentage is at least ninety percent (90%), then Tenant may, by notice to Landlord, require Landlord to permit Tenant the sole and exclusive right to bring a RE Tax Contest for such Fiscal Period (any such RE Tax Contest being herein called a “Tenant Controlled Contest”). For each applicable Fiscal Period, Tenant shall advise Landlord, in writing, as to whether it will elect to require Landlord to permit Tenant the sole and exclusive right to bring a RE Tax Contest for such Fiscal Period sufficiently in advance of the applicable deadlines for bringing RE Tax Contests such that Landlord can effectively exercise, or refrain from exercising, its rights under the provisions of Section 2.3(c)(1). If Tenant shall require Landlord to permit Tenant to bring a Tenant Controlled Contest, then Tenant shall timely and diligently bring and prosecute such Tenant Controlled Contest, and keep Landlord advised of the progress thereof. Tenant may bring any Tenant Controlled Contest in Landlord’s name; and Landlord shall cooperate with Tenant in bringing and prosecuting such Tenant Controlled Contest. The costs of any Tenant Controlled Contest shall, subject to the provisions of Section 2.3(c)(4), be borne by Tenant.

(4)           If, for any Fiscal Period, any RE Tax Contest shall result in a reduction in Real Estate Taxes for such calendar year, then, after the final determination of such RE Tax Contest, the aggregate refund monies received thereon (including any amounts paid in respect of interest thereon) shall applied as follows: (i) first, the same may be retained by or paid to the party or parties bearing the costs of such RE Tax Contest, up to (but not in excess of) the reasonable out-of-pocket costs incurred by such party or parties (and, as among the parties, if applicable, in the same proportion as they bear such costs); and (ii) second, the balance thereof, shall be deemed a “net refund” of Real Estate Taxes for such Fiscal Period. Within thirty (30) days after such final determination, Landlord shall issue a revised Tax Statement as required under Section 2.3(a)(4) above reflecting Real Estate Taxes after such net refund.

(5)           During the pendency of any RE Tax Contest, Tenant shall continue to make payments of Additional Rent due pursuant to the foregoing provisions of this Section 2.3.

(d)           Any Tax Statement or other notice from Landlord pursuant to this Section 2.3 shall be subject to Tenant’s rights of review and audit set forth in Section 2.5.  Pending the resolution of any dispute, however, Tenant shall make payments in accordance with said Tax Statement or other notice.

2.4	Budget

(a)           On or before June 1st of each calendar year during the Term, Landlord shall deliver to Tenant for Tenant’s review and comment, a projected Budget for the next succeeding calendar year, except that (A) Landlord shall have no obligation to deliver a projected Budget for balance of the 2004 calendar year (i.e., the period commencing on the Commencement Date and ending on December 31, 2004), and (B) the projected Budget for calendar year 2005 need only be delivered by Landlord to Tenant on or before the date that is ninety (90) days after the Commencement Date. The term “Budget”, for any calendar year (as to each Budget, the “Budget Year”), shall mean a budget for the Property for such Budget Year, showing (i) estimates, in reasonable detail, of Operating Expenses, Tenant’s Operating Expense Share and Real Estate Taxes for such Budget Year and Tenant’s Tax Share of all components of Real Estate Taxes for all Fiscal Periods occurring within such Budget Year, (ii) the estimated amount for each major category of expense that is expected to be included in Operating Expenses for the Property for such Budget Year, including any items that constitute OE Includable Capital Items, (iii) without limiting the foregoing, an itemized estimate for each contemplated repair and/or replacement to any major component of the Base Building which Landlord believes will constitute an OE Includable Capital Item (each, a “Contemplated OE Includable Capital Item”) (clearly distinguishing any such repair and/or replacement item, on the one hand, from ordinary repairs and maintenance, on the other), together with the resulting amortized amounts which would be included in Operating Expenses during the Term under Section 2.2(c)(3) hereof based on such Contemplated OE Includable Capital Item, assuming the same were made in accordance with such itemized estimate and properly constituted an OE Includable Capital Item, (iv) the estimated rates to be charged by Landlord for Above Standard Services (including Required Above Standard Services and other Above Standard Services then available to Tenant) for such Budget Year, and (v) the actual amounts for all such items for the calendar year prior to the Budget Year. It is understood and agreed by Landlord and Tenant that each Budget shall set forth amounts for Operating Expenses and Real Estate Taxes that are estimated, on a reasonable good faith basis, taking into consideration, among other things, the actual Operating Expenses and Real Estate Taxes for the calendar year prior to the Budget Year, actual known prospective increases therein and a good faith estimate of the rate of other increases therein likely to occur prior to, or during, the Budget Year, and a good faith estimate for contingencies for the Budget Year, which estimate shall be no more than five (5%) percent of the amount of the Final Budget.

(b)           Tenant, after its receipt of the proposed Budget, shall have the right (but not the obligation) to object to any portion of the proposed Budget which fails to reflect the provisions of this Lease (including the inclusion in Operating Expenses or Real Estate Taxes of amounts not permitted to be so included hereunder) (any objection by Tenant pursuant to the provisions of this sentence being herein called a “Tenant Budget Objection”). If Tenant elects to raise Tenant Budget Objections, then it shall do so by notice to Landlord, which notice shall set forth the Tenant Budget Objections, in reasonable detail, stating the basis for each Tenant Budget Objection. Notwithstanding the foregoing, Tenant may raise the following objections, as Tenant Budget Objections, only if Tenant’s Occupancy Percentage is greater than twenty-five percent (25%): (1) an objection to Landlord’s decision to make a Contemplated OE Includable Capital Item with respect to any major component of the Base Building, as opposed to performing ordinary repairs and/or maintenance with respect to such major component of the Base Building; and (2) an objection to Landlord’s decision to perform ordinary repairs and/or maintenance with respect to such major component of the Base Building, as opposed to making a Contemplated OE Includable Capital Item with respect to such major component of the Base Building; provided, however, that clause (1) of this sentence shall never be deemed to preclude (regardless of Tenant’s Occupancy Percentage) a Tenant Budget Objection relating to whether a particular Contemplated OE Includable Capital Item, set forth in Landlord’s proposed Budget, is in fact an OE Includable Capital Item.

(c)           Landlord and Tenant shall negotiate in good faith to resolve all Tenant Budget Objections with respect to the proposed Budget. If the parties shall be unsuccessful in their efforts to resolve all Tenant Budget Objections, then, subject to the provisions of the next succeeding sentence, all disputes with respect Tenant Budget Objections shall be resolved in accordance with the provisions of Article XII of this Lease. Notwithstanding the foregoing, and without regard to any arbitration result, it is agreed that (i) with respect to any Tenant Budget Objection described in Section 2.4(b)(1) above, Landlord shall have the right to make a Contemplated OE Includable Capital Item with respect to any major component of the Base Building, as opposed to performing ordinary repairs and/or maintenance with respect to such major component of the Base Building, if Landlord establishes, by certification of a qualified engineer reasonably acceptable to Tenant, that such component of the Base Building is beyond its useful life and that continued repair or maintenance (as opposed to replacement) is not commercially practicable (it being agreed that in any such case that Landlord, pursuant to this clause (i), establishes the right to make a Contemplated OE Includable Capital Item with respect to any major component of the Base Building, Tenant may still object to the characterization of such item as an OE Includable Capital Item for purposes of Section 2.2(c)(3) hereof, but only if the same otherwise fails to meet one or more of the requirements of an OE Includable Capital Item as delineated in such Section 2.2(c)(3) hereof), and (ii) with respect to any Tenant Budget Objection described in Section 2.4(b)(2) above, Tenant shall have the right to require Landlord to make a Contemplated OE Includable Capital Item with respect to any major component of the Base Building, as opposed to performing ordinary repairs and/or maintenance with respect to such major component of the Base Building, if Tenant establishes, by certification of a qualified engineer reasonably acceptable to Landlord, that such component of the Base Building is beyond its useful life and that continued repair or maintenance (as opposed to replacement) is not commercially practicable (it being agreed that in any such case that if Tenant, pursuant to this clause (ii), requires Landlord to make a Contemplated OE Includable Capital Item with respect to any major component of the Base Building, Tenant may not object to the characterization of such item as an OE Includable Capital Item for purposes of Section 2.2(c)(3) hereof).

(d)           Within thirty (30) days after the resolution of all Tenant Budget Objections (by agreement of the parties or otherwise as contemplated by Section 2.4(c) above), Landlord shall prepare and deliver to Tenant the final Budget for the Budget Year, which final Budget shall reflect the resolution of all Tenant Budget Objections (such final Budget, for any Budget Year, being herein called the “Final Budget”). Notwithstanding the foregoing, even if all of the Tenant Budget Objections have not theretofore been resolved, Landlord, on or prior to the date that is forty-five (45) days prior to the first (1st) day of the Budget Year, shall nevertheless issue a Final Budget; it being agreed, in such event, that all unresolved Tenant Budget Objections shall be duly noted thereon.

(e)           Notwithstanding anything to the contrary contained in this Section 2.4, Tenant’s right to receive Budgets under this Section 2.4, and to elect to raise Tenant Budget Objections with respect thereto, are rights in addition to (and are not intended in any manner to limit) the rights of Tenant hereunder; and, without limiting the generality thereof, neither (i) the issuance of any proposed Budget, (ii) Tenant’s failure to raise (or its election not to raise) objections (or its election to raise certain objections and not others) with respect to any proposed Budget, nor (iii) the issuance of a Final Budget, shall, in any case, be deemed either (x) Tenant’s agreement that any item set forth in such Budget is either properly includable within “Operating Expense” or “Real Estate Taxes”, as the case may be, or otherwise an item by which it is bound, or (y) a waiver by Tenant of any of its rights under any provisions of this Lease, including the provisions of Section 2.5 hereof; provided, however, that (I) all Contemplated OE Includable Capital Items that are included within the Final Budget without a Tenant Budget Objection noted thereon shall be deemed an OE Includable Capital Item (but in no event shall the amounts to be included Operating Expenses based thereon, be deemed approved or accepted), and (II) all resolutions of Tenant Budget Objections (by agreement of the parties or otherwise as contemplated by Section 2.4(c) above) shall be binding upon both Landlord and Tenant.

(f)            During any Tenant Management Period, Tenant shall be responsible for preparing the Budget and Final Budget and the foregoing provisions of this Section 2.4 shall apply mutatis mutandis, provided that: (i) references therein to “Landlord” shall be deemed to refer to Tenant, (ii) references therein to “Tenant” shall be deemed to refer to Landlord, (iii) references therein to “Tenant Budget Objection” shall be deemed to refer to a “Landlord Budget Objection”, which term shall mean any objection by Landlord to Budget pursuant to the provisions of the  first sentence of Section 2.4(b), (iv) the last sentence of Section 2.4(b) shall be deemed deleted, (v) the last parenthetical in Section 2.4(c) shall be deemed deleted, and (vi) Section 2.4(e) shall be deemed deleted.

2.5	Audit Rights

(a)            Tenant, at Tenant’s sole cost and expense, shall have the right, to be exercised by notice given to Landlord (each, an “Audit Notice”) within two (2) years after receipt of an Operating Expense Statement, Tax Statement or other invoice, to audit and/or inspect (I) in the case of an Operating Expense Statement, Landlord’s books and records pertaining to Operating Expenses for the calendar year for which such Operating Statement is issued (and/or any other items or matters that impact the amount of Tenant’s Operating Expense Share for such calendar year), (II) in the case of a Tax Statement, Landlord’s books and records pertaining to Real Estate Taxes for the calendar year for which such Tax Statement is issued (and/or any other items or matters that impact the amount of Tenant’s Tax Share for such calendar year), (III) in the case of any OE Includable Capital Item(s), copies of all specifications, contracts and invoices pertaining to the OE Includable Capital Item(s), and (IV) in the case of any other invoice, Landlord’s books and records pertaining to any and all sums stated to be due and owing from Tenant pursuant to such invoice (Landlord’s books and records described in clauses (I), (II), (III) or (IV) of this sentence, as applicable, are herein called the “Relevant Books and Records”); provided, that (1) such audit and/or inspection (i) commences within ninety (90) days after the later of (x) the date of the Audit Notice, and (y) the date that Landlord makes all the Relevant Books and Records available to Tenant consistent with the provisions of Section 2.5(b) below, and (ii) thereafter proceeds reasonably to conclusion, (2) Tenant may audit any single calendar year only once in response to any particular Operating Expense Statement, Tax Statement or other invoice (it being understood that any amended Operating Expense Statement, revised Tax Statement or other revised or re-submitted invoice shall be deemed a separate Operating Expense Statement, Tax Statement or invoice, as the case may be, for purposes of this Section 2.5). Tenant may conduct any audit or inspection of the Relevant Books and Records with Tenant’s own employees, or through an accountant or other agent selected by Tenant, or both in combination. With respect any such audit or inspection, Tenant agrees to treat, and, if applicable, use all reasonable efforts to cause its accountant or other agent, to treat, all information regarding the Relevant Books and Records (other than information within the public domain) as confidential; provided, however, that nothing in this sentence shall prevent any disclosure in any dispute regarding the Relevant Books and Records, or otherwise in any court or arbitration proceeding under this Lease, or otherwise as required by any court or other Governmental Authority.

(b)           Landlord shall cause all of its books and records which are (or may become) Relevant Books and Records to be maintained in a complete manner, and one which will permit any audit or inspection thereof to proceed reasonably to conclusion. Without limiting the foregoing in any manner, the Relevant Books and Records with respect to Operating Expenses, for any calendar year, shall include all records and other documentation needed to ascertain that any allocation made by Landlord with respect to the costs described in Section 2.2(c)(5) hereof conforms to the requirements of Section 2.2(c)(5) hereof (including, as applicable, records and documentation relating to Operating Expenses for prior calendar years, and records and documentation relating to other properties owned or operated by Landlord and/or Affiliates of Landlord).

(c)           Promptly after its receipt of an Audit Notice, and until the pertinent audit or inspection is completed, Landlord shall make all the Relevant Books and Records continuously available to Tenant or Tenant’s agents at one (1) single business location (which business location shall be either (i) the Property, or (ii) Landlord’s headquarters or main office, which shall be located in the continental United States) during Building Operating Hours (until such audit or inspection is completed). Throughout Tenant’s conduct of any such audit or inspection, Landlord agrees to cooperate in good faith therewith. As part of its conduct of any such audit or inspection, Tenant or Tenant’s agents may make and retain copies of the whole or any portion of the Relevant Books and Records.

(d)           If Tenant’s audit or inspection of the Relevant Books and Records indicates that Landlord’s calculation of Tenant’s Operating Expense Share for any calendar year, Tenant’s Tax Share for any calendar year, or any other invoiced component of Additional Rent, was overstated and resulted in Tenant overpaying the pertinent item of Additional Rent, or Landlord has included costs in the calculation of Tenant’s Operating Expense Share for any calendar year that are not documented by Landlord, then (i) Landlord, within thirty (30) days after the completion of such audit and/or inspection, shall refund to Tenant the amount of such overpayment, together with interest on the amount thereof at the Applicable Rate for the period from date Tenant made such payment to the date that Landlord makes such refund, and (ii) if such overpayment exceeds four percent (4%) of the actual amount of the pertinent item of Additional Rent, then, in addition, Landlord, within thirty (30) days after Tenant’s request, shall pay to Tenant an amount equal to Tenant’s reasonable out-of-pocket costs in conducting such audit or inspection.

(e)           In any case, should Landlord disagree with the results of Tenant’s audit or inspection, Landlord and Tenant shall refer the matter to a mutually acceptable independent certified public accountant, who shall work in good faith with Landlord and Tenant to resolve the discrepancy. The fees and costs of such independent accountant to which such dispute is referred shall be borne by the unsuccessful party and shall be shared pro rata to the extent each party is unsuccessful as determined by such independent certified public accountant, whose decision shall be final and binding.

ARTICLE III
BUILDING SERVICES, IDENTITY, SIGNAGE, AND MANAGEMENT

3.1	Building Standard and Above Standard Services

During the Term, Landlord shall furnish the following services to Tenant:

(a)           Building Standard Services.  Landlord shall furnish the following services to Tenant throughout the Term (“Building Standard Services”), all of which shall comply with and shall be subject to Legal Requirements and, except as expressly provided to the contrary in this Section 3.1(a), shall be equal to or exceed services customarily provided for Comparable Buildings:

(i)             At all times, hot (i.e., thermostat set in the range of 105° to 110° Fahrenheit for comfort and energy conservation purposes but with the capability to produce hot water for specified purposes at 140° Fahrenheit if requested by Tenant) and cold domestic water in, and for, (x) all restrooms, drinking fountains, kitchen and pantry areas (and other areas or facilities requiring domestic water) within the Leased Premises, and (y) all restrooms, drinking fountains, kitchen and pantry areas (and other areas or facilities requiring domestic water) located in Common Areas.

(ii)            During Building Operating Hours, HVAC service to the Leased Premises and the Common Areas of the Building sufficient to maintain temperatures that are reasonably required for comfortable use and occupancy thereof, in conformity with the standards and specification in effect on the Commencement Date (such HVAC service, as to the Leased Premises, being herein called “Building System HVAC Service”).

(iii)           Electric lighting service for the Common Areas, including the Parking Areas, and, as more particularly set forth in subsection (vi) below, the Leased Premises, all in conformity with the practices for the Property on the Commencement Date.

(iv)           Janitorial service to the Leased Premises and the Common Areas in conformity with the janitorial specifications for the Property as set forth in Exhibit C hereto; provided, however, that (A) Tenant, from time to time, shall have the right, upon sixty (60) days written notice to Landlord, to elect to separately contract for janitorial services for the Leased Premises, and, if Tenant makes such election, then, during all such periods that such election is in effect, Operating Expenses shall exclude the cost of providing janitorial services to the Leased Premises and all other Leasable Areas (and the calculation of the Monthly Estimated OE Payments and Tenant’s Operating Expense Share shall be adjusted accordingly), and (B) during any Tenant Management Period, Tenant, in addition, shall, from time to time, have the right, upon sixty (60) days written notice to Landlord, to take over responsibility for providing janitorial services for the Property, and, if Tenant makes such election, then, during all such periods for which such election is in effect, (I) Operating Expenses shall exclude the cost of providing janitorial services to the Property (and the calculation of the Monthly Estimated OE Payments and Tenant’s Operating Expense Share shall be adjusted accordingly), and (II) Landlord shall reimburse Tenant an amount equal to the sum of (aa) the reasonable costs incurred by Tenant in providing such janitorial services to the Leasable Areas outside the Premises, plus (bb) the excess of (x) the reasonable costs incurred by Tenant in providing such janitorial services to the Common Areas, over (y) Tenant’s Occupancy Percentage of such reasonable costs.

(v)           Access control services for the Building providing Tenant and its employees access to the Leased Premises and the Common Areas at all times; it being understood that Tenant shall have the right, at Tenant’s sole cost and expense, to install and operate such additional access control systems as it shall determine desirable for the purpose of limiting access to or within the Leased Premises, so long as any additional access control systems installed by Tenant are monitored and maintained by Tenant at Tenant’s sole expense.

(vi)           At all times, electricity to Tenant (for use within the Leased Premises and in connection with any Tenant Property located outside of the Leased Premises that consumes electricity), it being agreed that (A) dedicated electrical capacity shall be available to Tenant therefor, at all times, in an amount not less than the dedicated electrical capacity available therefor on the Commencement Date (such dedicated electrical capacity being herein called “Tenant’s Dedicated Electrical Capacity”) (it being agreed that Tenant’s Dedicated Electrical Capacity shall not be deemed to include any electrical capacity available for any Common Areas and/or the operation of any Building Systems), and (B) such electricity shall be made available to Tenant at, and transformed to, a panel box(es) located in the core of each floor of the Building on which the Leased Premises are located (and/or such other panel box(es) servicing the Leased Premises on the Commencement Date). Without limiting the foregoing, Landlord shall have the right, but not the obligation, at Landlord’s sole cost and expense, to install and operate one or more electrical submeters to separately measure Tenant’s electrical consumption with respect to the Leased Premises and any Tenant Property located outside of the Leased Premises, but in no event any electrical consumption attributable to the Common Areas or the operation of any Building Systems (such submeter(s) being herein collectively called the “Premises Submeter”), but only if Landlord likewise installs one or more electrical submeters to separately measure the electrical consumption of all other tenants or occupants of the Property (which, in all events, shall include all electrical demand and consumption with respect to all Leasable Areas, other than the Leased Premises, even if vacant, and with respect to all property belonging to any such other tenants or occupants located outside of Leasable Areas) (such submeter(s) being herein called the “Other Leasable Area Submeters”). If Landlord installs and operates both the Premises Submeters and the Other Leasable Area Submeters (collectively, the “Leasable Area Submeters”) pursuant to the preceding sentence, then, during all periods that all the Leasable Area Submeters are operational, (I) Operating Expenses shall not include any costs of any electricity, the consumption of which is being measured (or which is required to be measured) by any of the Leasable Area Submeters (and the calculation of the Monthly Estimated OE Payments and Tenant’s Operating Expense Share shall be adjusted accordingly), and (II) Tenant, in respect of Tenant’s electrical usage, shall pay to Landlord, as Additional Rent, for any billing period, within thirty (30) days following Tenant’s receipt of Landlord’s billing statement therefor (each, a “Landlord Electrical Invoice”), an amount equal to (a) the product of (x) Tenant’s consumption of electricity, as measured, in KWHs, by the Premises Submeter for such billing period, multiplied by (y) Landlord’s Average Cost Per KWH for such billing period, plus (b) if applicable, any sales tax or other charges payable, by law, on the amount described in clause (a) of this sentence. As used herein, the term “Landlord’s Average Cost Per KWH”, for any billing period, shall mean an amount equal to the quotient obtained by dividing (1) the total dollar amount charged to Landlord by the electric utility company serving the Property (the “Electric Utility Company”) for all electricity furnished to the Property for such billing period, as shown on the Electric Utility Company’s bill therefor (excluding, however, the amount of any sales tax or other charges payable, by law, which may be payable pursuant to such bill), by (2) the total number of kilowatt hours (“KWHs”) of electricity consumed by or in the Property during such billing period, as shown on the Electric Utility Company’s bill therefor. Landlord’s Electrical Invoice, for any billing period, shall (aa) separately set forth (xx) Tenant’s consumption of electricity, as measured, in KWHs, by the Premises Submeter for such billing period, (yy) Landlord’s Average Cost Per KWH for such billing period, and a reasonably detailed computation thereof, and (zz) the sales tax or other charges payable, by law, that are payable by Tenant pursuant to such invoice (and Landlord covenants to remit to the appropriate governmental agency, all such sales tax and other charges paid by Tenant pursuant to such invoice), and (bb) be accompanied by the Electric Utility Company’s bill for such billing period. Notwithstanding the foregoing, during any Tenant Management Period, Tenant shall, from time to time, have the right, upon sixty (60) days written notice to Landlord, to take over responsibility for making payments directly to the Electric Utility Company providing the electric service to the Property, and, if Tenant makes such election, then, during all such periods for which such election is in effect, (I) Operating Expenses shall exclude the cost of providing electricity (and the calculation of the Monthly Estimated OE Payments and Tenant’s Operating Expense Share shall be adjusted accordingly), and (II) Landlord shall reimburse Tenant an amount equal to the excess of (x) the reasonable costs incurred by Tenant in providing electricity, over (y) Tenant’s Occupancy Percentage of such reasonable costs. In addition, Tenant shall indemnify and hold harmless Landlord from and against all third party claims (including claims by other tenants or occupants of the Property) arising out of or relating to any failure or alleged failure to adequately provide the electricity during such periods for which such election is in effect.

(vii)           Security for the Property (including the Building, the Leasable Areas therein and the Common Areas, including the Parking Areas) and/or for the enforcement and control of Parking Areas, all substantially similar to the security services existing on the Commencement Date (such security being herein called the “Property Security”); it being agreed that any additional security (above the Property Security) required for the Leased Premises in order to comply with Legal Requirements in effect from time to time pertaining to banking security systems, devices, services, equipment and procedures, or as otherwise deemed necessary by Tenant, shall be the sole responsibility of Tenant, and not part of the Property Security, and Landlord shall have no responsibility or liability therefor. Notwithstanding the foregoing, during any Tenant Management Period, Tenant shall, from time to time, have the right, upon sixty (60) days written notice to Landlord, to take over responsibility for providing the Property Security, and, if Tenant makes such election, then, during all such periods for which such election is in effect, (I) Operating Expenses shall exclude the cost of providing the Property Security (and the calculation of the Monthly Estimated OE Payments and Tenant’s Operating Expense Share shall be adjusted accordingly), and (II) Landlord shall reimburse Tenant an amount equal to the excess of (x) the reasonable costs incurred by Tenant in providing the Property Security, over (y) Tenant’s Occupancy Percentage of such reasonable costs. In addition, Tenant shall indemnify and hold harmless Landlord from and against all third party claims (including claims by other tenants or occupants of the Property) arising out of or relating to any failure or alleged failure to adequately provide the Property Security during such periods for which such election is in effect.

(viii)        All bulb and ballast replacement in all Common Areas and Building Standard bulb and ballast replacement in the Leased Premises, it being understood that replacement of all fluorescent, incandescent, halogen and other types of bulbs and ballasts in all fixtures existing in the Leased Premises as of the Commencement Date shall be deemed to be Building Standard and that Landlord shall not be obligated to replace any bulbs and ballasts in Tenant’s furniture or furnishings in the Leased Premises.

(ix)           At all times, passenger elevator service to the Leased Premises, subject, outside of Building Operating Hours, to (x) temporary cessation for ordinary repair and maintenance (but, as to each floor of the Building on which the Leased Premises are located, such temporary cessation for ordinary repair and maintenance shall not occur simultaneously for all passenger elevator cabs serving such floor) and (y) reasonable security measures consistent with those generally being employed at Comparable Buildings.

(x)            Maintenance and cleaning of the Property (including the Base Building and the Common Areas, including (aa) the Common Areas on each floor of the Building on which any part of the Leased Premises is located, (bb) the Parking Areas and (cc) all exterior landscaped portions on the Land or immediately adjacent thereto).

(xi)           During Building Operating Hours, non-exclusive use (in common with Landlord and other tenants or occupants of the Property) of the Building’s loading dock(s), freight elevator(s) and related facilities (if and to the extent that such the same either exist on the Commencement Date or are hereafter constructed) (collectively, the “Building’s Loading & Delivery Facilities”), which use shall be without charge, on first-come, first-serve basis, and shall otherwise be subject to the Building Rules.

(xii)          At all times, sanitary sewer service to the Leased Premises and Common Areas.

(xiii)         Trash removal from the Property at designated locations; provided, however, that Tenant, from time to time, shall have the right, upon sixty (60) days written notice to Landlord, to elect to separately contract for trash removal services for the Leased Premises, and, if Tenant makes such election, then, during all such periods that such election is in effect, Operating Expenses shall exclude the cost of providing trash removal services to the Leased Premises and all other Leasable Areas (and the calculation of the Monthly Estimated OE Payments and Tenant’s Operating Expense Share shall be adjusted accordingly).

(xiv)         Snow and ice removal services as required to maintain safe access to the Property at all times during Building Operating Hours.

(xv)          Appropriate precautionary measures to protect the Property from windstorm, hurricanes, flooding and other predictable natural disasters as customarily taken by prudent property owners at Comparable Buildings or as may be required by the insurance provider for the Property.

(xvi)         Maintenance, service and testing of any electric generation systems and equipment to the extent such equipment and systems serve the Common Areas, Leased Premises and Leasable Areas of the Building (and not exclusively the Leased Premises).

(xvii)        Life safety services (through fire alarm systems, energy management systems, etc.) as provided as of the Commencement Date, and, thereafter, as needed to provide such services at level consistent with Comparable Buildings.

(xviii)       Other utilities and services provided to Tenant, the Leased Premises or the Common Areas, as of the Commencement Date, including, if applicable, gas, steam, fuel oil, etc.

Landlord and Tenant acknowledge that Tenant owned and operated the Property prior to the Commencement Date, and Tenant is fully aware of the capabilities and limitations of the Building Systems as of the Commencement Date. Nothing in this Section 3.1(a) shall be deemed to be a covenant or agreement of Landlord, or a representation or warranty of Landlord, express or implied, that Landlord shall upgrade the Building Systems so that the same will hereafter be capable of greater performance then the same are capable of on the Commencement Date, and if the particular standards or specifications herein-above set forth for any Building Standard Service can not be furnished without such an upgrade, then, notwithstanding the foregoing provisions of this Section 3.1(a), Landlord need only provide such service at the highest level (or the level closest to such standards or specifications) which can be provided without such an upgrade (but, in all events, at a level at least equal to that being provided as of the Commencement Date). With respect to the Building Standard Services referenced in Section 3.1(a)(i), (ii), (v) and (ix), Landlord shall furnish such services in such quantities and at such levels that are at least equal to the quantities and levels being furnished at the Property immediately prior to the Commencement Date, with Tenant acknowledging and agreeing that Landlord shall not be required to provide during the Term greater quantities or higher levels of service than is capable of being provided through the Building Systems as the same exist as of the Commencement Date, and that Landlord has no obligation to replace or improve such Building Systems other than in the ordinary course as may be consistent with sound building management practices or as required by Section 5.5 hereof.

(b)           (1)           If Tenant requires electricity for use in the Leased Premises in excess of Tenant’s Dedicated Electrical Capacity, and such required additional electrical capacity is then available at the Property or can be obtained for the Property by Landlord from the Electric Utility Company, then Landlord shall, upon Tenant’s request and at Tenant’s sole cost and expense, furnish and install, or cause to be furnished and installed, the additional equipment (if any) that is reasonably required to furnish such additional electrical capacity to the Leased Premises (including, as needed, wires, risers, conduits, feeders, switchboards and circuit panels), whereupon Tenant’s Dedicated Electrical Capacity shall be automatically increased by such additional electrical capacity.

(2)           Tenant, from time to time, shall have the right to install within the Leased Premises (at locations selected by Tenant), or within the Common Areas, or on the grounds, or roof of the Building, subject to Landlord’s approval not to be unreasonably withheld or delayed, one or more supplemental HVAC units, together with the equipment pads, ducts and other equipment needed to accommodate the equipment and distribute and vent the air generated thereby (collectively, the “Tenant’s Supplemental HVAC Equipment”) for the purpose of providing additional HVAC service (i.e., HVAC service in addition to the Building System HVAC Service) for the Leased Premises or any portion thereof.

(3)           If the Building Systems, as of the date hereof, shall include any chilled or condenser water system (herein called the “Building’s CW System”), then Tenant, in connection with the operation of any Tenant’s Supplemental HVAC Equipment, then Landlord, as a Building Standard Service, shall furnish chilled or condenser water therefrom to Tenant, at a level equal to the level that is being furnished to Tenant therefrom on the Commencement Date (such level being herein called “Tenant’s Allotted CW Capacity”) and at the times that such Tenant's Allotted CW Capacity is being furnished, or made available, on the Commencement Date, without charge to Tenant. If, at any time hereafter, Tenant, by notice to Landlord, may request an increase in Tenant’s Allotted CW Capacity, and, in any such case, (i) if, at the time of such request, the Building’s CW System has sufficient available capacity to permit the requested increase, then Tenant’s Allotted CW Capacity shall be automatically increased by the requested increase, or (ii) if, at the time of such request, the Building’s CW System does not have sufficient available capacity to permit the requested increase, then Landlord shall so notify Tenant, which notice shall indicate whether or not the Building’s CW System is susceptible of an upgrade which would create sufficient available capacity to permit the requested increase. In any case that Landlord’s notice to Tenant shall indicate that the Building’s CW System is susceptible of an upgrade, Tenant shall have to authorize such an upgrade be effected, in which event Landlord, at Tenant’s sole cost and expense, shall cause such upgrade to be effected with reasonable dispatch, whereupon Tenant’s Allotted CW Capacity shall be automatically increased by such requested increase.

(c)           (1)           If and to the extent requested by Tenant from time to time and to the extent the same are reasonably available, Landlord shall provide Tenant with services in excess of Building Standard Services as described in Section 3.1(a) and Section 3.1(b)(3) hereof (“Above Standard Services”). All of the costs incurred by Landlord in connection with providing any special Tenant services shall be paid by Tenant as Above Standard Services Rent, including costs that would not have been incurred but for Tenant’s request for Above Standard Services. Landlord’s charges for Above Standard Services may be established and revised from time to time by Landlord; provided that at no time shall Landlord’s charges for Above Standard Services exceed Landlord’s actual out-of-pocket costs, nor shall Landlord (i) include any overhead or profit in the calculation of Above Standard Services costs or (ii) charge Tenant at a higher rate for Above Standard Services than Landlord charges any other tenant of a Building for comparable services.

(2)           Notwithstanding the provisions of Section 8.1(c)(1) above, or anything else to the contrary contained in this Lease, Landlord shall be required to furnish the following Above Standard Services (herein called the “Required Above Standard Services”), upon the following terms and conditions:

(A)           If Tenant shall request that Building System HVAC Service be furnished to the Leased Premises during times other than during Building Operating Hours (such service, during such times, being herein called “OT Building System HVAC Service”), then Landlord shall furnish OT Building System HVAC Service to Leased Premises during such time or times, consistent with such request and the foregoing specifications. Tenant shall request OT Building System HVAC Service no later than 3:00 p.m. on the Business Day for which the same is requested, or no later than 3:00 p.m. on the last preceding Business Day, in any case where OT Building System HVAC Service is requested for any day that is not a Business Day. Tenant, in respect of OT Building System HVAC Service requested and furnished, shall pay to Landlord an hourly charge therefor, as Above Standard Services Rent, for each hour that OT Building System HVAC Service was requested and furnished, which hourly charge, during any calendar year, shall be at the rate(s) therefor set forth in the Final Budget for such calendar year, and shall not, in any event, exceed the hourly charge generally applicable in Comparable Buildings for overtime HVAC service or other tenants or occupants of the Property.

(B)           If Tenant shall request use of the Building’s Loading & Delivery Facilities during times other than during Building Operating Hours, then Landlord shall make the same available to Tenant to use the same during such times; subject to availability, which shall be on a first-reserved, first served, basis as amongst the tenants and other occupants of the Property. Tenant shall make such a request no later than 3:00 p.m. on the Business Day for which such use is requested, or no later than 3:00 p.m. on the last preceding Business Day, in any case where such use is requested for any day that is not a Business Day. Tenant’s use of the Building’s Loading & Delivery Facilities outside of Building Operating Hours shall be without charge, except that Tenant shall reimburse Landlord, as Above Standard Services Rent, for the actual, reasonable out-of-pocket costs to third parties (without allowance for overhead or profit) to furnish such service to Tenant.

(C)           If Tenant shall request chilled or condenser water from the Building’s CW System during times other than the times that chilled or condenser water is furnished, or made available, to Tenant on the Commencement Date, then Landlord shall furnish same to Tenant during such other times; provided, however, that if Landlord is not then generally furnishing, or making available, chilled or condenser water during such other times without an additional charge, then Tenant shall pay Landlord an hourly charge therefor, as Above Standard Services Rent, for each hour that chilled or condenser water was requested and furnished during such other times, which hourly charge, during any calendar year, shall be at the reasonable rate(s) therefor set forth in the Final Budget for such calendar year, but shall not, in any event, exceed either (x) the hourly charge generally applicable in Comparable Buildings for overtime chilled or condenser water service or (y) Landlord's hourly charge to other tenants or occupants of the Property for overtime chilled or condenser water service from the Building's CW System.

(d)           Landlord shall furnish Tenant at least five (5) Business Days prior written notice of any non-emergency suspension or interruption in the Building Standard Services scheduled by Landlord for routine repairs or maintenance; provided, however, that (i) no such non-emergency suspension or interruption shall be during Building Operating Hours, and (ii) if any such non-emergency suspension or interruption will render the Common Areas or the Leased Premises inaccessible, without electric power, without cold domestic water or sanitary sewer service or otherwise untenantable in the ordinary course, then Landlord shall provide Tenant with not less than sixty (60) days’ prior notice thereof.

(e)          To the extent the services described in this Section 3.1 require electricity, water or other utility services supplied by public utilities, Landlord shall not be deemed to be in breach of Landlord’s covenants hereunder because of the failure of a public utility to supply the required services so long as Landlord uses all commercially reasonable efforts to cause the applicable public utility to furnish the same.  Except as expressly provided in Section 3.1(f) and Section 6.3, the failure by Landlord to furnish the services described in this Section 3.1 (or any cessation thereof), if caused solely by reason of Force Majeure Events, shall not render Landlord liable for damages to Tenant, be construed as an eviction of Tenant, give rise to an abatement of Rent, or relieve Tenant from fulfillment of any covenant or agreement hereof.

(f)           Notwithstanding the foregoing, if (i) Landlord fails to provide any of the services Landlord is obligated to provide under this Lease (for any reason other than the gross negligence or willful misconduct of Tenant or any Tenant Party), (ii) such failure adversely impacts Tenant’s use or enjoyment of the Leased Premises or any portion thereof (and Tenant actually ceases to use the affected area for business operations), and (iii) such failure continues for more than three (3) consecutive days after notice from Tenant to Landlord (any such failure, a “Service Failure”), then all Rent due under this Lease for the affected portion of the Leased Premises shall be abated for the entire duration of the Service Failure.  In addition to Tenant’s foregoing rights, Tenant shall have the right, but not the obligation, to cure any Services Failure if, and to the extent, permitted under Section 13.1(b) and, as provided therein, to recover the reasonable cost thereof from Landlord.

3.2	Separate Charge Parking Areas

(a)          If there are any Separate Charge Parking Areas located upon the Property as of the Commencement Date, Landlord may assess a separate charge(s) for the use thereof (whether such use is by Tenant, any Tenant Parties and/or the customers, invitees and guests of Tenant or any Tenant Parties), provided, that any such separate charge(s) shall be uniformly applied to all users of the Separate Charge Parking Areas (including other tenants and occupants of the Property, and their customers, invitees and guests, as well as any others permitted to use the Separate Charge Parking Areas), and (iii) shall not exceed, in any event, the separate charge(s) generally applicable with respect to similar parking areas appurtenant to, or operated by owners or operators of, Comparable Buildings.

(b)          Except for the Separate Charge Parking Areas (if any), Landlord may not assess any separate charge for use of any Parking Areas (whether Tenant Dedicated Parking Areas or Non-Dedicated Parking Areas), or the use of any other Common Areas.

3.3	Graphics and Building Directory

(a)          On each floor of the Building on which the Leased Premises are located, and at each location within the Property where Tenant maintains such signage as of the Commencement Date, Tenant may install and maintain signage using Tenant’s name, identity, logos and/or graphics (as Tenant may change its name, identity, logo and/or graphics from time to time), and/or the similar signage of any Tenant Party or Affiliate of Tenant occupying the Leased Premises, and/or any directory signage for the Leased Premises containing the name of Tenant and/or any Tenant Parties or Affiliates of Tenant occupying the Leased Premises, suite or room number references and/or businesses or departments references. Such signage shall be located on or adjacent to entrances to the Leased Premises (or, as to any such signage maintained as of the Commencement Date, it may be kept in its current location). If, at any time after the installation of any such signage on any particular floor of the Building on which the Leased Premises are located, no portion of the Leased Premises shall any longer be located on such floor of the Building, then Tenant, at its cost, shall remove such signage.

(b)          If the lobby of the Building contained a building directory on the Commencement Date, or if Landlord elects to install or construct a building directory in the lobby of the Building at any time, then any such building directory board shall contain the listing of Tenant’s name and such other information as Tenant shall reasonably require from time to time (including, at Tenant’s option, the names of all of Tenant’s businesses, Tenant Parties and Affiliates as Tenant shall designate), and Tenant shall be entitled to Tenant’s Occupancy Percentage, from time-to-time, of the space contained in such directory. Any new listings designated by Tenant from time to time shall be installed by Landlord at Tenant’s expense.

(c)          Nothing contained in this Section 3.3 (or otherwise in this Lease) shall be deemed to restrict, in any manner, Tenant’s rights to maintain any signage, directories or other displays, within the Leased Premises or any part thereof.

3.4	Building Signage; Exclusivity

(a)           (1)          For purposes hereof, the following terms shall have the meanings hereinafter ascribed thereto:

(A)          "Building Signage" shall mean, collectively, (i) exterior building signage (i.e., signage affixed to the exterior of the Building), (ii) lobby signage (i.e., signage within the Building's main or other multi-tenant lobby or lobbies, but distinguished from any signage described in Section 3.3 hereof), (iii) monuments which accommodate signage anywhere upon the Property, together with any signage placed thereon, and (iv) any other signage upon the Property located outside of the interior of the Building.

(B)           “Building Identification Signage” shall mean Building Signage which, due to its size, location and other incidents of prominence, has the effect of naming or identifying the Building, from the standpoint of the public.

(C)           "Tenant's Building Signage" shall mean any and all Building Signage (i) installed or maintained by Tenant (or at its instance), and (ii) displaying the name, identity, logo and/or graphics of (x) Tenant (and/or any of its Affiliates) or (y) any Tenant Party (and/or any of its Affiliates).

(D)          "Other Building Signage" shall mean any and all Building Signage that is not Tenant's Building Signage.

(2)         Tenant, throughout the Term, shall have the right to continue to maintain all Tenant's Building Signage existing as of the Commencement Date.

(3)           In addition, Tenant, throughout the Term, shall have the right to (i) erect, install and maintain additional Tenant's Building Signage, (ii) make alterations to any then existing Tenant's Building Signage which change the name, identity, logo and/or graphics comprising the content thereof (so long as the same remains Tenant Building Signage as hereinabove defined), and/or (ii) make any other alterations to any then existing Tenant's Building Signage (it being understood that alterations to any then existing Tenant's Building Signage may include the removal and replacement thereof, or the mere removal thereof), but all such additional Tenant's Building Signage and/or any such alterations shall be subject to Landlord’s approval (but only as to construction means and methods, size and location, and not as to content, style, shape, color or other aesthetics), which approval shall not be unreasonably withheld or delayed.

(4)           Notwithstanding the foregoing, Tenant may not make any alterations to any Building Identification Signage which change the name comprising the content thereof unless the new name is either (i) the name of a Wachovia Party, (ii) the name of another financial institution (or one of its Affiliates), (iii) the name of a Fortune 500 company (or one of its Affiliates), or (iv) another name (not described in clauses (i) through (iii) of this sentence) which Tenant shall propose, and Landlord shall approve (which approval shall not be unreasonably withheld or delayed).

(5)           In connection with any initial installation of, or alterations to, any Tenant’s Building Signage during the Term (as well as any repair or maintenance of Tenant's Building Signage during the Term), Tenant, at Tenant’s sole cost and expense, shall comply with all Legal Requirements. Tenant, in addition, shall repair any damage to the interior or exterior of the Building caused by Tenant’s initial installation of, alterations to, any Tenant's Building Signage; but the foregoing shall not obligate Tenant to restore any portions of the Building’s façade that are affected by Tenant's Building Signage being affixed thereto (but, in the case of Tenant's removal thereof, Tenant, at its expense, shall patch any holes in, and/or cover over, by sign blanks of similar size, shape and appearance, the affected areas of Building’s façade, to the extent visible).

(b)           Throughout the Term, Other Building Signage shall be restricted as follows:

(1)           During any period during the Term that either (i) Tenant’s Occupancy Percentage shall be at least fifty percent (50%), or (ii) the Leased Premises shall include a retail bank location (whether or not the same is then being operated) (any such period being herein called a "Tenant Prominence Period"), Landlord shall not erect, install or maintain, or permit any person (other than Tenant) to erect, install or maintain, any Other Building Signage, unless (x) there is then existing Tenant's Building Signage, and (y) such Other Building Signage is of less prominence than such then existing Tenant's Building Signage.

(2)           During any period during the Term other than a Tenant Prominence Period, Landlord shall not erect, install or maintain, or permit any person (other than Tenant) to erect, install or maintain, any Other Building Signage, unless (x) there is then existing Tenant's Building Signage, and (y) such Other Building Signage is of equal or less prominence than such then existing Tenant's Building Signage.

(3)           Without limiting the foregoing in any respect, during any Tenant Prominence Period, Tenant shall have (i) the sole and exclusive right to name the Building (or any other part of the Property), and (ii) the sole and exclusive right to erect (or permit to be erected) any Building Identification Signage.

(c)           During the Term, for so long as (i) Tenant’s Occupancy Percentage shall be at least twenty-five percent (25%), or (ii) the Leased Premises shall include a retail bank location (whether or not the same is then being operated), Landlord will not allow any portion of the Property (other than the portion of the Property then leased to Tenant) to be used as a retail financial services operation, without Tenant’s prior written consent, which consent may be withheld in Tenant’s sole and absolute discretion.  For purposes of this Lease, the term “retail financial services operation” shall include any retail banking, or other operation constituting a banking use or purpose, including any operation involving receiving deposits, making loans (commercial or consumer), sale of securities or mutual funds or sale of insurance products to the general public, whether done by a state bank, national bank, savings and loan association, trust company, credit union, mortgage or securities broker or company, insurance company, or other entity, whether by walk-up, drive-in teller facility or otherwise; provided, however, that (x) the term retail financial services operation shall not include general office use, and (y) in that regard, the offices of an insurance company engaged primarily in underwriting activities shall not be deemed a retail financial services operation solely because insurance policies are sold from such offices on an incidental basis.

(d)           Tenant’s exclusivity rights as described above at Section 3.4(c) hereof also includes the exclusive right to place ATMs in the Building or otherwise on the Property, including all exterior areas of the Building and the Land. Tenant shall have the right, for no additional Rent, to place not more than five (5) ATMs at locations outside of the Leased Premises in and about the Common Areas. There is no restriction on the number of ATMs that Tenant can maintain within the Leased Premises, including any Drive-Through Banking Facilities. However, except for any ATMs existing as of the Commencement Date, the plans and specifications, and specific locations, for any ATMs located outside the Leased Premises are subject to Landlord’s prior written consent, which consent will not be unreasonably withheld or delayed. Tenant, at its expense, shall install, maintain, operate and repair such ATMs in compliance with all Legal Requirements. At the expiration or earlier termination of this Lease, Tenant, at its expense, shall remove the ATMs in accordance with Section 5.3 hereof. The restrictions set forth herein shall not apply to ATMs operated by third parties as of the date of this Lease.

(e)           Notwithstanding anything to the contrary contained in this Lease, the rights granted to Tenant pursuant to this Section 3.4 shall be subject and subordinate to the rights of any Building tenants whose leases are in effect as of the Commencement Date (but if, and to the extent, such rights are set forth in such leases as of the Commencement Date). For example purposes only, and not as a means of limitation, if an existing tenant’s lease (as in effect on the Commencement Date) requires such existing tenant’s approval for a change in the name of the Building, then Tenant may not cause the name of the Building to change without such existing tenant’s approval. As another example, if an existing tenant’s lease (as in effect on the Commencement Date) provides for such existing tenant to place its name on exterior and/or monument signage, then any exercise of such existing tenant’s rights shall not be deemed to be a violation of Tenant’s rights under this Lease.

3.5	Tenant’s Exterior Equipment

(a)           Tenant, throughout the Term, shall have the right to continue to maintain and operate all of Tenant’s communications, service and other equipment (including any satellite dishes, transmitters and/or antennas, Tenant’s Supplemental HVAC Equipment, fuel tanks, generators, etc., as well as any other equipment required to operate the foregoing or to connect the same to the Leased Premises, e.g., conduits and cables) which, as of the Commencement Date, are located upon the roof of the Building or otherwise in a portion(s) of the Property located outside of the Leased Premises (collectively, “Tenant’s Existing Exterior Equipment”).

(b)           In addition to Tenant’s Existing Exterior Equipment, Tenant, throughout the Term, shall have the right to install (and, after such installation, maintain and operate) additional communications, service and other equipment upon the roof of the Building and/or any other portion(s) of the Property outside of Leasable Areas, subject, however, to obtaining Landlord’s consent thereto, which consent shall not be unreasonably withheld or delayed, provided, that (i) such additional communications, service and other equipment shall not materially compromise the aesthetics or appearance of the Building, (ii) such additional communications, service and other equipment shall not impose any additional expense upon Landlord which Tenant is not willing to pay or reimburse Landlord for, and (iii) such additional communications, service and other equipment shall be designed and installed in compliance with all Legal Requirements, and otherwise in a manner so as not to (1) adversely affect the Base Building, including the operation of any of then existing Building Systems, (2) create an unreasonable risk of injury to persons or property, or (3) in the case of equipment to be located upon the roof of the Building, void or impair any applicable roof warranty.

(c)           The following provisions shall apply to Tenant’s Existing Exterior Equipment, as well as any additional communications, service and other equipment installed by Tenant under Section 3.4(b) above (herein collectively called “Tenant’s Exterior Equipment”):

(1)           All Tenant’s Exterior Equipment shall be maintained and operated at Tenant’s sole cost and expense and in accordance with all Legal Requirements.

(2)           Any material changes to any then existing Tenant’s Exterior Equipment (i.e., changes regarding size, location, etc.) shall first be approved by Landlord, which approval will not be unreasonably withheld or delayed.

(3)           At all times, Tenant and the pertinent Tenant Parties shall have unrestricted access to all the areas of the Property upon, or within, which any of Tenant’s Exterior Equipment is located for purposes of operating, servicing, repairing or otherwise maintaining said equipment. In connection therewith, Tenant shall not unreasonably disturb any other tenants of the Building.

(d)           The following provisions shall apply to Tenant’s Exterior Equipment located on the roof of the Building (sometimes herein separately called “Tenant’s Rooftop Equipment”):

(1)           In order to maintain rooftop availability consistent with the needs of Tenant and other tenants and occupants of the Building, Landlord shall not install, or permit to be installed, any equipment on the roof of the Building other than Tenant’s Rooftop Equipment and the Other Qualified Rooftop Equipment.  “Other Qualified Rooftop Equipment” shall mean (i) any rooftop equipment constituting a component of the Building Systems, (ii) any communications or other rooftop equipment belonging to any other tenant or occupant of the Building for use in connection with its business operations in the Building, and (iii) if sufficient space on the roof of the Building is available therefor (after taking into account both the current and future needs of Tenant, and other tenants and occupants of the Building, and after consultation with Tenant as to its current and future needs), any communications equipment belonging to an area service provider.

(2)           In the event that Landlord’s performance of any repair or maintenance to the Common Areas, including the roofs of the Building, require the temporary relocation of any Tenant’s Rooftop Equipment, then (i) Landlord shall provide Tenant with sixty (60) days’ notice of the need therefor, (ii) Tenant, as soon thereafter as is reasonably practicable, shall effect such temporary relocation of such Tenant’s Rooftop Equipment (it being understood that Tenant shall have the right to effect such temporary relocation in a manner that will prevent any interruption in the service provided by Tenant’s Rooftop Equipment), (iii) Landlord shall complete its repair or maintenance in question as soon as reasonably practicable, and (iv) Tenant, as soon as reasonably practicable after Landlord’s completion of such repair or maintenance, shall re-install such Tenant’s Rooftop Equipment in its prior location; it being agreed that (x) the temporary relocation and re-installation work to be done by Tenant shall be done at Tenant’s expense; it being agreed that in no event shall Operating Expenses ever include any amounts associated with the repair, maintenance or temporary relocation of any rooftop equipment (other than Other Qualified Rooftop Equipment constituting a component of the Building Systems, as opposed to any Other Qualified Rooftop Equipment of any tenant or occupant of the Building or any other person other than Landlord as to the Building Systems).

(3)           If Landlord shall install, or permit the installation, of any Other Qualified Rooftop Equipment, then the same shall be located, designed and operated so as not to interfere with the operation (including, as applicable, any signals to and from) any of Tenant’s Rooftop Equipment, the installation of which, in accordance with this Section 3.5, predates the installation of such Other Qualified Rooftop Equipment. Similarly, any Tenant’s Rooftop Equipment hereafter installed by Tenant shall be located and designed so as not to interfere with the operation (including, as applicable, any signals to and from) any Other Qualified Rooftop Equipment that may have previously been installed. The party responsible for the equipment which interferes with equipment previously installed by the other shall be required, at its or their expense, to take all measures necessary to eliminate the source of interference caused by such party’s equipment.

3.6	Building Management

(a)           During any period during the Term (each such period, a “Landlord Management Period”) that is not a Tenant Management Period, Landlord, subject to and in accordance with the provisions of Section 3.6(b) hereof, shall appoint a property management company (each, a “Landlord Appointed Property Manager”) to manage the Property.  During any period during the Term that is a Tenant Management Period, Tenant, subject to and in accordance with the provisions of Section 3.6(c) hereof, shall itself be the property manager of the Property. The term "Property Manager" shall mean (i) during any Landlord Management Period, the Landlord Appointed Property Manager and (ii) during any Tenant Management Period, Tenant.

(b)           During any Landlord Management Period, Landlord shall appoint the Landlord Appointed Property Manager (and Landlord shall have the right to change the Landlord Appointed Property Manager at any time, or from time to time, during such Landlord Management Period); provided, however, that (i) prior to appointing a Landlord Appointed Property Manager, Landlord shall notify Tenant of Landlord’s intention to do so, which notice shall provide the name, address and profile of the property management company that Landlord intends to appoint as Landlord Appointed Property Manager, and Landlord shall not appoint a Landlord Appointed Property Manager as to which Tenant has a reasonable objection (it being acknowledged by Tenant that, as of the date hereof, it has no reasonable objection to an Affiliate of Landlord), and (ii) if any Landlord Appointed Property Manager consistently fails to perform its property management duties in a timely, complete and professional manner that is consistent with the highest level of property management services provided at Comparable Buildings, Tenant, by notice to Landlord, may require Landlord to replace such non-performing Landlord Appointed Property Manager with a new Landlord Appointed Property Manager appointed by Landlord, and reasonably approved by Tenant (in which event, Landlord, promptly after receipt of such notice, shall propose, for Tenant’s consideration, one or more other property management companies to act as the new Landlord Appointed Property Manager, and upon Tenant’s approval of any thereof, Landlord shall appoint such property management company as the new Landlord Appointed Property Manager).

(c)           Tenant, from time to time during the Term, shall have the right, upon notice to Landlord (each, a “Management Designation Notice”), (i) to designate the Property as a “Tenant Managed Property” and (ii) if the Property is then designated as a Tenant Managed Property, to re-designate the Property as a “Non-Tenant Managed Property”.  If, at any time, Tenant shall designate the Property as a Tenant Managed Property, then each period that commences on the date forty-five (45) days after the date on which Tenant gives Landlord a Management Designation Notice so designating the Property and ending on the date forty-five (45) days after the date on which Tenant gives Landlord a Management Designation Notice re-designating the Property as a Non-Tenant Managed Property is herein referred to as a “Tenant Management Period”.  If Tenant shall give Landlord a Management Designation Notice designating the Property as a Tenant Managed Property, then the following provisions shall apply:

(1)           Prior to the first day of the Tenant Management Period in question, Landlord shall (i) terminate its existing agreement(s) (if any) with the then current Landlord Appointed Property Manager (and Landlord shall pay, without any obligation on the part of Tenant to reimburse Landlord by way of Operating Expenses or otherwise, any premium or penalty associated with such termination), and (ii) enter into a property management agreement for the Property with Tenant (as the property manager of the Property), which agreement shall be in form and substance reasonably satisfactory to Landlord and Tenant, shall be consistent with the rights afforded Tenant in this Section 3.6(c) and shall set forth, among other things, the rights and obligations of the parties delineated in Section 3.6(c)(2) and (3) below. Each such property management agreement for the Property entered into by Landlord and Tenant is herein called a “Tenant Management Agreement”; the management services to be furnished by Tenant (as the property manager) from time to time pursuant to a Tenant Management Agreement are herein collectively referred to as the “Tenant Management Services”.

(2)           During any Tenant Management Period, Tenant, as reflected in the Tenant Management Agreement, (i) shall be the Property Manager (and may, from time to time during such Tenant Management Period, manage the Property using one or more groups of its own employees or through a Tenant, and/or a Tenant Sub-Manager appointed pursuant to the provisions of Section 3.6(c)(3) below), (ii) shall receive an annual management fee equal to two and one-half percent (2.5%) of Gross Revenues for the Property (and the amount of such management fee actually paid to Tenant shall be included in Operating Expenses pursuant to Section 2.2(c)(1)(viii) above), (iii) shall, without the need to obtain Landlord’s prior approval, direct the day-to-day services, supervision of contractors and service providers, maintenance and repairs and the performance of work that is included in the Final Budget (capital or ordinary) for such calendar year, (iv) shall without the need to obtain Landlord’s prior approval, have the right to perform (or cause to be performed) work that is required to address an emergency situation and that costs less than ten percent (10%) of the Final Budget for such calendar year, (v) shall, with Landlord’s prior approval (which approval shall not be unreasonably withheld, and with Landlord having the obligation to respond within twenty-four (24) hours of Tenant’s request), have the right to perform (or cause to be performed) other work that is required to address an emergency situation (i.e., work costing ten percent (10%) or more of the Final Budget for such calendar year), and (vi) shall, during any portion of the Tenant Management Period during which Tenant’s Occupancy Percentage is ninety percent (90%) or greater, have the right to elect to have the Tenant Management Services include rent collection services, bill paying services or accounting services (collectively, the “Financial Services”).

(3)           During any Tenant Management Period, Tenant, at Tenant’ sole cost and expense (which shall not be included in Operating Expenses), shall have the right to retain one or more third party property management companies as a sub-manager(s) (each, a “Tenant Sub-Manager”) to perform some or all of the Tenant Management Services (which right shall include the right, at any time and from time to time during such Tenant Management Period, to change any Tenant Sub-Manager(s) and to eliminate the use of any or all Tenant Sub-Managers); provided, however, that (I) prior to appointing a Tenant Sub-Manager, Tenant shall notify Landlord of Tenant’s intention to do so, which notice shall, in the case of qualified third party property management company, provide the name, address and profile of the property management company that Tenant intends to appoint as a Tenant Sub-Manager, or, in the case of a designated group of Tenant’s own employees, the qualifications of such designated employees, and Tenant shall not appoint, as a Tenant Sub-Manager, any third party property management company to which Landlord has a reasonable objection, and (II) if any property management company then serving as a Tenant Sub-Manager consistently fails to perform its property management duties in a timely, complete and professional manner that is consistent with the highest level of property management services provided at Comparable Buildings, Landlord, by notice to Tenant, may require Tenant to replace such non-performing Tenant Sub-Manager with a new Tenant Sub-Manager appointed by Tenant, and reasonably approved by Landlord (in which event, Tenant, promptly after receipt of such notice, shall propose, for Landlord’s consideration, one or more other property management companies or group of Tenant’s own employees to act as the new Tenant Sub-Manager, and upon Landlord’s approval of any thereof, Tenant shall appoint such property management company or group of Tenant’s employees as the new Tenant Sub-Manager).

(4)           During any portion of any Tenant Management Period during which the Tenant Management Services include the Financial Services, there shall be included in the Operating Expenses (notwithstanding anything to the contrary contained in Section 2.2(c) above), and Landlord shall be entitled to receive, an asset management fee equal to one-half percent (0.5%) of the Gross Revenues for the Property attributable to such portion of Tenant Management Period.  During any portion of any Tenant Management Period that the Tenant Management Services do not include the Financial Services, there shall be included in the Operating Expenses (notwithstanding anything to the contrary contained in Section 2.2(c) above), and Landlord shall be entitled to receive, an asset management fee equal to one percent (1.0%) of the Gross Revenues for the Property attributable to such portion of Tenant Management Period.

(d)           Any disputes between Landlord and Tenant with respect to any matters arising under this Section 3.6 shall be subject to resolution as provided in Article XII.

ARTICLE IV
CARE OF PREMISES; LAWS, RULES AND REGULATIONS

4.1	Surrender of Leased Premises

Upon the expiration or any earlier termination of this Lease, Tenant shall surrender the Leased Premises to Landlord subject to the provisions of Section 5.3 hereof, and otherwise in good condition and repair, reasonable wear and tear excepted (subject, however, in addition, to such damage or destruction that Tenant, as of such expiration or earlier termination, is not, pursuant to the express provisions hereof, obligated to repair or restore). Upon such expiration or termination of this Lease, Landlord shall have the right to re-enter and resume possession of the Leased Premises immediately.

4.2	Access of Landlord to Leased Premises

(a)           Subject to the provisions of this Section 4.2, Landlord (through its authorized contractors, agents or representatives) may enter into and upon any part of the Leased Premises during reasonable hours and upon reasonable notice (which shall mean (x) except cases of emergency, at least 24 hours prior notice to Tenant, and (y) in cases of emergency, such prior notice, if any, or contemporaneous notice, as shall be reasonable under the circumstances), for the following purposes: (i) to make such alterations or repairs to the Property as Landlord is required, or expressly authorized, to make pursuant to this Lease; (ii) to otherwise perform Landlord’s obligations under this Lease; (iii) for the purpose of showing the same to existing or prospective purchasers or lenders; (iv) at any time during the last twelve (12) months of the Term (assuming no further Renewal Option is then available to Tenant), to show the Leased Premises to prospective tenants; and (v) with respect to any portion of the Leased Premises which then constitutes Surrender Space, at any time after Landlord’s receipt of the notice from Tenant rendering the same Surrender Space, to show the same to prospective tenants. Notwithstanding the foregoing, for so long as Landlord shall be providing routine janitorial services to the Leased Premises pursuant to Section 3.1(a)(iv) hereof, Landlord, through it cleaning contractor, shall have access, without any requirement of notice, to perform such routine janitorial service.

(b)           With respect to any of the aforementioned authorized entries by Landlord into and upon any part of the Leased Premises (other than for routine janitorial service), Tenant shall be entitled to have its representative accompany Landlord.

(c)           Tenant shall not be entitled to any abatement or reduction of Rent by reason of any of the aforementioned authorized entries by Landlord, so long as Landlord shall comply with its obligations hereunder (including those set forth in Section 4.2(d) below).

(d)           Landlord shall not interfere with the operation of Tenant’s business during any of the aforementioned authorized entries. Without limiting the generality of the foregoing, Landlord shall make any routine repairs requiring access to the Leased Premises after Building Operating Hours.

(e)           Notwithstanding any of the foregoing, unless otherwise instructed by Tenant in writing, Landlord shall not enter areas designated by Tenant as high security areas (the “Security Areas”) unless an emergency situation exists. All access by Landlord shall be subject to applicable federal banking regulations.

(f)            If the demarcation point of services for the Building, including but not necessarily limited to telecommunications, electricity, water, fire suppression, etc. (the “Service Entrance”) is located within the Leased Premises, then Landlord may, at Landlord’s option, at Landlord’s sole expense, relocate such Service Entrance to a location outside of the Leased Premises, and make all necessary modifications to maintain Tenant’s then existing services to the Leased Premises. If the Service Entrance for the Building is located within the Leased Premises and if such location of the Service Entrance for the Building at any time in the future is deemed by Tenant to interfere with Tenant’s desired reconfiguration of its use of or improvements in the Leased Premises, then Landlord shall, at Landlord’s sole expense, relocate such Service Entrance to a location outside of the Leased Premises, and make all necessary modifications to maintain Tenant’s then existing services to the Leased Premises, within a reasonable time after Tenant’s written request. If the Service Entrance for the Building is located within the Leased Premises, then until Landlord relocates such Service Entrance to a location outside of the Leased Premises, Tenant shall allow Landlord and other tenants of the Building reasonable access to the Service Entrance as required to connect services thereto, but each and any such access shall be subject to reasonable advance notice (not less than one (1) full Business Day, except in the case of emergencies), and shall be supervised by security or technical personnel designated by Tenant (which may be Tenant’s own employees), Landlord shall be solely responsible for the cost of such security or technical personnel, and Landlord shall reimburse Tenant, upon demand, therefor, and for any and all additional costs incurred by Tenant because of such access. In no event shall Landlord or any tenant of the Building other than Tenant be entitled to connect to, extend from, modify, alter, interrupt or otherwise use, or in any way affect the operation of Tenant’s services.

4.3	Nuisance

Tenant shall conduct its business, and use reasonable efforts to cause all Tenant Parties to conduct their activities upon the Leased Premises, in such a manner as not to create any nuisance, or unreasonably interfere with, or unreasonably annoy or disturb, any other tenant or occupant of the Property in its occupancy of the Leasable Areas demised to it or Landlord in its operation of the Property.  Landlord shall operate the Property, and use reasonable efforts to cause all Landlord Parties to conduct their activities upon the Property, in such a manner as not to create any nuisance, or unreasonably interfere with, or unreasonably disturb Tenant or any Tenant Party in its occupancy of the Leased Premises. Landlord shall use reasonable efforts to cause all other tenants and occupants of the Property to conduct their businesses, and use reasonable efforts to cause their employees, agents and contractors to conduct their activities upon the Property, in such a manner as not to create any nuisance, or unreasonably interfere with, or unreasonably disturb Tenant or any Tenant Party in its occupancy of the Leased Premises.

4.4	Legal Compliance

(a)           Tenant shall comply with all Legal Requirements requiring compliance (including compliance requiring the performance of any alterations or repairs) in, to or upon, or with respect to, the Leased Premises (inclusive of the Leasehold Improvements therein); provided, however, that Tenant shall not be required to perform any alterations or repairs to the Base Building in order to comply with Legal Requirements, except to extent that the need for such compliance arises by reason of Tenant’s particular manner of use of the Premises.

(b)           Landlord shall not enforce Tenant’s obligations to comply with Legal Requirements as set forth in Section 4.4(a) above unless (i) Landlord’s failure to do so constitutes a violation of Legal Requirements by Landlord or makes Landlord liable for Tenant’s continuing violation, (ii) Landlord is required to do so by any notice of violation, order, decree, permit, rule or regulation issued by any Governmental Authority or (iii) Landlord’s failure to do so would endanger the health, safety or welfare of any person on or about the Leased Premises or the Property.

(c)           Landlord shall comply with all Legal Requirements requiring compliance (including compliance requiring the performance of any alterations or repairs) in, to or upon, or with respect to, the Base Building (except to the extent that Tenant, pursuant to the express provisions contained in the proviso to Section 4.4(a) above, is required to comply therewith) and/or the Common Areas.

4.5	Rules of Building

Tenant shall comply with, and use its reasonable efforts to cause all Tenant Parties to comply with, the existing rules and regulations of the Building, which are set forth in Exhibit C hereto, and such reasonable changes therein as Landlord at any time or times may hereafter make, and communicate in writing to Tenant, for the safety, protection, care and cleanliness of the Leased Premises, the Building and the Property, the operation thereof, the preservation of good order therein and the comfort of the tenants of the Building and their agents, employees and invitees, consistent with Comparable Buildings, which reasonable changes shall be binding upon Tenant upon Tenant’s receipt of notice thereof (such existing rules and regulations, as the same may be changed consistent herewith, being herein called the “Building Rules”). In the event of a conflict between the provisions of this Lease and the Building Rules, the provisions of this Lease shall control. In no event shall the Building Rules impose any monetary obligations upon Tenant. Landlord shall use its reasonable efforts to cause all tenants of the Building to comply with the Building Rules to the extent that failure to so comply will materially affect Tenant’s use or enjoyment of the Leased Premises.  Landlord shall not enforce the Building Rules with respect to Tenant in a manner that is more restrictive than Landlord’s enforcement of the Building Rules as to any other tenants of the Building.

4.6	Use and Violations of Insurance Coverage

(a)           Tenant shall not occupy or use the Leased Premises, or permit any portion of the Leased Premises to be occupied or used, for any business or purpose that (i) is unlawful, (ii) creates noxious or offensive odors emanating from the Leased Premises into other Leasable Areas or the Common Areas, or (iii) increases the rate of fire insurance coverage on the Property or its contents unless Tenant pays for the cost of such increased insurance premium. Tenant shall have the right to amend any then existing certificate of occupancy relating to the Leased Premises, or pursue any separate license or permit, to permit additional lawful uses consistent with the provisions of Section 1.5 hereof; and Landlord shall reasonably cooperate with Tenant’s efforts in that regard, including promptly executing (and providing any information known by Landlord for) any applications or similar documents with respect thereto.

(b)           Tenant shall not cause or permit any Hazardous Materials to be used, generated, treated, installed, stored or disposed of in, on, under or about the Leased Premises, except for such quantities of the same which are included within items used by Tenant (or any Tenant Party) in connection with its business at the Leased Premises; provided, that (i) the use of such Hazardous Materials is consistent with the customary and reasonable business practice of entities conducting similar business to that being conducted at the Leased Premises, and (ii) Tenant complies with all Legal Requirements applicable to such Hazardous Materials.  It is hereby agreed that possession and use of copy machines and machines used to electronically accept or produce written data which utilize small amounts of chemicals which may be included in the definition of Hazardous Materials shall be considered a “customary and reasonable business practice” within the meaning of the previous sentence.

4.7	Environmental Laws

(a)           Tenant has conveyed the Property to Landlord, and Landlord has accepted and acquired ownership of the Property, pursuant to the Purchase Agreement.  As used herein, the term “Environmental Information”  shall mean all environmental reports and studies delivered to Landlord by Tenant or obtained by Landlord in connection with the acquisition of the Property, which reports and studies are listed on Exhibit C hereto.  The term “Environmental Matters” shall mean any matters reported in the Environmental Information.

(b)           Landlord shall be solely responsible for and shall undertake all Remedial Work required by any Governmental Authority, or as necessary to comply with, and not violate, Legal Requirements, arising from: (1) Hazardous Materials on or in the Property as of the Commencement Date (including the Environmental Matters to the extent thereon or therein), excluding, however, Hazardous Materials on or in the Leased Premises (inclusive of the components of the Base Building located within the Leased Premises) as of the Commencement Date (including the Environmental Matters to the extent thereon or therein); or (2) Hazardous Materials introduced on, in or under the Property solely by Landlord or any Landlord Party after the Commencement Date.

(c)           Landlord hereby agrees to and does indemnify, defend, and hold harmless, Tenant and any Tenant Party from and against any and all claims, demands, causes of action, fines, penalties, costs, expenses (including attorneys’ fees and court costs), liens, or liabilities, if, and to the extent, caused by, or arising out of Landlord’s failure to comply with its obligations under Section 4.7(b) above.

(d)           Tenant shall be solely responsible for and shall undertake all Remedial Work required by any Governmental Authority, or as necessary to comply with, and not violate, Legal Requirements, arising from: (1) Hazardous Materials on or in the Leased Premises (inclusive of the components of the Base Building located within the Leased Premises) as of the Commencement Date (including the Environmental Matters to the extent thereon or therein); or (2) Hazardous Materials introduced on, in or under the Property solely by Tenant or any Tenant Party after the Commencement Date. Landlord shall not enforce Tenant’s performance of Remedial Work unless (i) Landlord’s failure to do so constitutes a violation of Legal Requirements by Landlord or makes Landlord liable for Tenant’s continuing violation, (ii) Landlord is required to do so by any notice of violation, order, decree, permit, rule or regulation issued by any Governmental Authority or (iii) Landlord’s failure to do so would endanger the health, safety or welfare of any person on or about the Leased Premises or the Property.

(e)           Tenant hereby agrees to and does indemnify, defend, and hold harmless, Landlord and all Landlord Parties from and against any and all claims, demands, causes of action, fines, penalties, costs, expenses (including attorneys fees and court costs), liens, or liabilities, if, and to the extent, caused by, or arising out of Tenant’s failure to comply with its obligations under Section 4.7(d) above.

4.8	Prohibited Uses

(a)           Throughout the Term, Landlord shall not further develop the Property, other than consistent with the provisions of this Lease, and, without limiting the generality thereof, no such further development shall be permitted if (1) the same would cause a violation of the provisions of Section 4.8(b) hereof or Section 14.20 hereof, or (2) the same would otherwise result in (i) an increase in the amount of any Additional Rent payable by Tenant hereunder, (ii) any other cost or expense being imposed upon Tenant or any Tenant Party, (iii) any reduction in the value of the Leased Premises to Tenant or any Tenant Party, (iv) parking or traffic flow on the Property being adversely affected from the perspective of Tenant or any Tenant Party, (v) any reduction in the function or utility of the Common Areas (or any portion thereof) from the perspective of Tenant or any Tenant Party.

(b)           Throughout the Term, Landlord shall not use, or permit the use of, the Property (or any part thereof) for any Prohibited Uses. The term “Prohibited Uses” shall mean (i) any use that emits an obnoxious odor, noise or sound that can be heard or smelled outside of the premises; (ii) any use in violation of zoning regulations or any other governmental restrictions applicable to the Property; (iii) any use that, by its nature, (even if such use is legally permissible) would result in parking or traffic flow on the Property being materially adversely affected from the perspective of Tenant or any Tenant Party; (iv) any operation primarily used as a warehouse or storage facility, assembling or manufacturing, distilling, refining, rendering, processing, smelting, agricultural or mining operations; (v) any mobile home park or sales, trailer court, labor camp, junk yard or stockyard; (vi) any central laundry, dry cleaning plant or laundromat; provided, however, this prohibition shall not be applicable to on-site services oriented only to pickup and delivery by consumers; (vii) any automobile, truck, trailer or recreational vehicle sales, leasing, display, repair or body shop; (viii) any living quarters, sleeping apartments, hotel or lodging rooms; (xi) veterinary hospitals, animal raising or breeding facilities, animal boarding facilities or pet shops; (x) mortuaries or funeral homes; (xi) any establishment that sells, rents or exhibits pornographic materials; (xii) massage parlors or any form of sexually oriented business (including novelty merchandise sales); (xiii) bars, taverns or brew pubs; (xiv) flea markets, amusement or video arcades, computer game rooms, pool or billiard halls, bingo halls, dance halls, discos or night clubs; (xv) sales of paraphernalia for use with illicit drugs; (xvi) carnivals, amusement parks or circuses; (xvii) pawn shops, auction houses, second hand stores, consignment shops, army/navy surplus stores or gun shops; (xviii) gambling facilities or sports betting parlor; (xix) churches, synagogues or other places of worship; (xx) assembly halls or meeting facilities; (xxi) technical or vocational schools or any other operation primarily engaged in education or training activities; (xxii) medical clinics, abortion clinics, medical laboratories or screening facilities; (xxiii) any agency (public or private) providing health, welfare, social or human services, or (xxiv) tattoo parlors, fortune telling or spiritual readings; (xxv) facilities that collect donated goods and products; (xxvi) bowling alleys, skating rinks, archery or gun ranges, (xxvii) postal facilities, tax collectors, tag agencies, jails or detention centers, courthouses or any other form of agency dealing with civil authority. Notwithstanding the foregoing, the term "Prohibited Uses" shall not include any use which is permitted under a third party tenant lease of space in the Building which is in effect as of the Commencement Date.

ARTICLE V
LEASEHOLD IMPROVEMENTS AND REPAIRS

5.1	Leasehold Improvements

Subject to the provisions of this Lease, Tenant hereby accepts the Leased Premises, including any and all existing Leasehold Improvements, in their “AS-IS” condition, and acknowledges that Landlord has no obligation to construct additional Leasehold Improvements or to provide any money, work, labor, material, fixture, decoration or equipment toward the construction of any Leasehold Improvements.

5.2	Alterations

(a)           Except as provided below (as to Non-Consent Alterations), and as provided in Section 3.6 hereof as to Tenant Managed Properties, Tenant shall not make or allow to be made any alterations in or to the Leased Premises (collectively, “Alterations”), without first obtaining the written consent of Landlord to the plans and specifications and contractors therefor, which consent shall not be unreasonably withheld or delayed.

(b)           All Alterations shall be made in compliance with Legal Requirements.

(c)           Notwithstanding the foregoing, Tenant shall have the right to make Non-Consent Alterations without Landlord’s consent. The term “Non-Consent Alterations” shall mean any Alterations that (i) either (x) cost less than Threshold Alteration Amount, or (y) regardless of cost, are of such a nature as not to require a building permit, and (ii) do not materially, adversely affect the Base Building. The term “Threshold Alteration Amount” shall mean (1) during any Tenant Management Period or any period that Tenant's Occupancy Percentage is greater than seventy-five percent (75%), an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000.00), and (2) during any other period during the Term, Seven Hundred Fifty Thousand Dollars ($750,000.00).

(d)           Prior to commencing any Alterations (other than Non-Consent Alterations for which no building permit is required), Tenant shall (i) notify Landlord thereof, (ii) furnish Landlord with plans and specifications therefor (unless, consistent with Legal Requirements, no such plans and specifications were prepared), and (iii) inform Landlord of the names of the contractors then retained with respect thereto (all of which shall be of Tenant’s own choosing).

(e)           Upon the completion of any Alterations, Tenant shall provide Landlord with “as-built” plans related thereto.

(f)            If any Alterations involve work to be performed in, or which otherwise impacts operations in, areas of the Property located outside the Leased Premises, then Tenant shall coordinate such work with the Property Manager.

(g)           Landlord shall reasonably cooperate with Tenant’s efforts to obtain any building permit, or governmental approval, sign-off or certificate, in connection with the performance or completion of any Alterations, including promptly executing (and providing any information known by Landlord for) any applications or similar documents with respect thereto.

(h)           In no event shall Tenant be obligated to pay any charge to Landlord or any Landlord Party for (i) the supervision of any Alterations, (ii) obtaining Landlord’s consent to any plans and specifications setting forth any Alterations (in cases where such consent is required hereunder), (iii) Landlord’s cooperation pursuant to Section 5.2(g) above, or (iv) Landlord’s review of plans or specifications setting forth proposed Alterations (other than the actual, out-of-pocket costs reasonably incurred by Landlord to have Tenant’s plans and specifications reviewed to (x) confirm that same do not materially, adversely affect the Base Building, and/or (y) determine whether its consent thereto is required, and/or, if required, whether to grant or reasonably withhold the same).

5.3	Leasehold Improvements; Tenant Property

(a)           Upon the expiration or any earlier termination of this Lease, Tenant shall surrender the Leased Premises together with the then existing Leasehold Improvements.

(b)           Upon, or prior to, the expiration or earlier termination of this Lease, Tenant shall remove all Tenant Property from the Leased Premises; provided that Tenant shall not be required to remove any cabling or wiring installed within the walls, ceilings, ducts or chases of the Building (the “Tenant’s Cabling”). Tenant shall repair any damage to the Property (including the Leased Premises) resulting from any such removal of Tenant Property. Any items of Tenant Property other than Tenant’s Cabling which shall remain in the Premises after the expiration or earlier termination of this Lease, may, at the option of Landlord, be deemed to have been abandoned, and in such case such items may be retained by Landlord, as its property, or disposed of by Landlord (at Tenant’s expense) in such manner as Landlord shall reasonably determine.  Any Tenant’s Cabling which shall remain in the Premises after the expiration or earlier termination of the Lease shall, upon the date this Lease expires or earlier terminates, become the property of Landlord.

5.4	Mechanics Liens

(a)           Tenant shall have no authority or power, express or implied, to create or cause to be created any mechanic’s, materialmen’s or other lien, charge or encumbrance of any kind against any Leased Premises.

(b)           If any mechanic’s, materialmen’s or other lien, charge or encumbrance of any kind be filed against the Leased Premises by reason of Tenant’s acts or because of a claim against Tenant (each, a “Tenant Created Lien”), then Tenant shall cause the same to be cancelled or discharged of record by bond or otherwise within the Tenant Lien Cure Period as to such Tenant Created Lien. The “Tenant Lien Cure Period”, with respect to any Tenant Created Lien, shall mean the period of sixty (60) days after Landlord shall have given notice to Tenant of such Tenant Created Lien; provided, however, that Tenant, after notice thereof to Landlord, shall have the right to contest, by appropriate proceedings prosecuted diligently and in good faith, the validity or applicability of any Tenant Created Lien, in which event the Tenant Lien Cure Period shall be extended during the pendency of such contest, provided that (x) the Leased Premises shall not thereby be placed in danger of being forfeited or lost, and (y) Landlord would not thereby be subject to any criminal or civil penalty or fine. If Tenant shall fail to cancel or discharge any Tenant Created Lien within the Tenant Lien Cure Period, Landlord may, at its sole option, cancel or discharge the same, and upon Landlord’s demand, Tenant shall promptly reimburse Landlord for all reasonable costs incurred in canceling or discharging such liens.  Except to the extent that such costs are caused by Landlord’s actions.

(c)           Tenant shall indemnify and hold Landlord harmless from and against all costs (including reasonable attorneys’ fees and costs of suit), losses, liabilities, or causes of action if, and to the extent, arising out of the performance of any Alterations, including any Tenant Created Lien asserted in connection therewith.

(d)           Landlord and Tenant expressly agree and acknowledge that no interest of Landlord in the Leased Premises or the Property shall be subject to any lien for improvements made by Tenant in or for the Leased Premises, and that Landlord shall not be liable for any lien for any improvements made by Tenant, such liability being expressly prohibited by the terms of this Lease. Landlord may file in the public records of the county in which the Building is located, a public notice containing a true and correct copy of this paragraph.

5.5	Repairs by Landlord

(a)           Landlord shall keep and maintain, and make all needed repairs to, the Base Building and the Common Areas in good condition and repair in accordance with the standards generally applicable with respect to Comparable Buildings (any such maintenance and/or repairs for which Landlord is responsible being herein collectively called “Landlord Repairs”).

(b)           If, and to the extent that, the need for any Landlord Repair arises out of any negligent or wrongful act or omission by Tenant or any Tenant Party, then Tenant, within thirty (30) days after written demand, shall pay or reimburse Landlord for all the reasonable out-of-pocket costs incurred by Landlord in performing such repair (together with interest thereon, at the Applicable Rate, from the date incurred to the date so paid or reimbursed).

(c)           Landlord shall promptly make all Landlord Repairs (considering the nature and urgency of the repair), and perform the same in a good and workmanlike manner. Access to the Leased Premises in connection with the making of any such repairs shall be governed by the provisions of Section 4.2 above.

(d)           If Landlord should fail to make any Landlord Repair with reasonable promptness after written notice from Tenant, then Tenant’s cure rights under Section 13.1(b) hereof shall be applicable to the extent provided therein, and, as provided therein, Tenant may (except to the extent that the provisions of Section 5.5(b) hereof are applicable) recover the reasonable cost thereof from Landlord.

5.6	Repairs by Tenant

(a)           Tenant, at its expense, shall keep and maintain, take good care of, and make all needed repairs to, (i) the Leased Premises (inclusive of the Leasehold Improvements) , excluding, however, the components of the Base Building located within the Leased Premises, and (ii) any Tenant Property located outside of the Leased Premises (any such maintenance and/or repairs for which Tenant is responsible being herein collectively called “Tenant Repairs”).

(b)           If, and to the extent that, the need for any Tenant Repair arises out of any negligent or wrongful act or omission by Landlord or any Landlord Party, then Landlord, within thirty (30) days after written demand, shall pay or reimburse Tenant for all the reasonable out-of-pocket costs incurred by Tenant in performing such repair (together with interest thereon, at the Applicable Rate, from the date incurred to the date so paid or reimbursed).

(c)           Tenant shall promptly make all Tenant Repairs (considering the nature and urgency of the repair), and perform the same in a good and workmanlike manner.

(d)           If Tenant should fail to make any Tenant Repair with reasonable promptness after written notice from Landlord, then Landlord’s cure rights under Section 7.1(f) hereof shall be applicable to the extent provided therein, and, as provided therein, Landlord may (except to the extent that the provisions of Section 5.6(b) hereof are applicable) recover the reasonable cost thereof from Tenant.

(e)           Notwithstanding the foregoing, if, and to the extent that, Tenant shall request that Landlord perform any Tenant Repairs, then Landlord agrees to perform the same, as Above Standard Services. In any such event, Tenant shall notify Landlord of the need for any such Tenant Repair and its request that Landlord perform the same, and Landlord shall endeavor to respond timely to each such request.

5.7	Demising Work

(a)           For purposes of this Agreement, the following terms shall have the following meanings:

(1)           “Demising Work”, with respect to any Surrender Release Space (that is not then in Separately Leasable Condition) or Vacate Space (that is not then in Separately Leasable Condition), shall mean all the work in and to the Building (including in and to such space) that is required to cause such space to be put in a Separately Leasable Condition; provided, however, that in no event shall the term “Demising Work” ever be deemed to include (i) any work which internally sub-divides such space, or any other work designed to permit such space to be occupied by multiple tenants or occupants (as opposed to a single tenant or occupant), or (ii) the construction of any leasehold improvements within such space.

(2)           “Primary Demising Work”, with respect to any Surrender Release Space (that is not then in Separately Leasable Condition) or Vacate Space (that is not then in Separately Leasable Condition), shall mean the following portions of the Demising Work with respect to such space (if, and to the extent, the same are part of such Demising Work): (i) the construction of demising walls, and independent entrances, for such Leasable Area; (ii) the construction of corridors and other passageways required to provide an independent means of access (i.e., independent of any other Leasable Area) for such space to, and from, the outside of the Building and the Common Areas, and (iii) in the event access to existing Common Areas of the Building is impractical or unachievable, the construction of additional Common Areas which will serve such space.

(3)           “Other Demising Work”,  with respect to any Surrender Release Space (that is not then in Separately Leasable Condition) or Vacate Space (that is not then in Separately Leasable Condition), shall mean all the portions of the Demising Work with respect to such space (if any) that are not Primary Demising Work, but may be required to any pre-existing component of the Base Building and/or Common Areas in order to obtain a building permit or other governmental approval with respect to the Primary Demising Work.

(4)           “Demising Work Costs” shall mean all the costs of designing and prosecuting the Demising Work (including architectural, space planning and engineering expenses, building permit and other governmental fees and all construction costs.

(5)           “Primary Demising Work Costs” shall mean the portion of the Demising Work Costs attributable to the Primary Demising Work.

(6)           “Other Demising Work Costs” shall mean the portion of the Demising Work Costs attributable to the Other Demising Work.

(b)           Any Demising Work required to be performed by Landlord (i) under Section 1.7(d)(4) hereof with respect to any Surrender Release Space or (ii) under Section 11.2(b)(3) hereof with respect to any Vacate Space, shall, in each instance, be performed as follows:

(1)           Landlord shall retain a licensed architect, space planner or engineer, reasonably acceptable to Tenant, to develop a space plan (the “SLC Space Plan”) in connection with the Demising Work. The SLC Space Plan shall be subject to the reasonable approval of both Landlord and Tenant, and Landlord shall cause the same to be revised until the same has been approved by both parties (the SLC Space Plan, as finally approved by both Landlord and Tenant, being herein called the “Final SLC Space Plan”). Any disputes with respect to either party’s approval of the SLC Space Plan shall be resolved in accordance with Article XII hereof. The SLC Space Plan shall (i) detail the functional layout of the affected areas (including (x) the Surrender Release Space or the Vacate Space, as the case may be, and (y) the balance of the Leased Premises), (ii) identify the need, if any, to establish additional Common Areas, (iii) separately identify, and sufficiently describe the scope of, each of the Primary Demising Work and the Other Demising Work, (iv) provide measurements of the affected areas in accordance with the Measurement Standard, and (v) include an estimate of each of the Demising Work Costs, the Primary Demising Work Costs and the Other Demising Work Costs.

(2)           After both parties have approved the SLC Space Plan, Landlord shall cause design professionals reasonably acceptable to Tenant to prepare plans and specifications setting forth the Demising Work (including, as applicable, architectural, mechanical, electrical, lighting and plumbing plans), based on the Final SLC Space Plan, and detailing all of the proposed improvements shown on the SLC Space Plan (such plans and specifications being herein called the “SLC Plans & Specifications”). The SLC Plan & Specifications shall be subject to the reasonable approval of both Landlord and Tenant, and Landlord shall cause the same to be revised until the same has been approved by both parties (the SLC Plan & Specifications, as finally approved by both Landlord and Tenant, being herein called the “Final SLC Plans & Specifications”). Any disputes with respect to either party’s approval of the SLC Plans & Specifications shall be resolved in accordance with Article XII hereof. The SLC Plans & Specifications shall reflect improvements of a type and quality consistent with Building Standards.

(3)           After both parties have approved the SLC Plans & Specifications, Landlord will (i) apply for, and obtain, all necessary governmental approvals and permits in connection with the Demising Work as shown on the Final SLC Plans & Specifications, and (ii) cause the Demising Work to be performed in substantial accordance with the Final SLC Plans & Specifications, utilizing one or more contractors reasonably approved by Tenant; it being agreed, in that regard, that Landlord shall solicit bids from no less than three (3) contractors for the Demising Work and review the same with Tenant prior to proposing a contractor for Tenant's reasonable acceptance. Landlord shall cause all contractors to allocate their price and/or costs between the Primary Demising Work and the Other Demising Work. Landlord and Tenant shall cooperate with each other, in good faith, to coordinate the scheduling of the Demising Work in an effort to complete the same in as timely a manner as practicable, consistent with (x) the requirements of Section 1.7(d)(4) or Section 11.2(b)(3) hereof, as the case may be, and (y) in all events, Tenant’s continued use and occupancy of any adjoining portions of the Leased Premises.

(4)           All Demising Work Costs shall be paid by Landlord; provided, however, that Tenant, as hereinafter provided, shall be obligated to pay to Landlord, as Additional Rent, an amount (“Tenant’s Reimbursement Amount”) equal to the sum of (i) 100% of the portion of the Primary Demising Work Costs, plus (ii) Tenant’s share of the Other Demising Work Costs, determined by multiplying the Other Demising Work Costs by the Tenant’s Occupancy Percentage (determined immediately following the surrender of such Surrender Release Space or Vacate Space, as the case may be). Within thirty (30) days after completion of the Demising Work (and finalization, between the parties, of the Primary Demising Work Costs and the Other Demising Work Costs), Tenant shall either (i) pay Tenant’s Reimbursement Amount to Landlord in a lump-sum payment, or (ii) elect to pay the same to Landlord on an amortized basis over the balance of the Initial Term, with an interest factor using a rate equal to the Prime Rate (in effect as of the completion of the Demising Work), in which event, Tenant shall pay such amount, as so amortized, through equal monthly Additional Rent payments payable on the first day of each month then remaining in Initial Term; provided, however, that if, for any reason (other than any act of, or default by, Landlord), the Initial Term shall end prior to the Expiration Date, then any unamortized portion of such amount shall be paid by Tenant to Landlord within thirty (30) days after the end of the Term. Notwithstanding the foregoing, during the Integration Period, Tenant shall have the right to finance Tenant's Reimbursement Amount pursuant to Section 10 of the Master Agreement.

(5)           Landlord and Tenant hereby acknowledge that, pursuant to the Purchase Agreement, Tenant, as seller, agreed to a reduce the purchase price for certain Portfolio Properties (i.e., those defined in the Purchase Agreement as "Demising Work Properties") by an amount defined in the Purchase Agreement as the "Estimated Tenant Reimbursement Amount" with respect to such Portfolio Property. Notwithstanding the foregoing provisions of this Section 5.7, if the Property constitutes one of such Demising Work Properties under the Purchase Agreement, then, in consideration of such reduction in such purchase price, the following provisions shall apply: (A) Tenant shall not be obligated to pay any Tenant Reimbursement Amounts that accrue hereunder prior to the last day of the third Lease Year, except for the reconciliation payment that may be required of Tenant under Section 5.7(b)(5)(C)(I) hereof; (B) within thirty (30) days after the last day of the third Lease Year, Landlord and Tenant shall reconcile (i) all Tenant Reimbursement Amounts that shall have accrued hereunder prior to the last day of the third Lease Year (collectively, the "Accrued TRA"), with (ii) the Estimated Tenant Reimbursement Amount which constituted a reduction in the purchase price for the Property under the Purchase Agreement; and (C) within thirty (30) days after such reconciliation shall become final between the parties, (I) Tenant shall pay to Landlord the amount (if any) by which the Accrued TRA shall exceed such Estimated Tenant Reimbursement Amount, which payment shall be in full satisfaction of all Tenant Reimbursement Amounts that shall have accrued prior to the last day of the third Lease Year, or (II) Landlord shall pay to Tenant the amount (if any) by which such Estimated Tenant Reimbursement Amount shall exceed the Accrued TRA.

5.8	Payment of Refund Amount Per Section 26 of Purchase Agreement

Section 26 of the Purchase Agreement provides that, under certain circumstances set forth in the Purchase Agreement, Landlord, as purchaser, may, have the obligation to pay to Tenant, as seller, with respect to the Property, a certain amount that is defined therein as the "Refund Amount". Landlord and Tenant hereby agree that any such obligation to pay Tenant the Refund Amount with respect to the Property is hereby incorporated into this Lease as an obligation of Landlord (as Landlord hereunder), and, accordingly, in the event that Landlord shall fail to pay to such amount as and when due, then Tenant shall have all its rights and remedies hereunder on account thereof (including, as applicable, its rights and remedies under Section 13.2 hereof).

ARTICLE VI
CONDEMNATION, CASUALTY AND INSURANCE

6.1	Condemnation

(a)           If all or a portion of the Property as would render the continuance of Tenant’s business from the Leased Premises impracticable (as reasonably determined by Tenant) is permanently taken or condemned for any public purpose, then Tenant shall have the option of terminating this Lease upon the giving of notice to Landlord within twenty (20) days from the date of such condemnation or taking.

(b)           If all or substantially all of the Property, or so much thereof as to cause the remainder not to be economically feasible to operate, as reasonably determined by Landlord, is permanently taken or condemned for any public purpose, and Landlord theretofore (or therewith) terminates all similarly affected leases in the Building, then Landlord shall have the option of terminating this Lease upon the giving of notice to Tenant within twenty (20) days from the date of such condemnation or taking.

(c)           If this Lease is terminated as provided in Sections 6.1(a) or (b) above, then this Lease shall cease and expire as to such Leased Premises as of the date of transfer of possession of the Leased Premises, the Property, or the applicable portion thereof, as if such date was the expiration date of this Lease.

(d)           If, upon any condemnation or taking of a portion of the Leased Premises, this Lease is not terminated by either Landlord or Tenant as aforesaid, then Tenant shall pay all Rent up to the date of transfer of possession of such portion of the Leased Premises so taken or condemned and this Lease shall thereupon cease and terminate with respect to such portion of the Leased Premises so taken or condemned as if the date of transfer of possession of the Leased Premises was the expiration date of the Term relating to such portion of the Leased Premises.  Thereafter, the Annual Basic Rent, and Tenant’s Operating Expense Share and Tenant’s Tax Share shall be calculated based on the Net Rentable Area of the Leased Premises not so taken or condemned.  If any such condemnation or taking of all or any part of the Property occurs and this Lease is not so terminated, then Landlord shall, within sixty (60) days after the date of such condemnation or taking, commence such restoration work to the remaining portions Property (including the Building, the Common Areas, the Leased Premises and the other Leasable Areas, but not including, in any event, any Tenant Property or the trade fixtures or personal property of other tenants or occupants) as shall be needed so that such remaining portion of the Property shall constitute a complete architectural unit, reasonably fit for Tenant’s occupancy and business as reasonably determined by Tenant and Landlord. If Landlord fails to cause such restoration work to be substantially completed within twelve (12) months after the date of such condemnation or taking, for any reason other than a delay caused by an act or omission of Tenant, and such failure materially interferes with Tenant’s use and occupancy of the Property, then Tenant shall have the right to terminate this Lease by notifying Landlord in writing of such termination within thirty (30) days after the expiration of such 12-month period. The 12-month period described in the preceding sentence shall be automatically extended for each day of delays caused by Force Majeure Events; but such extensions, in the aggregate, shall not exceed a total of sixty (60) days.

(e)           In the event of any condemnation or taking of all or a portion of the Leased Premises, and in the event of any condemnation or taking of all or a portion of the Parking Areas or other Common Areas of the Property which materially adversely affects the value of or Tenant’s use or enjoyment of the Leased Premises, Tenant, at Tenant’s expense may, jointly appear with Landlord in proceedings relative to such taking, and Tenant may claim, prove and recover, in such proceedings, (i) the value of any Tenant Property taken, (ii) the loss of Tenant’s business as the result of such condemnation or taking, and (iii) any relocation and moving expenses.

(f)           If (i) any taking or condemnation for any public purpose is of a portion (but less than all) of the Leased Premises or any portion thereof, (ii) the same occurs for only a period of three (3) months or less, and (iii) during such period, the portions of the Leased Premises not so taken, together with the portions of the Common Areas not so taken, are in Tenant’s reasonable judgment sufficient to allow the conduct of Tenant’s business in the portion of the Leased Premises not so taken to substantially the same extent and quantity as before the taking (and Tenant, in fact, ceases its use, for business purposes, only in the portions of the Leased Premises so taken, but continues to operate in the portions of the Leased Premises not so taken), then such taking or condemnation shall be deemed a temporary taking and this Lease shall continue in full force and effect, except that, throughout the period of such temporary taking, Annual Basic Rent, Tenant’s Operating Expense Share and Tenant’s Tax Share shall be calculated based on the Net Rentable Area of the Leased Premises not so taken.

6.2	Damages from Certain Causes

Except as provided in Section 3.1, Section 6.3 and/or Section 6.6, and subject to Landlord’s obligations to restore, repair and maintain as specifically provided in this Lease, Landlord shall not be liable or responsible to Tenant for any loss or damage to any property or person if, and to the extent, occasioned by one or more Force Majeure Events.

6.3	Casualty Clause

(a)           If, at any time during the Term, the Property (including the Building, the Common Areas, the Leased Premises, inclusive of the Leasehold Improvements, and the other Leasable Areas and the leasehold improvements therein) or any part thereof (collectively, the “Damaged Property”) is damaged by fire, earthquake, flood or by any other casualty of any kind or nature (a “Casualty”) then, unless this Lease is terminated as hereinafter provided in this Section 6.3(a) or Section 6.3(b) below, Landlord shall proceed to rebuild or restore the Damaged Property at Landlord’s sole cost and expense; provided, that, in no event shall Damaged Property include, nor shall Landlord or Tenant have any obligation to rebuild or restore, any of Tenant’s Property or the trade fixtures or personal property of other tenants or occupants. Such rebuilding and restoration work required of Landlord is herein collectively called “Landlord’s Restoration Work”.  If any Casualty shall render the Leased Premises completely or partially untenantable for any period (regardless of whether the Damaged Property includes any part of the Leased Premises), then all Rent shall be abated in the proportion that the untenantable area of the Leased Premises bears to the total area of the Leased Premises for the period of such untenantability. The term “untenantable”, when used with respect to the Leased Premises, or any portion thereof, shall mean that the Leased Premises, or such portion thereof, is not reasonably capable of being used (and, in fact, is not used) by Tenant or any Tenant Party theretofore occupying the same for the purposes demised hereunder. Within thirty (30) days following any Casualty, Landlord shall cause to be prepared and delivered to Tenant an estimate of the date by which the Landlord’s Restoration Work necessitated by Casualty shall be completed (which estimate shall be prepared by an independent reputable contractor, registered architect or licensed professional engineer designated by Landlord, and reasonably approved by Tenant) (such estimate being herein called the “LRW Estimate”). If the LRW Estimate is a date later than the date that is eighteen (18) months after the date of the Casualty, then Tenant may terminate this Lease by giving Landlord notice to such effect within thirty (30) days after the LRW Estimate is delivered to Tenant (and in the event of such termination, the Rent shall be prorated and adjusted as of the date of such termination, subject to the abatement provisions herein-above set forth).

(b)           In the case of a Casualty resulting in Qualified Damage, Landlord may elect to terminate this Lease on account thereof by delivering written notice to Tenant within forty-five (45) days after the date of the Casualty; provided, that Landlord theretofore (or therewith) also terminates all other similarly affected leases in the Building. As used herein, a “Qualified Damage” shall mean any one or more of the following:

(i)           Damage to the Building to an extent greater than fifty percent (50%) of the replacement cost of the Building, above the foundation, and such damage or destruction shall be caused by a risk covered by insurance maintained or required to be maintained (whether or not actually maintained) by Landlord pursuant to this Lease (i.e., an “insurable risk”).

(ii)           Damage to the Building, resulting from a risk other than an insurable risk, to an extent greater than twenty-five percent (25%) of the replacement cost of the Building, above the foundation.

(c)           Notwithstanding any language herein to the contrary, if at the time of any substantial damage to the Leased Premises from a Casualty, less than one (1) year remains in the Term (and Tenant has no further outstanding Renewal Options), then (i) Landlord shall have the right, in its sole option, to elect not to rebuild or restore the Damaged Property, such right to be exercised, if at all, by written notice to Tenant within thirty (30) days after the date of such Casualty, and (ii) Tenant shall have the right, in its sole option, to terminate this Lease, such right to be exercised, if at all, within thirty (30) days after the date of such Casualty or within thirty (30) days after Tenant’s receipt of Landlord’s notice pursuant to Section 6.3(c)(i) above.

(d)           If  Landlord is herein required to perform any Landlord’s Restoration Work (i.e., a Casualty shall occur and this Lease shall not be terminated as herein-above provided), then the following provisions shall apply:

(1)           Landlord shall commence Landlord’s Restoration Work as expeditiously as possible but not later than sixty (60) days following the Casualty, and shall thereafter diligently prosecute the same to completion. Landlord shall notify Tenant of the date on which it commences Landlord’s Restoration Work, which notice shall be accompanied by the written statement of Landlord’s architect supervising such work certifying to such date.

(2)           Notwithstanding anything herein contained to the contrary, if Landlord fails to substantially complete Landlord’s Restoration Work (it being understood that in no event shall Landlord’s Restoration Work be deemed substantially completed unless and until the Leased Premises are tenantable and the Common Areas functional for all purposes hereunder) on or prior to the Outside Completion Date, then Tenant may terminate this Lease by delivering written notice to Landlord within thirty (30) days after the Outside Completion Date, but before Landlord’s Restoration Work shall have been substantially completed.  If Tenant fails to deliver such notice within such thirty (30) day period, then Tenant shall have waived its right to terminate this Lease under this Section 6.3(d)(2) for a period of six (6) months; after which 6-month period, such right shall again be available for a period of thirty (30) days, on the same terms, if the Landlord’s Restoration Work is still not substantially completed. The provisions of the two immediately preceding sentences shall implemented repeatedly until the Landlord’s Restoration Work is substantially completed or this Lease is terminated as therein provided. The “Outside Completion Date” shall mean the date of the LRW Estimate; provided, however, that the Outside Completion Date shall be automatically extended one day for each day by which Landlord is delayed in substantially completing Landlord’s Restoration Work by reason of Force Majeure Events (but in no event shall the Outside Completion Date be extended, in the aggregate, for more than sixty (60) days by Force Majeure Events).

6.4	Property Insurance

Landlord shall maintain standard fire and extended coverage insurance covering the Property (including the Building, the Common Areas, the Leased Premises, inclusive of the Leasehold Improvements, and the other Leasable Areas and the leasehold improvements therein, but excluding Tenant Property and the personal property and trade fixtures of other tenants and occupants of the Property) against loss or damage by reason of fire and/or other risks and perils included within a standard “all risk” insurance policy (or its equivalent, e.g., a “special causes of loss” policy), containing a so-called “extended coverage endorsement” (or its equivalent), and/or, to the extent not otherwise included therein, by reason of acts of terrorism, in an amount not less than one hundred percent (100%) of the full replacement cost thereof above the foundation. The policy of such insurance shall include a waiver of the insurer’s right of subrogation against Tenant consistent with release and waiver provisions of Section 6.7 below. Upon the request of Tenant, a copy of a duly executed certificate of insurance reflecting Landlord’s maintenance of the insurance required under this Section 6.4 (including the aforementioned waiver of subrogation) shall be delivered to Tenant. Said insurance shall be maintained with a reputable insurance company selected by Landlord and qualified and licensed to do business in the State and having a current Best’s Rating of A or better (provided, that, during any period that the required insurance coverage is not available on commercially reasonable terms from insurers with such a rating, then Landlord may utilize a company with a lower rating, so long as such company has a rating equal to the highest rating as among the insurers then making available the required insurance coverage on commercially reasonable terms). All payments for losses thereunder shall be made solely to Landlord.

6.5	Liability Insurance

Landlord and Tenant shall each maintain a policy or policies of commercial general liability insurance, with the premiums thereon fully paid on or before the due dates, issued by and binding upon a reputable insurance company qualified and licensed to do business in the State, with a current Best’s Rating of A or better (provided, that during any period that the required insurance coverage is not available on commercially reasonable terms from insurers with such a rating, then Landlord or Tenant may utilize a company with a lower rating, so long as such company has a rating equal to the highest rating as among the insurers then making available the required insurance coverage on commercially reasonable terms). Such insurance shall be written on occurrence basis, and shall afford minimum coverage (which may be effected by primary and/or excess coverage) of not less than Three Million Dollars ($3,000,000.00) for bodily injury, death or property damage in any one (1) accident or occurrence. Notwithstanding anything to the contrary contained herein, so long as Tenant satisfies the Self-Insurance Net Worth Test, Tenant may elect to self-insure in lieu of meeting Tenant's liability insurance requirements under this Section 6.5. If, and to the extent, Tenant does not, in whole or in part, carry insurance that complies with the requirements of this Section 6.5, then Tenant shall be deemed to have elected to self-insure to such extent. Either Landlord or Tenant may, from time to time, request the consent of the other party to increase the aforementioned level of minimum coverage, and such other party shall not unreasonably withhold its consent thereto, so long as the requested increased level of minimum coverage is not in excess of the limits then generally maintained by similarly situated parties in Comparable Buildings. Notwithstanding the foregoing provisions of this Section 6.5, if, and for so long as, Tenant hereunder is a Wachovia Party, Tenant may elect to maintain the liability insurance required of Tenant under this Section 6.5 though policies issued by a captive insurance company that is wholly owned by Wachovia Corporation (whether or not such insurance company is licensed or rated as herein-above otherwise required).

6.6	Hold Harmless

(a)           Landlord shall not be liable to Tenant, or to any Tenant Party, for any damage to person or property to the extent caused by any negligent act or omission of Tenant or any Tenant Party; and Tenant agrees to and does hereby indemnify, defend and hold harmless, Landlord and all Landlord Parties from and against any and all claims, demands, causes of action, fines, penalties, costs, expenses (including reasonable attorneys’ fees and court costs), liens or liabilities to the extent caused by any willful misconduct, or negligent act or omission, of Tenant or any Tenant Party.

(b)           Tenant shall not be liable to Landlord, or to any Landlord Party, for any damage to person or property to the extent caused by any negligent act or omission of Landlord or any Landlord Party; and Landlord agrees to and does indemnify, defend and hold harmless Tenant and all Tenant Parties from and against any and all claims, demands, causes or action, fines, penalties, costs, expenses (including reasonable attorneys fees and costs), liens or liabilities to the extent caused by any willful misconduct, or negligent act or omission, of Landlord or any Landlord Party.

6.7	WAIVER OF RECOVERY

ANYTHING IN THIS LEASE TO THE CONTRARY NOTWITHSTANDING, LANDLORD AND TENANT EACH HEREBY WAIVES ANY AND ALL RIGHTS OF RECOVERY, CLAIM, ACTION OR CAUSE OF ACTION, AGAINST THE OTHER, AND ITS AGENTS, SERVANTS, PARTNERS, SHAREHOLDERS, DIRECTORS, OFFICERS OR EMPLOYEES, FOR ANY LOSS OR DAMAGE THAT MAY OCCUR TO THE LEASED PREMISES, THE PROPERTY OR ANY IMPROVEMENTS THERETO OR THEREON, OR ANY PROPERTY OF SUCH PARTY THEREIN OR THEREON, BY REASON OF FIRE, THE ELEMENTS, OR ANY OTHER CAUSE THAT IS INSURED AGAINST (OR IS INSURABLE, WHETHER OR NOT ACTUALLY INSURED) UNDER THE TERMS OF STANDARD FIRE AND EXTENDED COVERAGE INSURANCE POLICIES IN THE STATE, REGARDLESS OF THE AMOUNT OF THE PROCEEDS, IF ANY, PAYABLE UNDER SUCH INSURANCE POLICIES AND THE CAUSE OR ORIGIN, INCLUDING NEGLIGENCE OF THE OTHER PARTY HERETO, OR ITS AGENTS, OFFICERS, PARTNERS, SHAREHOLDERS, SERVANTS OR EMPLOYEES, AND COVENANTS THAT NO INSURER SHALL HOLD ANY RIGHT OF SUBROGATION AGAINST SUCH OTHER PARTY ON ACCOUNT THEREOF.

ARTICLE VII
DEFAULTS, REMEDIES, BANKRUPTCY, SUBORDINATION

7.1	Default and Remedies

(a)           The occurrence of any of the following events shall constitute an event of default (“Event of Default”) under this Lease on the part of Tenant:

(i)            Tenant shall default in the payment of any Rent when due (including Annual Basic Rent, Tenant’s Operating Expense Share, Tenant’s Tax Share and Above Standard Services Rent), and such default shall continue for a period of ten (10) Business Days after written notice thereof from Landlord to Tenant; or

(ii)           At any time that Tenant does not satisfy the Self-Insurance Net Worth Test, Tenant shall default in its obligation to maintain any policy of insurance that Tenant is required to maintain under Section 6.5 hereof, and such default shall continue for a period of ten (10) Business Days after written notice from Landlord to Tenant of such default, which notice shall (A) specifically refer to Section 6.5 hereof, and the insurance policy which Tenant has failed to maintain, and (B) state, in all capital letters and in a prominent place, that the continuance of such failure to maintain insurance for five (5) Business Days after Tenant’s receipt of such written notice will constitute an Event of Default under this Section 7.1(a)(ii); or

(iii)          Tenant shall default under any of its other obligations under this Lease (other than any default described in Section 7.1(a)(i) and (ii) above), and such default shall continue for a period of thirty (30) days after written notice from Landlord to Tenant thereof (or, if such default is curable but reasonably cannot be cured within such thirty (30) day period, then Tenant shall not commence the cure thereof within such thirty (30) day period or thereafter shall not diligently pursue such cure until the same is accomplished).

(b)           Upon the occurrence of an Event of Default, subject to Section 7.1(e) below, Landlord, in addition to all other remedies available to it at law or in equity, shall have the right to terminate this Lease, or terminate Tenant’s right to possession hereunder, by written notice to Tenant, whereupon the following provisions shall apply:

(i)            Tenant shall immediately vacate the Leased Premises pursuant to Section 4.1 hereof, whereupon Landlord shall have the right to re-enter and take possession of the Leased Premises.

(ii)           Landlord may immediately or at any time thereafter re-enter the Leased Premises, and (x) repair any condition which shall constitute a default on Tenant’s part hereunder, and (y) remove any Tenant Property then located within the Leased Premises consistent with the provisions of Section 5.3 hereof.

(iii)          Landlord may immediately or at anytime thereafter relet the Leased Premises or any part thereof, for such time or times, at such rental or rentals and upon such other terms and conditions as Landlord deems reasonable, and Landlord may make any alterations or repairs to the Leased Premises that are necessary or proper to facilitate such reletting as office space. Landlord hereby agrees to use its commercially reasonable efforts to relet the Leased Premises to mitigate or otherwise reduce the damages for which Tenant may be liable hereunder; provided that in no event shall Landlord’s leasing or attempted leasing of other space in the Building instead of the Leased Premises, in and of itself, violate the provisions of this sentence.  Any such reletting may be for such rent, for such time, and upon such terms as the Landlord, in the Landlord’s good faith discretion, shall determine, provided, that the same shall, in all events, be commercially reasonable.  Landlord shall be deemed to have exercised commercially reasonable efforts to relet the Leased Premises so long as Landlord or Landlord’s agents employ marketing methods and procedures substantially similar to marketing methods and procedures used by Landlord or Landlord’s agents to market and lease other vacant space in the Building or other buildings, which are similar in nature and quality to the Building, owned by Landlord or an Affiliate of Landlord.

(iv)          Landlord shall have the right to recover from Tenant, as damages, the sum of (1) the full amount of all unpaid Annual Basic Rent and Additional Rent payable up to the time of such termination of this Lease (or termination of Tenant’s right to possession, as the case may be) (including, if applicable, any unpaid interest payable by Tenant under Section 2.1(d) hereof), plus (2) all reasonable costs incurred by Landlord in connection with (x) evicting Tenant from the Leased Premises, and (y) any repairs or removals made pursuant to Section 7.1(b)(ii) above, plus (3) damages pursuant to either “(A)” or “(B)” below, as Landlord shall elect:

(A)           damages, payable monthly throughout the period (the “Damages Period”) commencing on the day after the date of such termination and ending on the last day of the Term (determined without regard to any theretofore unexercised Renewal Options), in a monthly sum equal to the excess (if any) of (i) the monthly Rent which would have been payable by Tenant under this Lease for such month had this Lease remained in effect, over (ii) the monthly sums payable to Landlord for such month under any lease(s) of the Leased Premises then in effect (net of the reasonable costs incurred by Landlord to re-let the Leased Premises pursuant to such lease(s)) (it being agreed that Tenant shall not be entitled to receive any excess of the sums described in clause (ii) of this sentence over the sums described in clause (i) of this sentence); or

(B)           damages, payable in a one-time lump-sum, equal to the excess, if any, of (i) the present value (discounted at the Prime Rate) of the total amount of all Rent which would have been payable by Tenant under this Lease for the entire Damages Period had this Lease remained in effect, over (ii) the present value (discounted at the same rate) of the fair market rental value of the Leased Premises for the entire Damages Period.

(c)           If Landlord re-enters the Leased Premises after terminating this Lease pursuant to Section 7.1(b) above, Tenant hereby waives all claims for damages that may be caused by such re-entry by Landlord, other than claims based on Landlord’s willful misconduct or negligence.

(d)           The exercise by Landlord of any one or more of the rights and remedies provided in this Lease shall not prevent the subsequent exercise by Landlord of any one or more of the other rights and remedies herein provided or otherwise permitted at law or in equity.  Except as otherwise provided in this Lease, remedies provided for in this Lease are cumulative and may, at the election of Landlord, be exercised alternatively, successively, or in any other manner and are in addition to any other rights provided for or allowed by law or in equity.

(e)           Notwithstanding the provisions set forth in Section 7.1(b), Landlord may not terminate this Lease pursuant thereto unless Tenant shall have failed to pay, without the contractual right to abate or offset as herein otherwise provided, Rent in an amount equal to or greater than the Threshold Default Amount, and such failure to pay continues, beyond the point of becoming an Event of Default, for an additional period of ten (10) Business Days following Tenant’s receipt of second written notice thereof from Landlord, which notice shall refer to this Section 7.1(e), and state in all capital letters (or other prominent display) that this Lease may be terminated if Tenant fails to promptly pay all overdue Rent. The "Threshold Default Amount" shall mean an amount equal to two (2) months’ Annual Basic Rent hereunder.

(f)            If (i) Tenant shall default in the performance of any of Tenant’s obligations under this Lease, and (ii) such default shall thereafter become an Event of Default hereunder (or, in cases of emergency only, such default shall continue for 24 hours after notice thereof from Landlord to Tenant), then Landlord, without thereby waiving such default (and without limiting any other right or remedy it might have on account thereof, in law or in equity), may (but shall not be obligated to) perform such obligation for the account, and at the expense, of Tenant. In any such event, Tenant, within thirty (30) days after Landlord’s delivery of an invoice therefor (together with reasonable supporting documentation), shall reimburse Landlord for any reasonable out-of-pocket expenses incurred by Landlord (including reasonable attorneys’ fees) in connection with Landlord’s performance of any such obligation for the account of Tenant pursuant to this Section 7.1(f), together with interest thereon, at the Applicable Rate, from the date that such expenses were incurred by Landlord to the date that the same are reimbursed to Landlord by Tenant.

7.2	Insolvency or Bankruptcy

The appointment of a receiver to take possession of all or substantially all of the assets of Tenant, or any general assignment by Tenant for the benefit of creditors, or any action taken by Tenant under any insolvency, bankruptcy, or reorganization act, or an involuntary proceeding against Tenant that is not dismissed or bonded against within one hundred twenty (120) days after the filing thereof, shall at Landlord’s option, constitute an Event of Default hereunder (and the provisions of Section 7.1 hereof shall apply in respect thereof). In no event shall this Lease be assigned or assignable by voluntary or involuntary bankruptcy or a proceeding in lieu thereof, other than in accordance with Article VIII hereof.

7.3	Negation of Lien for Rent

(a)           Landlord hereby expressly waives and negates any and all contractual liens and security interests, statutory liens and security interests or constitutional liens and security interests arising by operation of law (collectively, “Landlord’s Liens”) to which Landlord might now or hereafter be entitled on all property of Tenant (whether owned or Leased by Tenant) now or hereafter placed in or upon the Leased Premises, except for judgment liens, if any.

(b)           To the extent that the aforesaid waiver and negation is not effective or unenforceable, Landlord hereby subordinates all of Landlord Liens to any and all liens placed on the property of Tenant (whether owned or leased by Tenant), including all liens created as a result of any security interest granted in or chattel mortgage placed upon such property of Tenant.

(c)           Landlord shall from time to time, upon request of Tenant, confirm the aforedescribed waiver and negation or subordination, as applicable, in writing.  If (x) Landlord shall fail to execute (and if requested by Tenant, acknowledge) such confirmation within twelve (12) Business Days after Tenant’s request and (y) such failure shall continue for five (5) Business Days after delivery of a notice from Tenant indicating such failure, which notice shall refer to this Section 7.3(c) and recite, in all capital letters (or other prominent display), the provisions of Section 7.3(c), then Tenant shall be appointed Landlord’s true and lawful attorney-in-fact, coupled with an interest, for the purpose of executing and delivering such confirmation.

7.4	Attorney’s Fees

If either party shall bring any legal action or proceeding in any court of competent jurisdiction to enforce its rights or the other party’s obligations under this Lease, or if the parties hereto shall otherwise become adverse parties in any such action or proceeding, then the prevailing party in such action or proceeding shall be entitled to be reimbursed by the non-prevailing party for all reasonable attorneys’ fees and disbursements actually incurred by the prevailing party (without regard to any statutory presumption) in connection with such action or proceeding (at all levels, before, during and after trial, and on appeal).

7.5	No Waiver of Rights

No failure or delay of Landlord or Tenant in any one instance to exercise any remedy or power given it herein or to insist upon strict compliance by Tenant or Landlord of any obligation imposed on it herein in any other instance and no custom or practice of either party hereto at variance with any term hereof shall constitute a waiver or a modification of the terms hereof by such party in any one instance or any right it has herein to demand strict compliance with the terms hereof by the other party in any other instance.  No express waiver shall affect any condition, covenant, rule, or regulation other than the one specified in such waiver and then only for the time and in the manner specified in such waiver.  No person has or shall have any authority to waive any provision of this Lease unless such waiver is expressly made in writing and signed by an authorized officer of Landlord or Tenant.  No endorsement or statement on any check or letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease.

7.6	Holding Over

(a)           Except as provided in Section 7.6(b), in the event of holding over by Tenant after expiration or termination of this Lease without the written consent of Landlord, Tenant shall pay throughout the entire holdover period (i.e., the period commencing on such expiration or termination and continuing until Tenant shall no longer be holdover in the Leased Premises), as liquidated damages, rent (or a charge in respect of use and occupancy) at a per diem rate, (A) equal, for each day of the first one hundred twenty (120) days of such holdover period, to one hundred twenty-five (125%) percent of the average per diem rate of Rent payable by Tenant during the last month of the Term, and (B) equal, for each day of the holdover period thereafter, to one hundred fifty (150%) percent of the average per diem rate of Rent payable by Tenant during the last month of the Term. Nothing in this Section 7.6(a) shall be construed as granting Tenant a right to retain possession of the Leased Premises, or as limiting Landlord’s right to recover possession of the Leased Premises, after the expiration or termination of this Lease.

(b)           Notwithstanding the provisions of Section 7.6(a), Tenant shall be permitted to holdover in the Leased Premises, or a portion thereof, for a period of time not to exceed sixty (60) days after the expiration of the Term (whether the Initial Term or the Term as renewed) if and only if: (1) Landlord has not already leased the portion of the Leased Premises in which Tenant is holding over; and (2) Tenant gives Landlord written notice of such intent to holdover within thirty (30) days prior to the expiration of the Term; such written notice shall specify the length of time Tenant intends to holdover and the portion of the Leased Premises in which Tenant intends to holdover. If Tenant elects to holdover pursuant to the preceding sentence, such holdover will be on an AS-IS basis except that the Annual Basic Rent shall be one-hundred ten percent (110%) of the Annual Basic Rent applicable to such Leased Premises immediately prior to such holdover.

7.7	Subordination

(a)           Landlord represents to Tenant that, as of the date of this Lease, (i) except for the Existing Mortgages (if any) identified in Section 15.1 hereof, there are no Mortgages affecting the Property, and (ii) except for the Existing Overleases (if any) identified in Section 15.2 hereof, there are no Overleases affecting the Property.

(b)           This Lease shall be and remain superior to any and all Mortgages which may hereafter take effect, unless and until, in the case of any such Mortgage, the Mortgagee thereunder and Tenant shall execute, acknowledge and deliver a Mortgage SNDA (in which event this Lease shall be subordinated to such Mortgage pursuant to such Mortgage SNDA). If, in the case of any Mortgage that hereafter takes effect, (i) Landlord shall deliver to Tenant a form of Mortgage SNDA (i.e., an agreement meeting the definition thereof herein-above set forth) executed and acknowledged by the Mortgagee thereunder, together with Landlord’s written request that Tenant counter-execute, acknowledge and deliver the same, and (ii) such Mortgagee shall be an institutional lender that is not an Affiliate of Landlord, then Tenant shall counter-execute, acknowledge and deliver such Mortgage SNDA within the period of twelve (12) Business Days thereafter. Furthermore, if (x) Tenant shall fail to counter-execute, acknowledge and deliver such Mortgage SNDA within such twelve (12) Business Day period, and (y) such failure shall continue for a period of five (5) Business Days after delivery of a notice from Landlord indicating such failure, which notice shall refer to this Section 7.7(b) and recite, in all capital letters (or other prominent display), the provisions of this Section 7.7(b), then Tenant shall be deemed to have counter-executed, acknowledged and delivered such Mortgage SNDA.

(c)           This Lease shall be and remain superior to any and all Overleases which may hereafter take effect, unless and until, in the case of any such Overlease, the Overlessor thereunder and Tenant shall execute, acknowledge and deliver an Overlease SNDA (in which event this Lease shall be subordinated to such Overlease pursuant to such Overlease SNDA). If, in the case of any Overlease hereafter entered into as part of a Sale-Leaseback Transaction,, (i) Landlord shall deliver to Tenant a form of Overlease SNDA (i.e., an agreement meeting the definition thereof herein-above set forth) executed and acknowledged by the Overlessor thereunder, together with Landlord’s written request that Tenant counter-execute, acknowledge and deliver the same, and (ii) such Overlessor shall be an institutional lender that is not an Affiliate of Landlord, then Tenant shall counter-execute, acknowledge and deliver such Overlease SNDA within the period of twelve (12) Business Days thereafter. Furthermore, if (x) Tenant shall fail to counter-execute, acknowledge and deliver such Overlease SNDA within such twelve (12) Business Day period, and (y) such failure shall continue for a period of five (5) Business Days after delivery of a notice from Landlord indicating such failure, which notice shall refer to this Section 7.7(c) and recite, in all capital letters (or other prominent display), the provisions of this Section 7.7(c), then Tenant shall be deemed to have counter-executed, acknowledged and delivered such Overlease SNDA.

7.8	Estoppel Certificate

At the request of either Landlord or Tenant, the other party will execute within twelve (12) Business Days from the date of receipt of the request, from time to time, an estoppel certificate substantially in the form attached as Exhibit E hereto, or in such other form as may be reasonably requested by the requesting party (so long as such other form contains only those statements set forth on the form attached as Exhibit E hereto, and other statements confirmatory of reasonably ascertainable matters regarding the express provisions of this Lease); provided that any request submitted by Landlord requesting an estoppel certificate by Tenant shall be accompanied by an estoppel certificate executed by Landlord indicating whether or not there are any then existing defaults by Tenant under this Lease, and if so, describing said defaults. Tenant and any third party certifying, to the best of such party’s knowledge and belief, to the facts (if true) described in such certificate.

7.9	Subsequent Documents

Any provision in this Lease expressly requiring that Tenant or Landlord execute any estoppel certificate, SNDA or other document, is subject to the requirements that, except as provided in this Lease or otherwise agreed to, no such estoppel certificate, SNDA or other document shall (i) effect (or purport to effect) either (x) any diminution of Tenant’s or Landlord’s rights provided for in this Lease, or (y) any increase in Tenant’s or Landlord’s obligations provided for in this Lease, or (ii) impose any additional liability or costs upon Tenant or Landlord beyond that contemplated by this Lease; and any statements contained in any estoppel certificate regarding Lease defaults or breaches shall be limited to the actual knowledge of the signing representative.

7.10	Interest Holder Privileges

If, as and when Tenant shall give any Landlord Default Notice hereunder, Tenant shall give a copy of such notice to any Interest Holder whose address shall have been furnished to Tenant, such copy to be delivered to said Interest Holder at the same time such notice is delivered to Landlord. Without limitation of the requirements of any SNDA between Tenant and any such Interest Holder, Tenant hereby agrees to accept a cure of any such default by Landlord hereunder from any such Interest Holder (with the same force and effect as though cured by Landlord), but only during the same period that Landlord is entitled to effect such cure. Nothing contained herein shall require Tenant to forbear in the exercise of any of its rights under Article XIII hereof for any period after it becomes entitled to exercise its rights thereunder. The term “Landlord Default Notice” shall mean (x) any notice sent by Tenant to Landlord pursuant to any of clauses (i), (ii) or (iii) of Section 13.1(a) hereof indicating a default by Landlord hereunder, and (y) any 24-hour notice sent by Tenant to Landlord pursuant to the parenthetical under Section 13.1(b)(ii) hereof.

ARTICLE VIII
ASSIGNMENT AND SUBLETTING

8.1	General

8.1.1        For purposes of this Lease, the following terms shall have the following meanings:

(a)           “Assignment” shall mean any assignment or other transfer of Tenant’s interest in this Lease (whether voluntarily, by operation of law or otherwise); it being agreed that a Change of Control Transaction with respect to Tenant shall also be deemed an “Assignment” (and shall be deemed entered into by Tenant), but only if a principal purpose or effect of such Change in Control Transaction is the transfer of Tenant’s interest in this Lease.

(b)           “Change in Control Transaction,” with respect to a person, shall mean any transaction or related series of transactions (including any transfer(s) of stock or partnership, membership or other equity interests) which results, directly or indirectly, in a change in the control of such person (except, that, as used in this definition, the term “transaction” shall not include sales or issuances of stock over a recognized stock exchange or “over-the-counter” market or otherwise as part of a public offering).

(c)           “Retail Conversion Transaction” shall mean either (1) an Assignment which (i) becomes effective at a time when the Leased Premises include a portion of the Leased Premises theretofore used as a retail bank branch, (ii) the Net Rentable Area of such portion of the Leased Premises used as a retail bank branch comprises more than fifty percent (50%) of the total Net Rentable Area of the Leased Premises, and (iii) permits the assignee thereunder to use the same for a retail purpose other than a retail bank branch, or (2) a Sublease which (x) demises a portion of the Leased Premises theretofore used as a retail bank branch, (y) the Net Rentable Area of such portion of the Leased Premises used as a retail bank branch comprises more than fifty percent (50%) of the total Net Rentable Area demised by such Sublease, and (z) permits the Subtenant thereunder to use the same for a retail purpose other than a retail bank branch.

8.1.2        Except for Section 8.5 Transactions and Retail Conversion Transactions, Tenant shall not enter into an Assignment or a Sublease, other than subject to, and in accordance with, the provisions of Section 8.2 hereof. Except for Section 8.5 Transactions, Tenant shall not enter into a Retail Conversion Transaction, other than subject to, and in accordance with, the provisions of Section 8.3 hereof.

8.2	Landlord’s General Offer Rights

The following provisions shall apply with respect to (i) any Assignment, other than an Assignment that is a Section 8.5 Transaction or a Retail Conversion Transaction, or (ii) any Sublease, other than a Sublease that is either a Section 8.5 Transaction or a Retail Conversion Transaction:

8.2.1        Tenant, prior to entering into such an Assignment or Sublease, shall give Landlord notice of its desire or intention to do so under this Section 8.2 (herein called “Tenant’s Offer Notice”), which notice shall indicate whether Tenant contemplates an Assignment, a Sublease or either an Assignment or Sublease, and, as applicable, shall set forth (i) the earliest possible effective date of such contemplated Assignment, and/or the earliest possible commencement date under the contemplated Sublease, and (ii) in the case of a contemplated Sublease demising less than the entire Leased Premises, set forth a description of the portion(s) of the Leased Premises to be demised thereunder (the “Contemplated Sublease Area”).

8.2.2        Each Tenant’s Offer Notice shall be deemed an offer from Tenant to Landlord, whereby Landlord, at any time within the period of thirty (30) days after the delivery of such Tenant’s Offer Notice (which period is herein called “Landlord’s Recapture Period”), may, at Landlord’s option (such option of Landlord, as described in either clause (i) or clause (ii) of this sentence, as applicable, being herein called “Landlord’s Recapture Option”), either (i) in the case of any Tenant’s Offer Notice that sets forth either (x) a contemplated Assignment or (y) a contemplated Sublease of the entire Leased Premises, terminate this Lease (in its entirety), or (ii) in the case of any other Tenant’s Offer Notice, terminate this Lease as to the Contemplated Sublease Area. Landlord’s Recapture Option may be exercised only by notice to Tenant (“Landlord’s Recapture Notice”) given within Landlord’s Recapture Period.

8.2.3        If, in any instance that Tenant shall deliver a Tenant’s Offer Notice to Landlord, Landlord shall exercise Landlord’s Recapture Option, then the following provisions shall apply:

(a)           Effective as of the date that is sixty (60) days after the last day of Landlord’s Recapture Period (or, if later, the date that Tenant included in Tenant’s Offer Notice as either the earliest possible effective date of the contemplated Assignment set forth therein, or the earliest possible commencement date of the contemplated Sublease set forth therein) (such date being herein called the “Recapture Effective Date”), this Lease (i) in the case of any Tenant’s Offer Notice that sets forth either (x) a contemplated Assignment or (y) a contemplated Sublease of the entire Leased Premises, shall automatically terminate (in its entirety), or (ii) in the case of any other Tenant’s Offer Notice, shall automatically terminate as to the Contemplated Sublease Area.

(b)           In any case described in Section 8.2.3(a)(ii) that this Lease shall automatically terminate as to the Contemplated Sublease Area (as opposed to the entirety of the Leased Premises), Landlord, at its expense, shall perform all the work (if any) required to cause all portions of the Contemplated Sublease Area to be put in a Separately Leasable Condition.

(c)           If there is an NPV Profit Amount with respect to the Leased Premises (in any case that this Lease shall terminate in its entirety) or the Contemplated Sublease Area (in any case that this Lease shall terminate as to the Contemplated Sublease Area), then Landlord, within thirty (30) days after the Recapture Effective Date (or, if later, within thirty (30) days after the final determination of the applicable Fair Market Rental Value Per RSF as between Landlord and Tenant), shall pay to Tenant an amount equal to fifty percent (50%) of such NPV Profit Amount. In that regard:

(1)           The term “NPV Profit Amount” shall mean, with respect to the Leased Premises or any portion thereof, an amount, determined as of the Recapture Effective Date, equal to the excess (if any) of (1) the net present value of all fixed rent that would have been payable to Tenant by a Subtenant under a hypothetical Sublease that (i) demises the Leased Premises (or the applicable portion thereof) for a hypothetical term commencing on the Recapture Effective Date and ending on the last day of the Term (determined without regard to any unexercised Renewal Options), (ii) provides for fixed rent to be payable at a rate equal to the Fair Market Rental Value Per RSF of the Leased Premises (or the applicable portion thereof) multiplied by the Net Rentable Area thereof, and (iii) is otherwise consistent with the assumptions and criteria set forth in the definition of Fair Market Rental Value Per RSF hereunder (i.e., the same, inter alia, (x) provides for additional rent to paid by the Subtenant upon all the same terms and conditions of this Lease, i.e., a direct pass-through of all additional rent payable hereunder with respect to the space demised by such hypothetical Sublease, and (y) does not provide for any workletter, improvement or other allowance or contribution, or period of free rent or rent abatement) (which net present value shall be determined using a discount rate equal the Prime Rate, and discounting the same from the dates that such fixed rent amounts would be payable to Tenant by such Subtenant under such hypothetical Sublease to the Recapture Effective Date), over (2) the sum of (A) the net present value of all Annual Basic Rent which shall would have accrued under this Lease with respect to the Leased Premises (or the applicable portion thereof) during such hypothetical term (which net present value shall be determined using a discount rate equal the Prime Rate, and discounting the same from the dates that such Annual Basic Rent amounts would be payable by Tenant hereunder to the Recapture Effective Date) plus (B) the estimated cost, if any, that Tenant would have incurred in connection with such hypothetical Sublease to perform the work required to cause all portions of the Contemplated Sublease Area to be put in Separately Leasable Condition (which estimate shall be determined by agreement of the parties, acting reasonably, and, failing such an agreement, by an arbitration pursuant to the provisions of Article XII hereof).

(2)           For a period of thirty (30) days after the delivery of Landlord’s Recapture Notice, Landlord and Tenant shall endeavor to reach agreement as to such Fair Market Rental Value Per RSF for the Leased Premises (in any case that this Lease shall terminate in its entirety) or the Contemplated Sublease Area (in any case that this Lease shall terminate as to the Contemplated Sublease Area). If Landlord and Tenant are unable to reach a definitive agreement as to such Fair Market Rental Value Per RSF within such 30-day period, then either Landlord or Tenant, by written notice thereof to the other party, may cause such Fair Market Rental Value Per RSF to be submitted for determination in accordance the provisions of subsections (1) through (3) of Section 1.4(e) hereof, which subsections shall be applied, mutatis mutandis, to the determination of such Fair Market Rental Value Per RSF, and the rights and obligations of the parties in respect thereof.

8.2.4        If, in any instance that Tenant shall deliver a Tenant’s Offer Notice to Landlord, Landlord shall not exercise Landlord’s Recapture Option, then Tenant, within the period of two hundred seventy (270) days after the expiration of Landlord’s Recapture Period (which period is herein called the “Tenant’s Transfer Period”), shall have the right (without any need to obtain Landlord’s consent) to enter into any Assignment or one or more Subleases of the Leased Premises (or any portion thereof), or, if applicable, the Contemplated Sublease Area (or any portion thereof), provided, that, in each case, at least ten (10) Business Days prior to the effective date of any such Assignment, or the commencement date of any such Sublease, Tenant shall deliver to Landlord a notice (each, a “Tenant’s Transfer Notice”) describing the same, which notice shall (i) in case of an Assignment, set forth the identity of the prospective assignee, and be accompanied by a true and complete copy of the instrument of Assignment (which instrument shall be fully executed and delivered between Tenant and the assignee), and (ii) in case of a Sublease, set forth the identity of the prospective Subtenant, and be accompanied by a true and complete copy of the Sublease (which Sublease shall be fully executed and delivered between Tenant and the Subtenant).  Notwithstanding anything to the contrary in this Section 8.2.4, Tenant shall not have the right to enter into a Retail Conversion Transaction without first complying with Section 8.3 hereof.

8.2.5        Upon the expiration of the Tenant’s Transfer Period with respect to a particular Tenant’s Offer Notice, Tenant shall no longer have the right to enter into any Assignment or one or more Subleases of the Leased Premises (or any portion thereof), or, if applicable, the Contemplated Sublease Area (or any portion thereof) as herein-above provided in this Section 8.2, unless and until (i) Tenant shall deliver another Tenant’s Offer Notice, and (ii) another Tenant’s Transfer Period shall thereafter become applicable as herein-above provided in this Section 8.2.

8.3	Landlord’s Offer Rights For Retail Conversion Transactions

The following provisions shall apply with respect to any Retail Conversion Transaction, other than a Section 8.5 Transaction:

8.3.1        Tenant shall not enter into a prospective Retail Conversion Transaction unless Tenant, at least thirty (30) days prior to the proposed effective date or commencement date thereof, gives Landlord a notice under this Section 8.3 describing the prospective Retail Conversion Transaction (herein called “Tenant’s RCT Notice”), which notice shall (i) state that the proposed transaction would be a Retail Conversion Transaction under this Article VIII, (ii) set forth the identity of the prospective assignee or Subtenant, and (iii) be accompanied by either (A) a true and complete copy of the instrument of Assignment or the Sublease in question  (fully executed and delivered between Tenant and the assignee or Subtenant, as the case may be, but expressly providing that it shall not become effective or commence unless and until Landlord’s RCT Termination Option shall have lapsed as herein-below described), or (B) a letter of intent (fully executed and delivered between Tenant and the assignee or Subtenant, as the case may be) setting forth the material terms and conditions of the prospective Retail Conversion Transaction, including (x) the earliest possible effective date of such prospective Assignment, and/or the earliest possible commencement date under such prospective Sublease, and (y) in the case of a contemplated Sublease demising less than the entire Leased Premises, set forth a description of the portion(s) of the Leased Premises to be demised thereunder.

8.3.2        Each Tenant’s RCT Notice shall be deemed an offer from Tenant to Landlord, whereby Landlord, at any time within the period of thirty (30) days after the delivery of such Tenant’s RCT Notice (which period is herein called “Landlord’s RCT Period”), may, at Landlord’s option (such option of Landlord being herein called “Landlord’s RCT Termination Option”), either (i) in the case of a prospective Assignment, or a prospective Sublease of the entire Leased Premises, terminate this Lease (in its entirety), or (ii) in the case of a prospective Sublease of less than the entire Leased Premises, terminate this Lease as to the portion of the Leased Premises to be demised thereby. Landlord’s RCT Termination Option may be exercised only by notice to Tenant (“Landlord’s RCT Termination Notice”) given within Landlord’s RCT Period.

8.3.3        If, in any instance that Tenant shall deliver a Tenant’s RCT Notice to Landlord, Landlord shall exercise Landlord’s RCT Termination Option, then the following provisions shall apply:

(a)           Effective as of the last day of the Landlord’s RCT Period (or, if later, the date that Tenant included in Tenant’s RCT Notice as either the earliest possible effective date of the prospective Assignment set forth therein, or the earliest possible commencement date of the prospective Sublease set forth therein) (herein called the “RCT Termination Date”), this Lease shall (i) in the case of a prospective Assignment or a prospective Sublease of the entire Leased Premises, automatically terminate (in its entirety), or (ii) in the case of a prospective Sublease of less than the entire Leased Premises, automatically terminate as to the portion of the Leased Premises to be demised thereby.

(b)           In the case of a prospective Sublease of less than the entire Leased Premises, Landlord, at its expense, shall perform all the work (if any) required to cause such area(s) to be put in a Separately Leasable Condition.

(c)           If there is an NPV Profit Amount with respect to the Leased Premises (in any case that this Lease shall terminate in its entirety) or the portion the Leased Premises as to which this Lease is terminated (in any case that this Lease shall terminate as to less than the entire Leased Premises), then Landlord, within thirty (30) days after the RCT Termination Date (or, if later, within thirty (30) days after the final determination of the applicable Fair Market Rental Value Per RSF as between Landlord and Tenant), shall pay to Tenant an amount equal to fifty percent (50%) of such NPV Profit Amount. In that regard:

(1)           The definition of NPV Profit Amount shall be applied using the RCT Termination Date (as opposed to the Recapture Effective Date).

(2)           For a period of thirty (30) days after the delivery of Landlord’s RCT Termination Notice, Landlord and Tenant shall endeavor to reach agreement as to such Fair Market Rental Value Per RSF for the Leased Premises (in any case that this Lease shall terminate in its entirety) or the portion the Leased Premises as to which this Lease is terminated (in any case that this Lease shall terminate as to less than the entire Leased Premises). If Landlord and Tenant are unable to reach a definitive agreement as to such Fair Market Rental Value Per RSF within such 30-day period, then either Landlord or Tenant, by written notice thereof to the other party, may cause such Fair Market Rental Value Per RSF to be submitted for determination in accordance the provisions of subsections (1) through (3) of Section 1.4(e) hereof, which subsections shall be applied, mutatis mutandis, to the determination of such Fair Market Rental Value Per RSF, and the rights and obligations of the parties in respect thereof.

8.3.4        In any instance that Tenant shall deliver a Tenant’s RCT Notice to Landlord, if Landlord shall not exercise Landlord’s RCT Termination Option, then (i) in any case that an instrument of Assignment or Sublease accompanied such Tenant’s RCT Notice, the same may become effective or commence in accordance with its terms (without any need to obtain Landlord’s consent thereto), or (ii) in any case that a letter of intent describing a Retail Conversion Transaction accompanied such Tenant’s RCT Notice, Tenant (without any need to obtain Landlord’s consent thereto) shall have the right, for a period of two hundred seventy (270) days after the expiration of Landlord’s RCT Period, to enter into the Retail Conversion Transaction so described, substantially upon all the terms and conditions set forth in such letter of intent (and with no change in the permitted use set forth in such letter of intent), whereupon Tenant shall deliver to Landlord a true and compete copy of the instrument of Assignment or Sublease in question. In the latter case, if the instrument of Assignment or Sublease is not fully entered into within such 270-day period, then Tenant shall no longer have the right to enter into the same unless and until it again complies with the foregoing provisions of this Section 8.3.

8.4	Profit Payments Re: Certain Assignments and Subleases

With respect to any Assignment or Sublease entered into pursuant to Section 8.2 or 8.3 hereof, the following shall apply:

8.4.1        In the case of an Assignment, Tenant, within thirty (30) days after it shall receive any consideration from the assignee for such Assignment, shall pay to Landlord an amount equal to fifty percent (50%) of the amount thereof, but only to if, and to the extent that, such consideration exceeds the sum of (i) any inducements provided or paid by Tenant to the assignee in respect of such Assignment, plus (ii) the cost of any other work performed by Tenant in respect of such Assignment, plus (iii) any and all out-of-pocket advertising expenses, brokerage commissions and legal expenses paid or incurred by Tenant in connection with such Assignment.

8.4.2        In the case of a Sublease, Tenant, within thirty (30) days after the close of each calendar year during the Term in which such Sublease shall be in effect, shall pay to Landlord an amount equal to fifty percent (50%) of the Net Sublease Consideration with respect to such Sublease for such calendar year, but only to if, and to the extent that, such Net Sublease Consideration exceeds the sum of (i) any inducements provided or paid by Tenant to the Subtenant pursuant to such Sublease, plus (ii) the cost of any other work performed by Tenant in respect of such Sublease (including demising work), plus (iii) any and all out-of-pocket advertising expenses, brokerage commissions and legal expenses paid or incurred by Tenant in connection with such Sublease. The term “Net Sublease Consideration”, with respect to any Sublease, shall, for any calendar year, mean the positive excess (if any) of (x) all rents, additional charges or other consideration paid to Tenant by the Subtenant under such Sublease during such calendar year, over (y) the Annual Basic Rent and Additional Rent accruing under this Lease with respect to the space demised by such Sublease (determined on a pro-rated rentable square foot basis) during such calendar year (or the portion thereof for which such Sublease was in effect).

8.5	Transactions Exempt From Section 8.2, 8.3 and 8.4

8.5.1        Notwithstanding anything to the contrary contained herein, Tenant, from time to time, and at any time, during the Term, shall have the absolute right (without any need to obtain Landlord’s consent, and without any need to comply with the provisions of Sections 8.2, 8.3 or 8.4 hereof, but subject, as applicable, to the provisions of Sections 8.5.2 and 8.6 hereof) to enter into one or more of the following transactions (each, a “Section 8.5 Transaction”):

(a)           An Assignment to any person with which, or into which, Tenant is merged or consolidated, or to which all or substantially all of Tenant’s assets are transferred, so long as the transfer of Tenant’s interest in this Lease is not a principal purpose or effect of such merger, consolidation or asset transfer.

(b)           An Assignment or Sublease that constitutes a part of, or is incident to, a Bank Divestiture Transaction. The term “Bank Divestiture Transaction” shall mean a transaction whereby Tenant sells, conveys or otherwise divests itself of certain loans and/or deposits derived from any retail banking operations located within the Leased Premises the terms of which include the transfer of all or any portion of the Leased Premises from which the respective loans and/or deposits originate.

(c)           An Assignment or Sublease to any person that acquires any separate division of, or operational group within, Tenant (each, a “Tenant Business Group”), but only if, immediately prior to such acquisition, (i) in the case of an Assignment, such Tenant Business Group occupied a part of the Leased Premises, or (ii) in the case of a Sublease, such Tenant Business Group occupied a part of the portion(s) of the Leased Premises demised by such Sublease.

(d)           An Assignment or Sublease to any Affiliate of Tenant.

(e)           A Sublease to any person if the term of such Sublease (assuming all options to extend or renew the term thereof are exercised) is equal to, or less than, five (5) years.

8.5.2        Within ten (10) days after entering into any Section 8.5 Transaction, Tenant shall notify Landlord thereof, and furnish Landlord with a duplicate original of either (i) the instrument effecting the Assignment, which shall be duly executed by assignor and assignee, or (ii) the Sublease, which shall be duly executed by Tenant and the Subtenant.

8.5.3        Notwithstanding anything contained in this Article VIII, Tenant shall have the absolute right, from time to time, and at any time, during the Term, to permit its Affiliates to utilize any portion(s) of the Leased Premises without the necessity of a Sublease (in which event, the provisions of this Article VIII, including the provisions of Section 8.5.2 above, shall not apply).

8.6	Miscellaneous

8.6.1        No termination of this Lease pursuant to either Section 8.2.3(a) or Section 8.3.3(a) shall release Landlord or Tenant from any obligations accruing under the Lease prior to the date of such termination unless (and to the extent) agreed by the parties hereto in writing.

8.6.2        Except as provided in Section 8.8 hereof, no Assignment or Sublease (whether a Section 8.5 Transaction or effected pursuant to Section 8.2 or 8.3 hereof) shall have the effect of releasing Tenant from any of its obligations under this Lease (including its obligation to pay Rent).

8.6.3        All Subleases shall be subject and subordinate to this Lease and the terms and conditions hereof; and each Sublease shall expressly so provide. No Sublease shall be for a term ending later than one (1) day prior to the then expiration date of this Lease.

8.6.4        If an Event of Default shall occur, then Landlord, thereafter, at its option, and without waiving the same, may collect from any then existing Subtenant, the rent and additional rent due under its Sublease (in which event, Landlord shall apply the same against the Rent).

8.6.5        Tenant shall not have the right to enter into an Assignment or Sublease to any person enjoying sovereign or diplomatic immunity. In addition, no Assignment or Sublease shall permit the Leased Premises, or any portion thereof, to be used (i) for any Prohibited Uses, or (ii) for any other use not permitted under Section 1.5 hereof. No Assignment or Sublease shall be effective to enlarge Landlord’s obligations under this Lease, which shall remain solely as set forth herein.

8.6.6        No Subtenant shall assign its interest under its Sublease, or sub-sublease the whole or any part of the space demised by its Sublease, without first obtaining the consent of Landlord thereto (which consent shall not be unreasonably withheld); provided, however, that Landlord’s consent shall not be required to any such assignment or sub-sublease if the same would have constituted a Section 8.5 Transaction (other than a transaction described in Section 8.5(e)) if entered into by Tenant hereunder (as opposed to such Subtenant).

8.7	Sublease SNDAs

8.7.1        Landlord hereby agrees to enter into a Sublease SNDA with each Subtenant under an Eligible Sublease, subject to, and in accordance with, the provisions of this Section 8.7. As used herein, the term “Eligible Sublease” shall mean a Sublease entered into by and between Tenant and a Subtenant consistent with the terms of this Article VIII, and which (i) demises a portion(s) of the Leased Premises containing either (x) a full floor of the Building (i.e., all the Leasable Area on a floor of the Building), or (y) not less than 5,000 RSF of Net Rentable Area (in the aggregate), and (ii) has a term of at least five (5) years.

8.7.2        If, in the case of any Eligible Sublease, Tenant shall deliver to Landlord a form of Sublease SNDA (i.e., an agreement meeting the definition thereof herein-above set forth) executed and acknowledged by the Subtenant thereunder, together with Tenant’s written request that Landlord counter-execute, acknowledge and deliver the same, then Landlord shall counter-execute, acknowledge and deliver such Sublease SNDA within the period of twelve (12) Business Days thereafter. Furthermore, if (x) Landlord shall fail to counter-execute, acknowledge and deliver such Sublease SNDA within such twelve (12) Business Day period, and (y) such failure shall continue for a period of five (5) Business Days after delivery of a notice from Tenant indicating such failure, which notice shall refer to this Section 8.7.2 and recite, in all capital letters (or other prominent display), the provisions of this Section 8.7.2, then Landlord shall be deemed to have counter-executed, acknowledged and delivered such Sublease SNDA.

ARTICLE IX
TRANSFERS OF LANDLORD'S ESTATE11

ARTICLE X
EXPANSION RIGHTS

10.1	Tenant Expansion Notices

If Tenant desires to Lease additional Leasable Areas hereunder, Tenant shall have the right, from time to time during the Term (but not more frequently than one time every six (6) months), to request that Landlord advise Tenant (any such request, a “Tenant Expansion Notice”) of all the Leasable Areas that are then available for leasing or which are scheduled to become available for leasing within the next eighteen (18) months (all such Leasable Areas, at any time, being herein called “Available Leasable Areas”).

[11]	Insert appropriate version of Article IX into each Lease at Closing, per the provisions of Section 25 of the Purchase Agreement.

10.2	Landlord Expansion Response

Landlord shall, within fifteen (15) days following Landlord’s receipt of a Tenant Expansion Notice, respond to Tenant’s inquiry (any such response, a “Landlord Expansion Response”) by advising Tenant of (a) all the Available Leasable Areas, including the approximate Net Rentable Area, location and configuration thereof, (b) the date(s) by which Landlord anticipates that the Available Leasable Areas will become available for leasing (such date with respect to any Available Leasable Area being herein called the “Availability Date”), and (c) Landlord’s opinion of the Fair Market Rental Value Per RSF of the Available Leasable Areas. If there are then no Available Leasable Areas, then Landlord Expansion Response shall so state.

10.3	Expansion Space Leases

Tenant, from and after its receipt of any Landlord Expansion Response, shall have the right (each, an “Expansion Right”) to lease hereunder all, or one or more portions, of the Available Leasable Areas identified in such Landlord Expansion Response (the portions of the Available Leasable Areas as to which Tenant exercises its Expansion Right being herein called “Expansion Space”), either, at Tenant’s election, (A) on a coterminous basis as herein-after provided (any such Expansion Space being herein called “Coterminous Expansion Space”) (provided, that Tenant may not elect to lease Expansion Space on coterminous basis under this clause (A) after the expiration of the fifteenth (15th) Lease Year), or (B) on a short term basis as herein-after provided (any such Expansion Space being herein called “Short-Term Expansion Space”). Tenant shall exercise an Expansion Right by written reply to a Landlord Expansion Response (each, an “Expansion Space Acceptance”), which shall specify, with particularity, (i) the Expansion Space, including the location, approximate Net Rentable Area and configuration of the same, (ii) whether Tenant is electing to lease such Expansion Space as Coterminous Expansion Space or Short-Term Expansion Space, and (iii) in any case that Tenant elects to lease such Expansion Space as Short-Term Expansion Space, whether or not Tenant agrees with Landlord’s opinion of the Fair Market Value Per RSF of such Expansion Space. Tenant’s right to specify Expansion Space comprising less than all of the Available Leasable Areas identified in the Landlord Expansion Response shall be qualified by the requirement that Tenant may only specify Expansion Space comprised of less than all the Available Leasable Areas on a particular floor of the Building if the portion of the Available Leasable Areas on such floor that is not so specified is of a size and configuration that makes it separately leasable to third party tenants.

For a period of seven (7) Business Days after its receipt of the Landlord Expansion Response (“Tenant’s Exclusive Period”), Tenant's Expansion Right shall be an exclusive right or option (i.e., not subject to any Third Party Leasing Rights, except as provided in Section 10.4(a) hereof); after Tenant's Exclusive Period, Tenant's Expansion Right shall be a non-exclusive right or option (i.e., subject to any Third Party Leasing Rights granted after the end of Tenant's Exclusive Period and prior to the delivery of the Expansion Acceptance).

All Expansion Space shall be added to the Leased Premises, upon, subject to, and in accordance with, the provisions:

(a)           Landlord shall deliver to Tenant, and Tenant shall accept, the Expansion Space in its “AS - IS” condition (as of the date of the Expansion Space Acceptance), except that Landlord, at its expense, shall cause the same to be placed in Separately Leasable Condition. Tenant shall be solely responsible for all the costs of Tenant’s moving into and making the Expansion Space ready for Tenant’s initial use and occupancy, including the making of any Alterations, which shall be performed by Tenant in conformity with the provisions of Section 5.2 hereof.

(b)           Landlord shall deliver exclusive vacant possession of the Expansion Space to Tenant (in such required condition) on, or prior to, the date (the “Scheduled Delivery Date”) that is later of (i) the Availability Date with respect to such Expansion Space, and (ii) the date that is thirty (30) days after Tenant’s delivery of the Expansion Space Acceptance (the term “Actual Delivery Date” shall mean the date, if any, that Landlord actually delivers exclusive vacant possession of the Expansion Space to Tenant (in the required condition)). If, by reason of one or more Force Majeure Events, Landlord is unable to cause the Actual Delivery Date to occur on or prior to the Scheduled Delivery Date, then Landlord shall use all commercially reasonable efforts to cause the Actual Delivery Date to occur as soon as possible thereafter (such obligation to use reasonable efforts to include, in cases of the holdover of a prior tenant or occupant, the institution and prosecution of holdover or other appropriate proceedings against such prior tenant or occupant). If, for any reason, the Actual Delivery Date does not occur on or prior to the date that is sixty (60) days after the Scheduled Delivery Date, then, at any time thereafter until the Actual Delivery Date shall occur, Tenant shall have the right (at its option) to rescind its delivery of the Expansion Space Acceptance with respect to such Expansion Space (it being agreed that such rescission right shall be Tenant’s sole remedy if Landlord’s inability to cause the Actual Delivery Date to occur on or prior to the Scheduled Delivery Date was the result of Force Majeure Events and Landlord complied with its aforesaid obligation to use reasonable efforts).

(c)           The Expansion Space shall be added to the Leased Premises effective as of the later to occur of (i) the Scheduled Delivery Date, and (ii) the Actual Delivery Date.

(d)           In the case of Coterminous Expansion Space:

(1)           (i) the initial term of this Lease with respect to Coterminous Expansion Space shall be the balance of the Initial Term (i.e., the period commencing on the date such Coterminous Expansion Space is added to the Leased Premises and ending on the Expiration Date), and (ii) the provisions of Section 1.4 hereof shall apply to such Coterminous Expansion Space with respect to all Renewal Options and/or Renewal Terms, as fully and completely as the same apply to the balance of the Leased Premises; and

(2)           except as provided in Section 10.3(g) below, the Annual Basic Rent for the Coterminous Expansion Space shall be payable at the same rate as that applicable to the balance of the Base Leased Premises (i.e., at a rate, per RSF, equal to the Annual Basic Rent Factor from time to time in effect), and, accordingly, upon the date that the Coterminous Expansion Space is added to the Leased Premises, the Annual Basic Rent hereunder shall be adjusted based on the addition of the Net Rentable Area of the Coterminous Expansion Space to the Net Rentable Area of the Leased Premises.

(e)           In the case of Short-Term Expansion Space:

(1)           (i) with respect to Short-Term Expansion Space added during the Initial Term, (A) the initial term of this Lease with respect to the Short-Term Expansion Space shall be a period equal to the shorter of (x) five (5) years (i.e., the period commencing on the date such Short-Term Expansion Space is added to the Leased Premises and ending on the day immediately prior to the fifth (5th) anniversary of such date) or (y) the then remaining balance of the Initial Term (i.e., the period commencing on the date such Short-Term Expansion Space is added to the Leased Premises and ending on the Expiration Date), and (B) from and after such initial term (and until the end of the Initial Term), Tenant shall have the right(s) to renew the term of this Lease with respect to such Short-Term Expansion Space for one or more special renewal periods, as Tenant may elect, each equal to the lesser of (x) five (5) years or (y) the then remaining balance of the Initial Term, each such right to be exercisable, by written notice to Landlord, given not less than nine (9) months prior to the expiration of the then current term of this Lease with respect to the Short-Term Expansion Space, (ii) with respect to Short-Term Expansion Space added during a Renewal Term, the initial term of this Lease with respect to the Short-Term Expansion Space shall be a period equal to the balance of such Renewal Term (i.e., the period commencing on the date such Short-Term Expansion Space is added to the Leased Premises and ending on the last day of such Renewal Term), and (iii) in either case, the provisions of Section 1.4 hereof shall apply to Short-Term Expansion Space with respect to all outstanding Renewal Options and/or Renewal Terms (as of the date such Short-Term Expansion Space is added to the Leased Premises), as fully and completely as the same apply to the balance of the Leased Premises; and

(2)           except as provided in Section 10.3(g) below, the Annual Basic Rent for such Short-Term Expansion Space, for the initial term of this Lease with respect to such Short-Term Expansion Space, and, if applicable, for each of the special renewal periods described in Section 10.3(e)(1)(i)(B) above, shall be payable based on a STAS Basic Rental Factor equal to the Fair Market Rental Value Per RSF for such Short-Term Expansion Space; it being agreed that the Fair Market Rental Value Per RSF for such Short-Term Expansion Space shall be determined separately for each of the initial term of this Lease and each of such special renewal periods in accordance with the following:

(A)           in the case of such initial term, until the date that is sixty (60) days following the delivery of the Expansion Space Acceptance, Landlord and Tenant shall endeavor to reach agreement as to such Fair Market Rental Value Per RSF;

(B)           in the case of each such special renewal period, within thirty (30) days following the date of Tenant’s exercise of such renewal right(s), Landlord shall deliver to Tenant, a proposal setting forth Landlord’s determination of the Fair Market Rental Value Per RSF for such Short-Term Expansion Space for such special renewal period, and, thereafter, and until the date that is sixty (60) days following the date of Tenant’s exercise of such renewal right(s), Landlord and Tenant shall endeavor to reach agreement as to such Fair Market Rental Value Per RSF; and

(C)           in either case, if Landlord and Tenant are unable to reach a definitive agreement as to such Fair Market Rental Value Per RSF within sixty (60) days following the delivery of the Expansion Space Acceptance (in the case of such initial term), or the date of Tenant’s exercise of such renewal right(s) (in the case of each such special renewal period), then either Landlord or Tenant, by written notice thereof to the other party, may cause such Fair Market Rental Value Per RSF to be submitted for determination in accordance the provisions of subsections (1) through (5) of Section 1.4(e) hereof, which subsections shall be applied, mutatis mutandis, to the determination of such Fair Market Rental Value Per RSF, and the rights and obligations of the parties in respect thereof.

(f)           Except as provided in Section 10.3(g) below, Additional Rent shall be payable with respect to any Expansion Space on the same basis as the same is payable with respect to the balance of the Leased Premises, and, accordingly, upon the date that the Expansion Space is added to the Leased Premises, Tenant’s Occupancy Percentage shall be adjusted based on the addition of the Net Rentable Area of the Expansion Space to the Net Rentable Area of the Leased Premises.

(g)           Notwithstanding the foregoing provisions of this Section 10.3, all Rent (including all Annual Basic Rent and Additional Rent) otherwise payable with respect to any Expansion Space shall be fully abated until the earlier of (i) the date Tenant commences its normal business operation in such Expansion Space, and (ii) the date that is ninety (90) days following the date that such Expansion Space is added to the Leased Premises pursuant to Section 10.3(c) above.

(h)           Subject to the foregoing provisions of this Section 10.3, and except as otherwise expressly provided herein, all the other then executory terms and conditions of this Lease shall apply to any Expansion Space as fully and completely as the same apply to the balance of the Leased Premises.

10.4	Subordination of Expansion Space Rights

(a)           Anything herein contained to the contrary notwithstanding, Tenant’s Expansion Rights as provided in this Article X with respect to any Leasable Area are and shall be subordinate to any Third Party Leasing Rights with respect to such Leasable Area that are outstanding as of the date of Tenant’s Expansion Notice. The term “Third Party Leasing Rights”, with respect to any Leasable Area, shall mean any rights granted to any third party to lease such Leasable Area (including any such rights granted to other tenants of the Property pursuant to their leases, and any rights granted to other third parties pursuant to a letter of intent executed by Landlord).

(b)           For purposes of this Article X, no Leasable Areas shall be considered “available for leasing” if, and for so long as, any Third Party Leasing Rights with respect to such Leasable Area are then outstanding. Nevertheless, if Tenant, in any Tenant Expansion Notice, shall so request, then Landlord, in its Landlord Expansion Notice, shall (i) identify any Leasable Areas that would then constitute Available Leasable Areas, but for the existence of outstanding Third Party Leasing Rights with respect thereto, and (ii) briefly describe such Third Party Leasing Rights.

(c)           Following the delivery of any Tenant's Expansion Notice, Landlord, during the period commencing on the date of such Tenant's Expansion Notice and ending on the last day of Tenant’s Exclusive Period, shall not (i) lease any Leasable Area which was available for leasing on the date of Tenant's Expansion Notice, or (ii) grant any Third Party Leasing Rights.

(d)           Nothing contained in this Article X is intended, nor may anything herein be relied upon by Tenant, as a representation by Landlord or any other person as to the nature and extent of the Available Leasable Areas that may exist from time to time. Without limiting the foregoing, Landlord, subject to the provisions of Section 14.20 hereof, may convert any Leasable Area to offices for marketing or property management purposes, without notifying or offering such space to Tenant, or otherwise implicating Tenant’s Expansion Rights.

10.5	Duration

Tenant’s Expansion Rights under this Article X shall continue until there are fewer than twelve (12) months then remaining in the Term, and Tenant shall no longer have any outstanding Renewal Options.

10.6	Disputes

Landlord and Tenant shall endeavor to resolve, in good faith, any disagreement arising as a result of Tenant’s exercise of Expansion Rights under this Article X, failing which such disagreement shall be resolved in accordance with Article XII; provided that no disagreement between Landlord and Tenant regarding the contents of any Expansion Space Acceptance shall render any otherwise effective Expansion Space Acceptance ineffective.

ARTICLE XI
TERMINATION RIGHTS

11.1	Wachovia’s Termination Right

(a)           Subject to the terms and conditions of this Article XI, during the Initial Term of this Lease (but not during any Renewal Term), Wachovia shall have the right (herein called “Wachovia’s Termination Right”), exercisable from time to time, to terminate this Lease with respect to all or any portion(s) of the then Leased Premises (other than the whole or any portion(s) of any Short-Term Additional Space then constituting a part of the Leased Premises). Wachovia may exercise Wachovia’s Termination Right only by written notice to Landlord (each, a “Termination Rights Exercise Notice”), which shall (i) indicate whether Wachovia is exercising Wachovia’s Termination Right with respect to the entirety of the then Leased Premises (which may be done only if no Short-Term Additional Space then constitutes a part of the Leased Premises), or less than the entirety of the then Leased Premises, (ii) in any case that Wachovia is exercising Wachovia’s Termination Right with respect to less than the entirety of the then Leased Premises, specify, with particularity, the portion(s) of the Leased Premises with respect to which Wachovia’s Termination Right is being exercised (such portion(s) of the Leased Premises being herein separately referred to as the “Vacate Space”), and be accompanied by a floor plan showing the location and configuration of the Vacate Space, (iii) the date upon which Wachovia is electing to terminate this Lease with respect to the entirety of the Leased Premises or the Vacate Space, as the case may be, which date shall not be earlier than the date that is nine (9) months after the date of Wachovia’s Termination Rights Exercise Notice (such date being herein called the “Early Termination Date”). Notwithstanding the foregoing, Wachovia’s right to specify Vacate Space comprising less than all of the then Base Leased Premises located on any floor of the Building, shall be contingent upon such Vacate Space being of a size and configuration that makes it separately leasable to third party tenants.

(b)           Notwithstanding the provisions of Section 11.1(a) above, during the Integration Period, Wachovia’s Termination Right shall be limited by the provisions of [Section 3.3 of the Master Agreement].

(c)           Notwithstanding anything to contrary contained herein, it is understood and agreed that Wachovia’s Termination Right shall belong solely to Wachovia, and, notwithstanding any Assignment, shall survive as a right belonging solely to Wachovia for the balance of the Initial Term. Accordingly, Wachovia’s Termination Right may be exercised, at anytime during the Initial Term, by, and only by, Wachovia (whether or not Wachovia is then the Tenant hereunder). Upon request of Wachovia made, from time to time, during any period that Wachovia is not the Tenant hereunder, Landlord shall acknowledge the foregoing in writing.

11.2	Effect of Termination

(a)           If Wachovia, consistent with the provisions of Section 11.1 above, shall have exercised Wachovia’s Termination Right with respect to the entirety of the then Leased Premises, then, as of the Early Termination Date, this Lease shall terminate and end as fully and completely as if the Early Termination Date was the Expiration Date.

(b)           If, and in each case that, Wachovia, consistent with the provisions of Section 11.1 above, shall have exercised Wachovia’s Termination Right with respect to less than the entirety of the then Leased Premises (i.e., with respect to Vacate Space), then the following provisions shall apply:

(1)           As of the Early Termination Date, this Lease shall terminate with respect to the Vacate Space only.

(2)           Tenant shall surrender the Vacate Space on or prior to the Early Termination Date, which surrender shall be consistent with the provisions of Section 4.1 hereof (as applied to Vacate Space), subject, however, to the following provisions of this Section 11.2(b)(3) below. If Tenant shall fail to surrender the Vacate Space on or prior to the Early Termination Date, then, for the period commencing on the date immediately following the Early Termination Date and ending on the date that the Vacate Space shall be surrendered, Tenant shall continue to pay Annual Basic Rent and Additional Rent with respect to the Vacate Space on the same basis as prior to the Early Termination Date. Notwithstanding the foregoing, either Landlord or Wachovia may terminate Tenant’s right to possess and occupy the Vacate Space at any time following the Early Termination Date upon thirty (30) days’ prior written notice to the other party.

(3)           If the Vacate Space is not (as of the date of the applicable Termination Rights Exercise Notice) in a Separately Leasable Condition, then, and only in such events, Landlord, promptly following the date of such Termination Rights Exercise Notice, shall proceed to cause the Demising Work with respect to such Vacate Space to be performed in accordance with the provisions of Section 5.7 hereof; provided, however, that any Demising Work performed by Landlord prior to the Early Termination Date shall be performed subject to, and in a manner that is consistent with, Tenant’s continued use and occupancy of the Vacate Space until the Early Termination Date.

ARTICLE XII
DISPUTE RESOLUTION

12.1	Approvals and Consents

(a)           Whenever, pursuant to any express provision of this Lease, one party hereto is required to obtain the consent or approval of the other party (either as a condition to the exercise of a right hereunder or otherwise), then the party from whom such consent or approval is required shall not unreasonably withhold, condition or delay such consent or approval, unless, pursuant to such express provision of this Lease, such party is granted the right to withhold such consent or approval in its sole or absolute discretion (in which event such party may withhold the same in its sole or absolute discretion). Nothing in this Section 12.1(a) shall be deemed to limit or extend any time period expressly set forth in this Lease for a party to respond to a request for its consent or approval.

(b)           With respect any such express provision of this Lease that requires one party hereto to obtain the consent or approval of the other party, if the party from whom such consent or approval is required, pursuant to the provisions of this Lease (including Section 12.1(a) above), not to unreasonably withhold, condition or delay such consent or approval, then such consent or approval shall be requested, and granted or denied, in accordance with the following provisions:

(i)           The party requesting the approval or consent (the “Requesting Party”) shall submit to the other party (the “Responding Party”) a written request for approval or consent, together with (x) such information and supporting documentation specifically required under in the pertinent provision of this Lease or (y) if the pertinent provision of this Lease does not specifically require any information or supporting documentation, then such information and supporting documentation (if any) as is reasonably required to evaluate the request.

(ii)           Unless a specific time period for the Responding Party’s response is provided for in the pertinent provision of this Lease (in which case, such specific time period shall control), the Responding Party shall have ten (10) Business Days to (A) approve in writing the request, (B) deny in writing the request, or (C) if, and to the extent, the Requesting Party failed to submit, with its request, the information and/or documentation required to be submitted under Section 12.1(i)(x) or (y) above, as applicable, then, and only in such event, respond with a written demand for such information and/or documentation.  If (x) the Responding Party fails to properly provide any of the above responses, and (y) such failure shall continue for a period of five (5) Business Days after delivery of a notice from the Requesting Party indicating such failure, which notice shall refer to this Section 12.1(b)(ii) and recite, in all capital letters (or other prominent display), the provisions of this Section 12.1(b)(ii), then the requested approval or consent shall be deemed granted.

(iii)           If the Responding Party properly requests information and/or documentation pursuant to Section 12.1(b)(ii)(C) above, then within five (5) Business Days after the Requesting Party delivers same to the Responding Party, the Responding Party shall, in all events, respond as set forth in Section 12.1(b)(ii)(A) above or Section 12.1(b)(ii)(B) above. If (x) the Responding Party fails to timely so respond, and (y) such failure shall continue for a period of three (3) Business Days after delivery of a notice from the Requesting Party indicating such failure, which notice shall refer to this Section 12.1(b)(iii) and recite, in all capital letters (or other prominent display), the provisions of this Section 12.1(b)(iii), then the requested approval or consent shall be deemed granted.

(iv)           All approvals, denials, and requests for additional documentation or information, when given, shall be in writing.

12.2	Dispute Resolution

Whenever, pursuant to any express provision of this Lease, a dispute is to be resolved pursuant to this Article XII, the following provisions shall apply:

(a)           Any dispute to be resolved pursuant to this Article XII, shall be resolved by arbitration conducted under the auspices of JAMS or its successor in the State and in the county where the Property is located.  Either party may initiate such arbitration by sending notice (an “Arbitration Notice”) of a demand to arbitrate to the other party and to JAMS.  The Arbitration Notice shall contain a description of the subject matter of the arbitration, the dispute with respect thereto, the amount involved, if any, and the remedy or determination sought.

(b)           JAMS shall provide a list of three (3) available arbitrators from which each party may strike one.  The remaining arbitrator shall serve as the arbitrator for the dispute.  JAMS shall select arbitrators based on the nature of the dispute, which arbitrators shall be independent third parties who have not acted for or been employed by either party (or its Affiliate) within the five (5) years preceding initiation of the arbitration with appropriate skills, background and experience (and such persons shall have at least ten (10) years of applicable experience) to be able to effectively and professionally resolve the particular dispute.

(c)           The arbitrator, so selected, shall schedule the arbitration within thirty (30) days after its appointment, and shall render its decision within thirty (30) days after the arbitration is concluded.  The parties agree to arbitrate pursuant to JAMS’ Streamlined Arbitration Rules as amended from time to time, and as modified to the extent practicable to give effect to the agreement of the parties as set forth in this Section 12.2 or in Section 12.3 below.   Arbitration shall not be conducted in person unless either Landlord or Tenant shall request an in-person arbitration.  The decision of the arbitrator shall be final and shall be binding upon the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(d)           Landlord and Tenant agree to sign all documents and to take all other actions necessary to submit such dispute to arbitration and hereby waive any or all rights that it may at any time have to revoke the agreement to submit such disputes to arbitration and to abide by the decision rendered thereunder.

(e)           This Article XII shall not apply to any disputes, except to the extent expressly provided herein.

12.3	Conduct of the Arbitration

Arbitration proceedings hereunder shall be subject to the following additional provisions:

(a)           The hearing shall be conducted on a confidential basis without continuance or adjournment.

(b)           Any offer made or the details of any negotiation of the dispute subject to arbitration prior to arbitration shall not be admissible.

(c)           Each party shall be entitled to all rights and privileges granted by the arbitrator to the other party.

(d)           The arbitrators shall have the power to impose on any party such terms, conditions, consequences, liabilities, sanctions and penalties as they deem necessary or appropriate (which shall be conclusive, final and enforceable as the award on the merits) to compel or induce compliance with discovery and the appearance of, or production of documents in the custody or, any officer, director, agent or employee of a party any Affiliate of such party.

(e)           Arbitrators may not award indirect, consequential or punitive damages or issue injunctive relief.

(f)           Arbitrators shall be bound by the provisions of this Lease and shall not have the power to add to, subtract from, or otherwise deviate from such provisions.

(g)           Landlord or Tenant’s failure to perform any obligation hereunder shall not constitute a default under this Lease if such party’s duty to perform such obligation is the subject of any arbitration or any dispute that would be submitted to arbitration if unresolved during such arbitration or until such dispute is otherwise resolved.

12.4	Alternative Means of Arbitration with AAA.

In the event that JAMS or any successor shall no longer exist or if JAMS or any successor fails to refuses to, or is legally precluded from, accepting submission of such dispute, then the dispute shall be resolved by binding arbitration before the AAA under the AAA’s commercial arbitration rules then in effect.

ARTICLE XIII
TENANT REMEDIES

13.1	Generally

(a)           The term “Landlord Event of Default” shall mean any one of the following events: (i) Landlord shall default in the payment of any monetary sum to Tenant when due, and such default shall continue for a period of ten (10) Business Days after written notice thereof from Tenant to Landlord; or (ii) Landlord shall default in its obligation to maintain any policy of insurance that Landlord is required to maintain under Section 6.4 or 6.5 hereof, and such default shall continue for a period of ten (10) Business Days after written notice from Tenant to Landlord of such default, which notice shall (x) specifically refer to Section 6.4 or 6.5 hereof, as applicable, and the insurance policy which Landlord has failed to maintain, and (y) state, in all capital letters and in a prominent place, that the continuance of such failure to maintain insurance for ten (10) Business Days after Landlord’s receipt of such written notice will constitute a Landlord Event of Default under this Section 13.1(a)(ii); or (iii) Landlord shall default under any of its other obligations under this Lease (other than any default described in Section 13.1(a)(i) and (ii) above), and such default shall continue for a period of thirty (30) days after written notice from Tenant to Landlord thereof (or, if such default is curable but reasonably cannot be cured within such thirty (30) day period, then Landlord shall not commence the cure thereof within such thirty (30) day period or thereafter shall not diligently pursue such cure until the same is accomplished).

(b)           If (i) Landlord shall default in the performance of any of Landlord’s obligations under this Lease, and (ii) such default shall thereafter become a Landlord Event of Default hereunder (or, in cases of emergency only, such default shall continue for 24 hours after notice thereof from Tenant to Landlord), then Tenant, without thereby waiving such default (and without limiting any other right or remedy it might have on account thereof, in law or in equity), may (but shall not be obligated to) perform such obligation for the account, and at the expense, of Landlord. In any such event, Landlord, within thirty (30) days after Tenant’s delivery of an invoice therefor (together with reasonable supporting documentation), shall reimburse Tenant for any reasonable out-of-pocket expenses incurred by Tenant (including reasonable attorneys’ fees) in connection with Tenant’s performance of any such obligation for the account of Landlord pursuant to this Section 13.1(b), together with interest thereon, at the Applicable Rate, from the date that such expenses were incurred by Tenant to the date that the same are reimbursed to Tenant by Landlord.

(c)           The exercise by Tenant of any one or more of the rights and remedies provided in this Lease shall not prevent the subsequent exercise by Tenant of any one or more of the other rights and remedies herein provided or otherwise permitted at law or in equity.  Except as otherwise provided in this Lease, remedies provided for in this Lease are cumulative and may, at the election of Tenant, be exercised alternatively, successively, or in any other manner, and are in addition to any other rights provided for or allowed by law or in equity, including the right to claim that Tenant has been constructively evicted.

13.2	Offset Rights

If (i) Landlord shall default in the payment of any monetary sum to Tenant when due (including any sums due and owing to Tenant pursuant to the provisions of Section 13.1(b) hereof), and (ii) such default shall thereafter become a Landlord Event of Default hereunder, then Tenant, without thereby waiving such default (and without limiting any other right or remedy it might have on account thereof, in law or in equity), may, at any time thereafter (if, and to the extent that, such sums remain unpaid), set-off the amount of such sums against any installments of Rent thereafter becoming due and payable to Landlord pursuant to the provisions of this Lease.

ARTICLE XIV
MISCELLANEOUS

14.1	Notices

Any notice or other communications required or permitted to be given under this Lease (each, a “notice”) must be in writing and shall be sent to all Notice Parties (i.e., notices sent by Landlord shall be sent to all Tenant’s Notice Parties, and notices sent by Tenant shall be sent to all Landlord’s Notice Parties), and sent (i) by certified United States Mail, return receipt requested, or (ii) by Federal Express or other nationally recognized overnight courier service.  Any notice shall be deemed given upon receipt or refusal thereof. Either party shall have the right to change its Notice Parties (by addition and/or subtraction), and/or the addresses thereof, and/or the party to whose attention a notice thereto shall be directed, by giving the other party notice thereof in accordance with the provisions of this Section 14.1; provided that (x) such notice of any such change shall become effective only upon the other party’s receipt or refusal thereof, and (y) neither Landlord or Tenant may designate more than five (5) Notice Parties, in total, as its Notice Parties.  Additionally, Tenant agrees that copies of all notices of a Landlord Default Notices hereunder shall also be sent to each Interest Holder that notifies Tenant in writing of the address to which copies of such notices are to be sent. Any notice sent by either party pursuant to this Section 14.1 shall set forth the address of the Property.

14.2	Brokers

(a)           Tenant represents that it has not engaged any broker, agent or similar party with respect to the transactions contemplated by this Lease, nor has it dealt with any broker, agent or similar party with respect to the transactions contemplated by this Lease. Tenant agrees to indemnify and hold harmless Landlord from and with respect to any claims for a brokerage fee, finder’s fee or similar payment with respect to this Lease which is made by any broker, agent or similar party with which Tenant has dealt and Landlord has not dealt.

(b)           Landlord represents that it has not engaged any broker, agent or similar party with respect to the transactions contemplated by this Lease, nor has it dealt with any broker, agent or similar party with respect to the transactions contemplated by this Lease.  Landlord agrees to indemnify and hold harmless Tenant from and with respect to any claims for a brokerage fee, finder’s fee or similar payment with respect to this Lease which is made by any broker, agent or similar party with which Landlord has dealt and Tenant has not dealt.

14.3	Binding on Successors

This Lease shall be binding upon and inure to the benefit of Landlord and its permitted successors and assigns, and shall be binding upon and inure to the benefit of Tenant and its permitted successors and assigns.  Where appropriate the pronouns of any gender shall include the other gender, and either the singular or the plural shall include the other.

14.4	Rights and Remedies Cumulative

Except as otherwise provided herein, all rights and remedies of Landlord and Tenant under this Lease shall be cumulative and none shall exclude any other rights or remedies allowed by law.

14.5	Governing Law

This Lease shall in all respects be governed by, and construed in accordance with, the laws of the State, including all matters of construction, validity and performance, except laws governing conflicts of law; provided that to the extent the law of the jurisdiction where the Property is located requires that the laws of such jurisdiction apply to any aspect of this Lease, then, to that extent, such laws of such jurisdiction will also apply to the Property.

14.6	Rules of Construction

The terms and provisions of this Lease shall not be construed against or in favor of a party hereto merely because such party is the “Landlord” or the “Tenant” hereunder or such party or its counsel is the draftsman of this Lease.

14.7	Authority and Qualification

Tenant warrants that all consents or approvals required of third parties (including its Board of Directors) for the execution, delivery and performance of this Lease have been obtained and that Tenant has the right and authority to enter into and perform its covenants contained in this Lease.  Landlord warrants that all consent or approvals required of third parties (including its Board of Trustees) for the execution, delivery and performance of this Lease have been obtained and that Landlord has the right and authority to enter into and perform its covenants contained in this Lease.  Landlord and Tenant each also represents and warrants that it is lawfully doing business in the State.

14.8	Severability

If any term or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

14.9	Quiet Enjoyment

Landlord covenants that Tenant shall and may peacefully and quietly have, hold and enjoy the Leased Premises, subject to the other terms hereof; provided that no Event of Default shall then be outstanding.

14.10	Limitation of Personal Liability

Tenant specifically agrees to look solely to Landlord’s interest in the Property and, during the Integration Period, Landlord’s interest in the other Integrated Properties (which interest, in either case, shall be deemed to include the rent and other income or proceeds derived from such Property and/or, if applicable, the other Integrated Properties) for the recovery of any monetary judgment against Landlord, it being agreed that neither Landlord nor any Landlord Party shall ever be personally liable for any such judgment or for any other liability or obligation of Landlord under this Lease beyond such interest in the Property (and, if applicable, the other Integrated Properties). The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have (i) to obtain injunctive relief (or other equitable relief) against Landlord or any other person, (ii) to offset sums due and owing to Tenant against the Rent hereunder, or (iii) to prosecute any suit or action in connection with enforcement of Tenant’s rights hereunder or Landlord’s obligations hereunder.

14.11	Memorandum of Lease

Upon the written request of Tenant, Landlord and Tenant shall enter into a short form of this Lease for the purpose of recording the same, and Tenant shall, at Tenant’s expense, have the right to record the same.12

14.12	Master Agreement

The Master Agreement has been executed and delivered by the parties thereto contemporaneous with the execution and delivery of this Lease. Throughout the Integration Period, (i) the Master Agreement shall be deemed integrated into, and shall form a material part of, this Lease, and (ii) this Lease shall be deemed integrated into, and shall form a material part of, the Master Agreement. Throughout the Integration Period, to the extent any provisions of this Master Agreement are expressly referenced in one or more provisions of this Lease, such referenced provisions of this Master Agreement shall be deemed incorporated into such provisions of this Lease, as fully as if expressly set forth herein, and shall be controlling in the case of any conflicts.

14.13	Amendments

This Lease may not be altered, changed or amended, except by an instrument in writing signed by Landlord and Tenant.

[12]
Memorandum of Lease to be executed on the Commencement Date in the form required by State law. Memorandum of Lease to refer to the Master Agreement and highlight certain of Tenant’s rights (e.g. exclusivity, renewal, expansion, contraction and termination).

14.14	Entirety

This Lease, together with the Master Agreement, embodies the entire agreement between Landlord and Tenant relative to the subject matter of this Lease and all summaries, proposals, letters and agreements with respect to the subject matter of this Lease that were entered into prior to the date of this Lease shall be of no further force and effect after the date hereof.

14.15	References

All references in this Lease to days shall refer to calendar days unless specifically provided to the contrary.

14.16	Counterpart Execution

This Lease may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same instrument.

14.17	No Partnership

Nothing in this Lease creates any relationship between the parties other than that of lessor and lessee and nothing in this Lease, whether the computation of rentals or otherwise, constitutes the Landlord a partner of the Tenant or a joint venturer or member of a common enterprise with the Tenant.

14.18	Captions

The captions and headings used in this Lease are for convenience and reference only and in no way add to or detract from the interpretation of the provisions of this Lease.

14.19	Required Radon Notice

RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT A HEALTH RISK TO PERSONS WHO ARE EXPOSED TO IT OVER TIME.  LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN THE STATE.  ADDITIONAL INFORMATION REGARDING RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT.

14.20	Changes by Landlord

(a)           Landlord shall have the right at any time, without the same constituting an actual or constructive eviction and without incurring liability to Tenant therefor, to make reasonable alterations to the Common Areas (including the arrangement or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, and bathrooms in the Common Areas), so long as:

(1)           (x) the number of parking spaces located within the Parking Areas shall not be reduced, and (y) access to and from the Parking Areas (i.e., the ingress and egress between Parking Areas and the street, and ingress and egress between the Parking Areas and the Leased Premises) shall remain equivalent to, or become better than, the access to and from the Parking Areas available on the Commencement Date;

(2)           access to and from the Leased Premises (i.e., the ingress and egress between the Leased Premises and the street) shall remain equivalent to, or become better than, the access to and from the Leased Premises available on the Commencement Date, and

(3)           neither (i) the visibility of the ground floor portion(s) of the Leased Premises, nor (ii) the visibility or prominence of any Tenant’s Building Signage shall be adversely affected.

(b)           Landlord shall have the right to close, from time to time, portions of the Common Areas for such temporary periods as Landlord reasonably deems legally necessary and sufficient to evidence Landlord’s ownership and control thereof so as to prevent any claim of adverse possession by, or any implied or actual dedication to, the public or any party other than Landlord, so long as a reasonable means of ingress and egress to and from the Leased Premises is maintained at all times.

(c)           Landlord may make alterations to the Leasable Areas other than the Leased Premises; provided, however, that no reduction made to the aggregate amount of Leasable Areas shall reduce the denominator used in computing Tenant’s Occupancy Percentage.

14.21	Waiver of Jury Trial

LANDLORD AND TENANT EACH HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY ISSUE OR CONTROVERSY ARISING UNDER THIS LEASE.

14.22	Termination of Lease

If, as of any date occurring after the Commencement Date and prior to the Expiration Date, no space is demised under this Lease (i.e., (i) no Leased Premises shall be demised hereunder, and (ii) no Release Premises shall be demised hereunder), then, effective as of such date, this Lease (if, for any reason, not already terminated) shall automatically terminate and be of no further force or effect, and, accordingly, neither Landlord nor Tenant shall have any further rights or obligations hereunder (or under the Master Agreement with respect to this Lease).

ARTICLE XV
ADDITIONAL PROVISIONS13/

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date aforesaid.14

LANDLORD:

Witness[15]:	FIRST STATES INVESTORS 3300, LLC, a Delaware limited liability company

By:
Name:	Name:
Title:

TENANT:

Witness:	WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association

By:
Name:	Name:	[ ]
	Title:	[ ]

13/	Insert appropriate version of Article XV into each Lease at Closing, per the provisions of Section 25 of the Purchase Agreement.
[14]	Add Acknowledgments as required by State law.
[15]	In Florida, 2 witnesses to Landlord’s signature are required.

CT-1 Jefferson Square -  PID #055200
Record Legal Description

All that certain piece of parcel of realty shown as “PARCEL AREA 62,334.75 SQUARE FT. 1.431 ACRES” and containing a “5 STORY OFFICE BUILDING” as shown on that certain map entitled ‘BOUNDARY SURVEY PREPARED FOR BANK OF BOSTON CONNECTICUT SOUTH MAIN STREET – 1 JFFERSON SQUARE WATERSBURY, CONNECTICUT” dated December 13, 1991; prepared by Tarbell, Heintz & Associates, Inc. 290 Roberts St., Suite 200, East Hartford, Connecticut; cetified as an A2 Survey b Russell H. Heintz, L.S. 15464; and recorded on the Waterbury Land Records as Document 18382 at 3:56 p.m. on September 29, 1992.

Said parcel is bounded:

NORTHERLY:	By Scovill Street;

EASTERLY:	By land now or formerly of St. Mary’s Hospital Corporation and land now or formerly of Gulf Oil Corporation;

SOUTHERLY:	By Union Street; and

WESTERLY:	By South Main Street

LESS AND EXCEPTING THREFROM all that certain piece or parcel of land described in Quit-Claim Deed from Wachovia Bank, N.A. to the City of Waterbury dated June 30, 2003 and record in Volume 4714, Page 130 of the Waterbury Land Records.

TOGETHER WITH an easement contained in Mutual Easement Agreement by and between Centerbank and St. Mary’s Hospital Corporation dated March 29, 1993 and recorded in Volume 2953, Page 29 of the Waterbury Land Record.

EXHIBIT A-1
(continued)

Site Plan
(Parking Areas)

Key to attached site plan:

"Tenant Dedicated Parking Areas" = (i) Spaces, if any, designated "W"; (ii) all parking spaces if noted that Wachovia will lease, need, retain or have the right to use all parking (or other words of similar import); and/or (iii) the areas designated on the site plan as "for Wachovia parking" (or other words of similar import).

"Separate Charge Parking Areas" = Spaces, if any, designated "S". Separate Charge Parking Areas do not include any Tenant Dedicated Parking Areas, regardless of whether Wachovia charges its employees for use of same.

"Non-Dedicated Parking Areas" = (i) Spaces, if any, designated "AF" or otherwise indicated "AFRG Parking" or to be turned over or surrendered to AFRT and (ii) all parking areas that are not Tenant Dedicated Parking Areas or Separate Charge Parking Areas.

1

C048228/0174219/1183922.1

EXHIBIT B

Leased Premises

Exhibit B - Page 1

C048228/0174219/1166081.1

MECHANICAL ROOM
ELEC. ROOM
MENS
WOMENS
JAN.
TOILET
STORAGE
STR.

SILVER / PETRUCCELLI + ASSOCIATES
Architects

HATCH LEGEND

- 20 YR BANK
- TENANT
- VACANT
- RELEASE

BOMA AREA CALCULATIONS

FLOOR GROSS	9354 SQ. FT.
FLOOR RENTABLE	7458 SQ. FT.
FLOOR USABLE	7195 SQ. FT.
BANK RENTABLE	7458 SQ. FT.
BANK USABLE	7195 SQ. FT.
TENANT RENTABLE	0 SQ. FT.
TENANT USABLE	0 SQ. FT.
VACANT RENTABLE	0 SQ. FT.
VACANT USABLE	0 SQ. FT.
RELEASE RENTABLE	0 SQ. FT.
RELEASE USABLE	0 SQ. FT.

WACHOVIA

WACHOVIA BRANCH

1 JEFFERSON SQUARE

1 JEFFERSON SQUARE
WATERBURY, CT 06706

BASEMENT

PC# 064200

05/20/04
3/16" = 1' - 0"
R. BOUCHARD
0459

SK1

SILVER / PETRUCELLI + ASSOCIATES
Architects
3190 Whitney Avenue, Hamden, CT 06518-2340
Tel. 203 230 9007 Fax. 203 230 8247
silverpetrucelli.com

HATCH LEGEND

- 30 YR BANK
- TENANT
- VACANT
- RELEASE

BOMA AREA CALCULATIONS

FLOOR GROSS	8000 SQ. FT.
FLOOR RENTABLE	7794 SQ. FT.
FLOOR USABLE	7497 SQ. FT.
BANK RENTABLE	7794 SQ. FT.
BANK USABLE	7497 SQ. FT.
TENANT RENTABLE	0 SQ. FT.
TENANT USABLE	0 SQ. FT.
VACANT RENTABLE	0 SQ. FT.
VACANT USABLE	0 SQ. FT.
RELEASE RENTABLE	0 SQ. FT.
RELEASE USABLE	0 SQ. FT.

WACHOVIA

WACHOVIA BRANCH
1 JEFFERSON SQUARE
1 JEFFERSON SQUARE
WATERBURY, CT 06706

FIRST FLOOR

PO# 044200

05/30/04
1/8" = 1'-0"
R. BOUCHARD
0455

SK2

SILVER / PETRUCELLI + ASSOCIATES
Architects
[illegible] Whitney Avenue, Hamden, CT 06518-[illegible]
[illegible]

HATCH LEGEND

- 20 YR BANK
- TENANT
- VACANT
- RELEASE

BOMA AREA CALCULATIONS

FLOOR GROSS	9014 SQ. FT.
FLOOR RENTABLE	7583 SQ. FT.
FLOOR USABLE	7297 SQ. FT.
BANK RENTABLE	7583 SQ. FT.
BANK USABLE	7297 SQ. FT.
TENANT RENTABLE	0 SQ. FT.
TENANT USABLE	0 SQ. FT.
VACANT RENTABLE	0 SQ. FT.
VACANT USABLE	0 SQ. FT.
RELEASE RENTABLE	0 SQ. FT.
RELEASE USABLE	0 SQ. FT.

WACHOVIA

WACHOVIA BRANCH

1 JEFFERSON SQUARE

1 JEFFERSON SQUARE
WATERBURY, CT 06706

SECOND FLOOR

PO# 055200

05/30/04

1" = 1'-0"

R. BOUCHARD

04.56

SK3

WOMENS
JAN
MENS
TOILET

SILVER / PETRUCELLI + ASSOCIATES
Architects
3190 Whitney Avenue, Hamden, CT 06518-2340
Tel. 203 230 9007 Fax. 203 230 8247
silverpetrucelli.com

HATCH LEGEND

- 20 YR. BANK
- TENANT
- VACANT
- RELEASE

BOMA AREA CALCULATIONS

FLOOR GROSS	8723 SQ. FT.
FLOOR RENTABLE	7909 SQ. FT.
FLOOR USABLE	7212 SQ. FT.
BANK RENTABLE	7909 SQ. FT.
BANK USABLE	7212 SQ. FT.
TENANT RENTABLE	0 SQ. FT.
TENANT USABLE	0 SQ. FT.
VACANT RENTABLE	0 SQ. FT.
VACANT USABLE	0 SQ. FT.
RELEASE RENTABLE	0 SQ. FT.
RELEASE USABLE	0 SQ. FT.

WACHOVIA

WACHOVIA BRANCH
1 JEFFERSON SQUARE

1 JEFFERSON SQUARE
WATERBURY, CT 06706

THIRD FLOOR

PD# 058200

05/20/04
3/16" = 1' - 0"
R. BOUCHARD
C439

SK4

WOMENS
JAN
MENS
TOILET

SILVER / PETRUCELLI + ASSOCIATES
Architects
3190 Whitney Avenue, Hamden, CT 06518-2340
Tel. 203 230 9007 Fax. 203 230 8247
[illegible]

HATCH LEGEND

- 30 YR BANK
- TENANT
- VACANT
- RELEASE

BOMA AREA CALCULATIONS

FLOOR GROSS	8723 SQ. FT.
FLOOR RENTABLE	7609 SQ. FT.
FLOOR USABLE	7212 SQ. FT.
BANK RENTABLE	7609 SQ. FT.
BANK USABLE	7212 SQ. FT.
TENANT RENTABLE	0 SQ. FT.
TENANT USABLE	0 SQ. FT.
VACANT RENTABLE	0 SQ. FT.
VACANT USABLE	0 SQ. FT.
RELEASE RENTABLE	0 SQ. FT.
RELEASE USABLE	0 SQ. FT.

WACHOVIA

WACHOVIA BRANCH

1 JEFFERSON SQUARE

1 JEFFERSON SQUARE
WATERBURY, CT 06[illegible]

FOURTH FLOOR

PID# 036200

03/30/04
3/16" = 1' - 0"
R. BOUCHARD
04.55

SK5

WOMENS
JAN.
MENS
TOILET

SILVER / PETRUCELLI + ASSOCIATES
Architects
3190 Whitney Avenue, Hamden, CT 06518-2340
Tel. 203 230 9007 Fax. 203 230 8247

HATCH LEGEND

- 20 YR BANK
- TENANT
- VACANT
- RELEASE

BOMA AREA CALCULATIONS

FLOOR GROSS	8725 SQ. FT.
FLOOR RENTABLE	7509 SQ. FT.
FLOOR USABLE	7212 SQ. FT.
BANK RENTABLE	7509 SQ. FT.
BANK USABLE	7212 SQ. FT.
TENANT RENTABLE	0 SQ. FT.
TENANT USABLE	0 SQ. FT.
VACANT RENTABLE	0 SQ. FT.
VACANT USABLE	0 SQ. FT.
RELEASE RENTABLE	0 SQ. FT.
RELEASE USABLE	0 SQ. FT.

WACHOVIA

WACHOVIA BRANCH

1 JEFFERSON SQUARE

1 JEFFERSON SQUARE
WATERBURY, CT 06706

FIFTH FLOOR

08/30/04
1/16" = 1' - 0"
R. BOUCHARD
0435

SK6

EXHIBIT B-1

Release Premises

Exhibit B-1 - Page 1

C048228/0174219/1166081.1

EXHIBIT C

Property Specific Information

1. Property Address: 1 Jefferson Square, Waterbury, CT
2. Net Rentable Area of the Leased Premises: 45,369
3. Net Rentable Areas of the Release Premises: -0-
4. Net Rentable Areas of the Building: 45,369
5. Monthly Estimated OE Payment: 45,724
6. Building Operating Hours:
    a. Monday through Friday (other than Holidays) 7:00 a.m. through 6:00 p.m.
    b. Saturdays (other than Holidays) 8:00 a.m. through 1:00 p.m.
7. Market Area shall mean: Metro: New Haven, Submarket: Northwest
8. Landscaping and Janitorial Specifications: Annexed hereto as Schedule 1
9. Rules and Regulations of the Building: Annexed hereto as Schedule 2
10. List of Reports and Studies Containing Environmental Information: Annexed hereto as Schedule 3

Exhibit C - Page 1

C048228/0174219/1166081.1

Exhibit C
Schedule 1

Landscaping and Janitorial Specifications

Exhibit C Schedule 1 - Page 1

C048228/0174219/1166081.1

Landscaping Specifications

1. LAWN MAINTENANCE:

(a) **Mowing -** Mowing will be accomplished as needed during the growing season. Except when weather conditions dictate, the minimum mowing frequency **shall not exceed seven (7) days**. Mowing during all other periods of time will be performed if necessary based on turf growth.

(b) **Edging -** The landscaping contractor (the "Supplier") shall edge plants, walkways, roadway edges, space between planter beds and lawn areas and all asphalt and hard surfaces by mechanical means each visit**, not to exceed 7 days**. Clippings shall be either vacuumed or blown off all surfaces, and removed from premises at the time edging is completed.

(c) **Trimming -** Supplier shall use a string trimmer around trees, fences, fire hydrants, buildings, signs, walkways, roadway edges, driveways, curbs, etc. on **a weekly basis**. Clippings shall be either vacuumed or blown off all hard surfaces, and removed from premises when completed.

(d) **Fertilization -** Turf fertilization shall be preformed a minimum of **4 times annually**. The fertilization of shrubs, trees, ground cover, perennials etc. shall be preformed bi-annually. When necessary, soil testing shall be done.

(e) **Insects -** The Supplier shall be responsible for treatment of all grass damaging insects on a **preventive basis.**

(f) **Disease -** Turf damage by disease shall be chemically treated to maintain all turf in a healthy and attractive condition.

(g) **Weed Control -** The Supplier shall apply a **minimum of 3 times annually** and according to environmental and seasonal conditions, chemicals to control weeds in turf. Turf damage due to excessive weed conditions or improper application of chemicals shall be the responsibility of the Supplier. **Annually the Supplier shall apply a pre emergence** weed control.

2. PLANT, SHRUB AND PRUNING:

(a) Plants and shrubs shall be pruned by the Supplier at the best time for flower bud development, foliage growth, and as the health of the plant may require.

(b) Formal shrubs will be pruned/sheared as required maintaining their shape year round.

(c) Informal shrubs will be pruned to remove older wood to maintain a healthy and natural appearance year round.

(d) Removal of dead, diseased and or dying plant material will be preformed as necessary.

(e) Perennial and ornamental shrubs will be pruned as required and cutback at the appropriate time of the growing season.

Exhibit C Schedule 1 - Page 2

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Landscaping Specifications

(f) Shrubs shall not be clipped into a ball or box form unless such is required by the design.

(g) Shrubs and plants adjacent to building entrance, night depositories and ATM's must be kept small in order to maintain Tenant's safety.

(h) Shrubs located at parking lot ingress and egress must be pruned to ensure safe visibility for cars entering and exiting. **Shrubs are to be kept trimmed low to a maximum height of 36 inches and 12 inches away from the building in all cases.**

3. **GROUND COVER MAINTENANCE:**

(a) Ground cover will be pruned as required to contain them within the confines of their beds and clear of shrubs year round.

(b) Supplier shall remove non-hedge growth from hedges and shrubs; such as but not limited to Spanish moss, vines, and grasses.

(c) Landscape areas must not create a place where a person can hide.

4. **BED MAINTENANCE:**

(a) **Insects and Disease -** The Supplier is responsible for treatment of insects and disease. Any plant, which contracts root fungi, will be drenched with the appropriate treatment upon first observation.

(b) **Weeds -** Weeds and grass growth will be removed and kept clear from all planters, beds, curbs and hard surface cracks and expansion joint areas using a chemical and mechanical means **weekly.**

(c) **Mulching -** Supplier is to maintain all mulched beds at a **consistent two- (2) inch depth year round**. Mulched areas will be turned over starting in March and quarterly thereafter; depending on type of material used, to provide a fresh, neat and well-groomed appearance.

5. **TREE MAINTENANCE:**

(a) **Pruning -** Pruning of trees will only be done **to a height no greater than twelve (12) feet.** The Supplier will be responsible for thinning trees for light penetration and air circulation and dead wood removal of dead, dying, diseased and/or **dying branches, sucker, etc.**. **Branches and suckers are to be removed to a height of ten (10) feet.** All palm trees, regardless of size, shall be trimmed bi-annually, removing husks and palm fronds.

(b) **Insects and Disease -** The Supplier is responsible for treatment of insects and diseases. The Supplier shall notify the Property Manager representative of any insect or fungus infestation and the control recommended prior to treatment.

6. **LITTER REMOVAL:**

(a) Supplier shall pick up all bottles, trash, leafs, sand, cans, fallen limbs, palm fronds, cigarettes and pieces of paper from the premises on **a weekly basis year round**.

Exhibit C Schedule 1 - Page 3

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Landscaping Specifications

(b) Clippings shall be removed from the planter beds, turf, sidewalks, curbs/gutters and paved areas, subsequent to mowing, to the extent readily noticeable and/or if Property Manager specifies their removal.

(c) Debris caused by normal seasonal wind and thunderstorms will be removed from site.

(d) The Supplier shall arrange for an appropriate, suitable area, not on Tenant's property, in which normal litter (clippings, hedge trimmings and weeds) can be deposited. Litter and debris shall be removed from all turf and ground areas prior to mowing.

7. IRRIGATION MAINTENANCE:

(a) The Supplier will be responsible for proper water management and that such systems are functioning properly. All systems should end their cycles as early in the morning as possible.

(b) Supplier will be responsible for normal maintenance, including winterization, spring start-up, **head replacement** where necessary and time and day settings of controllers.

(c) The Supplier shall maintain the irrigation system and pump station(s) for normal operation. All heads will be maintained for proper adjustment. Heads will be cleaned to provide proper arc and trajectory.

(d) The Supplier is responsible to eliminate any and all over spray on buildings, signs, walkways and parking lots, etc.

(e) The entire system, including, time clocks and controllers, shall to be checked completely weekly.

(f) On systems with pumps, these items are to be checked every 3 months during season: Motor bearing, packing box and Motor grease cups.

8. GENERAL PROCEDURES:

(a) In the event that time is lost due to heavy rains, the Supplier shall reschedule his crews and divide their times accordingly to visit each account during the time remaining. The Supplier shall work on Saturdays/Sundays if needed to make up rain days.

(b) Any turf, tree, shrub ground cover damaged or destroyed due to the Supplier's operations, negligence, and misuse of chemicals or improper fertilization shall be replaced by Supplier.

(c) Ants shall be exterminated with "Andro", or equal, applied adjacent to the mound weekly or as necessary. Inactive mounds shall be knocked down and blended with the natural grade. Treatment includes, but is not limited to lawn, planter beds, trees, walkways and parking lots.

Exhibit C Schedule 1 - Page 4

C048228/0174219/1166081.1

Landscaping Specifications

RESPONSE TIME PRIORITY CODES

Supplier shall comply with the following prioritization of established procedures in the performance of the services described herein. Property Manager's requirements hereunder for the specific occurrences set forth below shall in no way be construed to limit Supplier's obligations under this Agreement. Supplier is expected to act with prudence, exercising reasonable judgment.

Priority Type Number	Priority Type Name	Priority Type Example	Remarks
1	EMERGENCY	• Major irrigation problem(water flowing, cannot be shut off) • Broken glass in parking lot.	2 Hours or less response time
2	Same Day Response	• Damaged or broken heads.	Type 2 calls cannot be given after 2 PM; calls have to be 1's or 3's.
3	24 Hour Response	• Plant/turf dying. • Irrigation system running, check timing. • Storm damage clean-up • No Show. • Need trash picked up in parking lot.	Next Day Response
4	One Week Response	• Quoted work.	Perform quoted work after approval's been received.

Exhibit C Schedule 1 - Page 5

C048228/0174219/1166081.1

Janitorial Specifications

Typical Schedule of Services ("Janitorial Services")

	Service	Minimum Frequency**
Basic Services:		
	Space Cleaning:	
	Emptying Waste Containers:	Nightly
	Low Dusting:	
	Dusting: Teller Counters, Waiting Areas, Lobby:	Nightly
	Dusting: Other:	Weekly
	General Cleaning:	Nightly
	High Dusting/Cleaning:	Quarterly
	Glass Cleaning:	
	Main Entrance Doors: (Interior/Exterior)	Nightly
	Other:	Weekly
	Cleaning Walk-Off Mats:	Nightly
	Elevator Cleaning:	Weekly
	ATM/Night Depository Cleaning:	
	Financial Center ATM/ND	Nightly
	ATM's within the Site Plan annexed to the Lease as Exhibit A-1	Nightly
	Financial Center Exterior Cleaning:	
	Drive-up Windows:	Nightly
	Night Depositories:	Nightly
	Visual Automatic Teller Units:	Nightly
	Damage Reporting:	Nightly
	Vault/Coupon Booth Cleaning:	Weekly
	Cleaning Blinds/Window Coverings:	Annually
	Exterior Window Cleaning:	Annually
	Floor Care:	
	Vacuuming Carpets and Rugs:	
	Entrance Mats, Lobby, Teller Line:	Nightly
	Other Carpeted Areas:	Weekly
	Sweeping/Dust Mopping:	Nightly
	Damp Mopping:	Nightly
	Stripping and Re-Waxing Floors:	Quarterly
	Ceramic Tile/Marble Floor Cleaning:	Quarterly
	Shampooing Carpets and Rugs:	Annually
	Restroom Services:	
	Cleaning:	Nightly
	Servicing:	Nightly
	Other Services:	
	Policing Grounds:	Nightly
	Day Porters and Day Maids:	Provided Where Required

**Additional service frequency may be required occasionally due to exceptional circumstances.

Exhibit C Schedule 1 - Page 6

C048228/0174219/1166081.1

Janitorial Specifications

A. GENERAL REQUIREMENTS: The janitorial contractor (the "Supplier") shall furnish all labor, management, supervision, tools, equipment, materials, supplies, and transportation necessary to provide Janitorial Services. Designated spaces include, but are not limited to, halls, restrooms, offices, conference rooms, kitchens, cafeterias, work areas, entranceways, lobbies, storage areas, elevators, vaults, ATM's within the Site Plan annexed to the Lease as Exhibit A-1, stairways, and other areas classified as Tenant property.

B. Quality:

a. Cleanliness quality means an entirely "like new" appearance or:

1) The absence of litter or undesirable debris, which can be eliminated.

2) The absence of un-bonded dust build-up on any surface of any items subject to appropriate dusting techniques.

3) The complete, comprehensive and detailed cleaning of any item subject to cleaning, including: corners, inside, outside, top, bottom, under and over all surfaces.

4) The absence of any surface marks, spills or other undesirable bonded surface residue, which can be eliminated by appropriate damp or wet cleaning techniques.

5) The absence of any soil, wax, or other undesirable bonded build-up, which can be eliminated by appropriate heavy duty, cycle or project cleaning techniques.

6) The presence of appropriate surface gloss, protection, or reflective capacity in line with "like new" or designated gloss levels.

7) The absence of minor spots, finger marks, or other limited surface soil, which can be eliminated by appropriate spot cleaning techniques.

8) The absence of dust, lint and other in-fiber accumulation in fabric and carpeted areas, which can be eliminated by appropriate vacuum cleaning techniques.

9) The issuance of maintenance and other work requests to eliminate or correct problems with damaged, non-functioning, repair or replacement oriented items which cannot be corrected through appropriate cleaning techniques (does not affect cleanliness measurements).

10) The presence of appropriate levels of paper products, soap, and personal hygiene products in all restrooms and other dispensers to prevent any un-stocked situation.

C. SUPPLIER FURNISHED ITEMS: The Supplier shall provide all facilities, equipment, materials, labor, transportation, and supplies to perform the Janitorial Services. Equipment, materials, and supplies furnished shall conform to the applicable specifications listed below.

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C048228/0174219/1166081.1

Janitorial Specifications

Supplier may make substitutions if of equal quality. Items not listed shall be of acceptable commercial grade and quality.

1) Multi-fold Towels - Scott #180 (or equal)

2) Toilet Tissue – Georgia Pacific Savory-TM6120 (or equal)

3) Small Liners - Medium weight. Clear bags only.

4) Large Liners - Institutional brand (or equal), Clear bags only.

5) Anti-bacterial Lotionized Hand Soap

6) Tampax Tampons and Stay Free Sanitary Napkins: Supplier shall supply these items only where vending machines exist and proceeds shall go to Supplier. Property Manager shall control price where applicable.

7) Ladies sanitary bags & seat covers where dispensers for same exists.

8) Trash Bag Identification Tags – (Must be PreApproved by Property Manager)

D. MANAGEMENT:

a. Allowable Work Hours:

1) All work shall be performed during "Cleaning Hours" as indicated below. If the Supplier desires to carry on work on Saturday, Sunday, Bank Holidays, or outside regular "cleaning hours", the written approval of Tenant must be obtained.

1. Financial Centers (Bank Branches): (including financial centers located within an office building) – Financial Center Cleaning shall NOT start before the close of the vault, and all Services shall be completed, and Supplier Personnel out of the branch, by 11:00 PM, Monday through Friday, and by 6:00 PM for Branches open on Saturdays, unless otherwise specified on a location-by-location basis and communicated by the Tenant Corporate Real Estate Property Manager or designated Tenant Representative. **Exception:** ***Vault vacuuming and cleaning of other areas that Tenant designates as "Secure" or "Restricted" must be performed during regular banking hours and must not interfere with normal operations.***

E. JANITORIAL SERVICES REQUIREMENTS:

a. **Basic Services:** Basic services shall be performed at the locations and frequencies shown and shall consist of the services listed for the spaces indicated. Furniture and other items moved while performing basic services shall be returned to its original position. Performance requirements for these services include the following:

Exhibit C Schedule 1 - Page 8

C048228/0174219/1166081.1

Janitorial Specifications

1) **Space Cleaning:** Space cleaning shall consist of the following services performed at the frequencies indicated in the Schedule of Services.

1. Emptying Waste Containers: All waste containers including those in ATM Vestibules shall be emptied as necessary and contents handled in accordance with the Confidential Data Destruction Program (described in paragraph E(13) below) and plastic liners replaced. Any plastic liner with food wastes or that is soiled or leaking shall be replaced with a new plastic liner. Waste containers shall be washed as needed inside and outside using a disinfectant and shall be free of odors. After washing, containers shall be wiped dry and new plastic liners installed. Boxes, cans, bottles, and other items placed adjacent to waste containers and marked "TRASH" shall also be removed and disposed of.

2. Low Dusting: All furniture, counters, partitions, radiators, equipment, hand railings in stairways, grills, window blinds, horizontal ledges, and sills shall be dusted.

3. General Cleaning: Walls, doors, and partitions shall be wiped clean (including glass in partitions and doors) to a height of 9'-0" above floor level. If present, break room counters, appliances, chalkboards, chalk trays, and erasers shall be cleaned. Corridor, lobby, and entrance walls and doors shall be cleaned. Miscellaneous hardware and bright metal work shall be wiped clean. Drinking fountains shall be cleaned and disinfected; all surfaces shall be free of stains, smudges, and scale. Litter to be picked up in lobbies, office areas, break areas, elevators, and stairwells.

4. High Dusting/Cleaning: All dust, lint, litter, and soil shall be removed from vertical and horizontal surfaces above 9'-0" from floor level, including overhead piping and ceiling areas. Walls shall be free of dirt, smudges, and marks. Ceilings shall be free of cobwebs and loose dirt.

5. Glass Cleaning: Interior glass surfaces shall be maintained free of streaks, film, deposits, stains and handprints. Specific areas include, but are not limited to, glass table tops, partitions, doors and windows up to a height of 8'-0". Adjacent surfaces, such as window ledges, shall be kept clean as well. Care must be taken to not damage tinting or lettering.

6. Cleaning Walk-off Mats: Each time floors are swept/dust mopped or vacuumed; walk-off mats in that area shall be cleaned. Soil and moisture underneath mats shall be removed and the floor cleaned as appropriate along with the rest of the floor. Mats shall be returned to their original locations afterward. The Supplier shall notify the Property Manager Representative in writing when walk-off mats are no longer effective because they are worn out.

Exhibit C Schedule 1 - Page 9

C048228/0174219/1166081.1

Janitorial Specifications

7. <u>Elevator Cleaning</u>: Where present, all elevator doorjambs and sensors shall be maintained free of dirt, dust, debris, and foreign objects. Elevator tracks will also be maintained in the same manor to include a high gloss shine. Elevator floor indicator lights and call buttons shall be maintained free of dust, finger prints, and smudges.

8. <u>ATM/Night Depository Cleaning (To Include ATM's Within the Site Plan Annexed to the Lease as Exhibit A-1)</u>: ATM's, Night Depositories, and ATM Cabinets/Vestibules shall be maintained free of dirt, dust, grime, smudge marks, handprints, gum, and any foreign material, such as advertisements and tape. This includes the monitor screen, keypad, envelope bins, light cover, and surrounding fascia. Remove all gum, spills, and debris from concrete in from of ATM. No chemicals shall ever be used on the ATM. A clean, lint-free cloth shall be used to wipe the ATM face, screen, and the ATM surround. Windex or any product containing ammonia on the ATM or the ATM surround must <u>never</u> be used. To remove spilled liquids, a mild soap mixed with water must be used. Accessible trash containers shall be maintained emptied and clean. Noticeable damage or graffiti shall be reported to the designated Property Manager Representative.

9. Financial Center Exterior Cleaning:

   a. <u>Drive-up Windows:</u> Drive-up teller windows and frames shall be maintained free of dirt, pollen, streaks, smudge marks, tape and any other foreign material.

   b. <u>Night Depositories:</u> Night depositories shall be maintained free of all deposits, tarnish, film, handprints, and cobwebs.

   c. <u>Visual Automatic Teller Units</u>: VAT's shall be maintained free of dirt, dust, stains, advertisements, tape, or any other foreign matter.

   d. <u>Damage:</u> Noticeable damage or graffiti to any of Tenant's property shall be reported to the designated Property Manager representative.

10. <u>Vault/Coupon Booth Cleaning</u>: Vault and Coupon Booth Floors shall be maintained free of all dirt, debris, dust, marks, and spots. Vault door thresholds shall be maintained accordingly. Where applicable, day gates shall be maintained free of handprints, and smudges. Cleaning of the vault doors is not part of this Agreement and should not be performed by the Supplier. ***Vault vacuuming must be performed during regular banking hours and must not interfere with normal operations and must be arranged with the Customer Service Representative at the Financial Center.***

Exhibit C Schedule 1 - Page 10

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Janitorial Specifications

11. <u>Cleaning Blinds/Window Coverings</u>: Venetian blinds, window draperies, including mini-blinds, shall be removed and cleaned free of all dust and embedded dirt, and re-hung in working order. Once removed for cleaning, the blinds shall be re-hung by the Supplier within 5 working days.

12. <u>Exterior Window Cleaning:</u> Clean exterior windows by removing dirt and impurities from inside and outside of windows and doors and all glass frame-work, using a non-residue cleaner.

13. <u>Confidential Data Destruction</u>: Any dry trash shall be collected by Supplier in a designated receptacle. Tenant's data destruction firm shall remove such dry trash from the Leased Premises.

2) **<u>Floor Care</u>**: Floor care shall consist of the following services.

1. <u>Vacuuming</u>: Carpeted areas (to include Elevators and ATM Vestibules) and Rugs shall be maintained free of dirt, debris, dust and spots. Light furniture, such as chairs and stands, shall occasionally be moved, vacuumed under, and replaced to original position. Special care must be given, while vacuuming, so as not to nick or otherwise damage furniture legs and bases, walls and doors, or other furnishings. Spot cleaning shall be performed as required to keep carpet free of gum, tar, stains, and deposits.

2. <u>Sweeping/Dust Mopping:</u> Concrete/quarry tile, terrazzo, wood, and resilient flooring (to include ATM vestibules) shall be swept or dust mopped to remove all loose dirt, dust, and debris.

3. <u>Damp Mopping:</u> Prior to damp mopping, floors shall be swept/dust mopped. Floors shall be damp mopped with an approved cleaning solution to remove dirt, streaks, smears, and stains. Spot Clean as needed.

4. <u>Stripping and Re-Waxing Floors:</u> Resilient flooring shall be swept/dust mopped and stripped to remove all built-up wax and imbedded dirt prior to re-waxing. After application of wax, areas shall be buffed (if required) sufficiently for maximum gloss and uniform sheen from wall to wall, including corners. The re-waxed floor shall present a clean appearance free from scuffmarks or dirt smears. Furniture or other equipment moved during floor stripping and re-waxing shall be returned to their original positions.

5. <u>Cleaning of Ceramic Tile/Marble Floors</u>: Ceramic Tile/Marble flooring to be machine scrubbed and cleaned to include grout.

6. <u>Shampooing Carpets and Rugs:</u> Prior to shampooing by the steam or hot-water extraction method, carpets and rugs shall be vacuumed free of all loose soil and debris. Carpets and rugs shall be shampooed free

Exhibit C Schedule 1 - Page 11

C048228/0174219/1166081.1

Janitorial Specifications

of streaks, spots, and stains, and have a bright, uniform color. Remove furniture from rooms before cleaning, or if impractical, place plastic film under and around the legs of chairs, tables and other furniture to prevent rust or furniture stains from developing on the carpet. After drying, furniture or other equipment moved for shampooing shall be returned to their original positions. Steam or Hot Water Cleaning Method does not apply for areas containing raised flooring.

3) **Restroom Services:** The following work requirements shall be performed each time restroom services are performed.

1. Cleaning: Restroom fixtures, including water closets, urinals, lavatories, and sinks shall be washed inside and outside using a disinfectant, and shall be free of stains and odors. Brushes, sponges, and cloths that have been used to clean any other part of the restroom (including water closets, urinals, walls, floors, and partitions) shall not be used to clean lavatories or sinks. Floors shall be swept/dust mopped free of dirt, then mopped with a disinfectant. Floor drains shall be cleaned and flushed with a disinfectant. Wainscoting, partitions, walls, and doors shall be cleaned free of dirt, stains, and graffiti. Mirrors shall be cleaned and polished. All metal fixtures and hardware shall be cleaned. Waste containers shall be emptied, disinfected, and plastic liners replaced. If present, shower stall rooms and locker/dressing rooms shall be considered part of the restrooms, and cleaned accordingly.

2. Servicing: Servicing restrooms shall include inspecting, cleaning, and replenishing all supply dispensers. Restroom supplies include, but are not limited to, paper towels, toilet tissue, sanitary napkins, and soap. The Supplier shall stock restrooms with sufficient supplies to insure they will last until the next scheduled service. If dispensers become empty before the next scheduled servicing, the Supplier shall replenish them.

4) Other Services:

1. Policing Grounds: Cigarette butts, paper, bottles, cans, and other trash and refuse shall be removed from all grounds, sidewalks, and interior courts **within twenty (20) feet** of the buildings. Entrance doors and side glass (including frames) shall be clean and free of dirt and handprints. Exterior Ashtrays and receptacles to be cleaned. Remove gum, tar, etc. from surfaces.

Exhibit C Schedule 1 - Page 12

C048228/0174219/1166081.1

Exhibit C
Schedule 2

Rules and Regulations

1. OBSTRUCTION OF PASSAGEWAYS: The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors and public parts of the Property and the Building shall not be obstructed or encumbered by Tenant or used for any purpose other than ingress and egress.

2. PROJECTIONS FROM BUILDING: Except as expressly permitted under the Lease, no equipment or other fixtures shall be attached to any part of the outside walls or the window sills of the Building or otherwise affixed so as to project from the Building, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Landlord consents to all projections from the Building on the Commencement Date.

3. SIGNS: Except as expressly permitted under the Lease, no sign, advertisement or lettering shall be permanently affixed by Tenant to any part of the outside of the Leased Premises, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Landlord consents to all signs, advertisements and lettering permanently affixed to the outside of the Leased Premises on the Commencement Date.

4. WINDOWS: No bottles, parcels or other articles shall be placed on the window sills, in the halls or in any other part of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with any window or door of the Leased Premises, nor shall the same be visible from the exterior of the Building without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Such curtains, blinds and shades must be of a quality, type, design and color, and attached in a manner approved by Landlord. Notwithstanding the preceding two sentences, Landlord's consent shall not be required with respect to curtains, blinds shades or screens existing on the Commencement Date and or reasonably similar replacements thereof. All blinds shall be shut at the end of Building Operating Hours or as may otherwise be required to comply with local laws, ordinances, resolutions and regulations dealing with lighting.

5. ENTRANCE DOORS: Building entrance doors shall be kept closed at all times except for ingress and egress.

6. INTERFERENCE WITH OCCUPANTS: Tenants, their employees or others shall not make or commit any unreasonable noises or disturbances of any kind in the Building, nor smoke in the elevators, mark or defile the elevators, water closets, toilet rooms or the walls, windows, doors or any other part of the Property. Tenant and their employees will comply with the State's law regarding smoking in public places and will only smoke in designated areas. Tenant shall not permit to be played any musical instrument in the Leased Premises; permit to be played any radio, television, recorded or wired music in such unreasonably loud manner as to disturb or annoy other tenants of the Building; or permit any unusual odors to be emitted from upon the Leased Premises.

Exhibit C Schedule 2 - Page 1

C048228/0174219/1166081.1

Canvassing, soliciting and peddling in the Building are prohibited, and Tenant shall cooperate to prevent the same.

7. MOVEMENT OF FURNITURE, FREIGHT OR BULKY MATTER: The following rules pertain to moving furniture, equipment and supplies in and out of the Building. Any movers selected by Tenant that do not adhere to the following rules will not be allowed to enter the Leased Premises or will be required to discontinue the move. The delivery of materials and other supplies to Tenants in the Building will be permitted only under the reasonable supervision of Landlord.

   a) Clean masonite sections will be used as runners on all finished floor areas where heavy furniture or equipment is being moved with wheel or skid type dollies. The masonite must be at least one fourth inch thick, 4' x 8' wide sheets in elevator lobbies and corridors and 32" wide sheets through doors in the Building. All sections of masonite must be taped to prohibit sliding.

   b) Tenant must cause its mover to provide and install protective coverings on all walls, door facings, elevator cabs and other areas along the route to be followed during the move. These areas will be inspected for damage after the move.

   c) The moving company will be required to remove all boxes, trash, etc. when leaving the Building.

   d) There shall not be used in the Leased Premises or in the Building either by Tenant or by others in the delivery or receipt of merchandise, supplies or equipment, any hand trucks except those equipped with rubber tires and side guards.

8. SAFES AND OTHER HEAVY EQUIPMENT: Landlord reserves the right to reasonably prescribe the weight and position of all safes and other heavy equipment so as to distribute properly the weight thereof and to prevent any unsafe condition from arising. Business machines and other equipment shall be placed and maintained by Tenant at Tenant's reasonable expense in settings sufficient in Landlord's reasonable judgment to absorb and prevent unreasonable vibration, noise and annoyance. Notwithstanding the preceding two sentences, Tenant shall not be required to move or remove any safes, business machines or other equipment existing in the Leased Premises or the Building on the Commencement Date.

9. NON-OBSERVANCE OR VIOLATION OF RULES BY OTHER TENANTS: Landlord shall not be responsible to Tenant for the non-observance or violation of any of these Rules and Regulations by any other tenants; provided, however, that Landlord shall enforce all rules in a uniform and non-discriminatory manner with respect to Tenant.

10. AFTER-HOUR USE: Landlord reserves the right to exclude during other than Building Operating Hours all persons who are not authorized in advance by Tenant to enter the Building on their behalf. Landlord shall in no case be liable in any manner for the admission or exclusion of any person from the Building.

11. PLUMBING FACILITIES USE: Tenant shall not use the Building's toilet rooms, water closets, sinks and other water and plumbing facilities for any purpose other than that for

Exhibit C Schedule 2 - Page 2

C048228/0174219/1166081.1

which they were constructed and will not permit any foreign substance of any kind to be thrown therein.

12. VEHICLES: No bicycles, mopeds, motorcycles or other vehicles of any kind shall be brought into or kept in, on or about the Leased Premises, or Building, except in those locations specifically designated by Landlord for same. No automobiles, trucks or service vehicles or person working, or making deliveries or pickups in the Building shall park in any manner that encroaches on Building sidewalks or in any way obstructs Building entrances or fire lanes.

13. ANIMALS, SLEEPING AND COOKING: No animal of any kind (other than for seeing eye dogs used by the visually impaired) shall be brought into, kept in, on or about the Leased Premises. The Leased Premises shall not be used for lodging or sleeping purposes, and cooking therein is prohibited, except for in the kitchen and/or cafeteria areas. Microwave cooking within the Leased Premises is acceptable.

14. HEATING AND COOLING: Storage or placement of furniture in front of base board radiators is prohibited. Tenant shall not inhibit the flow of air by taping diffusers.

15. CONFLICT WITH LEASE: If these Rules and Regulations shall conflict or otherwise be inconsistent with the terms and conditions of the lease to which they are attached, the terms and conditions of the lease shall control.

Exhibit C Schedule 2 - Page 3

C048228/0174219/1166081.1

Wachovia BBD 3301
PID #055200

Exhibit C
Schedule 3

1. Entrix, Inc., Phase I Environmental Site Assessment (June 2004).

2. Entrix, Inc., Letter Proposal for Phase II Environmental Site Assessment (June 27, 2004).

3. Environmental Connection, Inc., Carbon Dioxide, Carbon Monoxide & Volatile Organic Compounds Study (November 3, 2003).

Popular Name: 1 Jefferson Square
Address: 1 Jefferson Square, Waterbury, CT

C048228/0174219/1176404.3

EXHIBIT D-1

Form Of Mortgage
Subordination, Non-Disturbance And Attornment Agreement

[SUBJECT TO LENDER’S FINAL REVIEW AND COMMENT]

RECORD AND RETURN TO:

[Insert Name and Address of Tenant’s Attorneys]

MORTGAGE SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT

This Mortgage Subordination, Non-Disturbance Agreement and Attornment (“Agreement”) made this      day of ________, ____ by and among ____________________, having an address of ________________, ________________, Attention: _________ (“Mortgagee”), ___________, __________, having an office at           ,  ________________________, ______, __________,  Attention: __________________________ (“Tenant”) and _______________, ______________, having an office at ______________, _______________, _______________, ______________, Attention: _______________________ (“Landlord”).

WITNESSETH:

WHEREAS, Landlord is the owner in fee simple of that certain parcel or tract of land lying and being in the County of _________, City of ____________ and State of _____________, more particularly described in Schedule 1 annexed hereto (the “Land”; and together with the buildings and other improvements erected thereon, the “Mortgaged Property”); and

[OR]

[WHEREAS, Landlord is the sole owner of the lessee’s interest under that certain [________ (Insert Name of Agreement of Overlease)], dated as of ______________, between ________________ and Landlord, (as the same heretofore has been or may hereafter be amended the “Mortgaged Property”); and

WHEREAS, Mortgagee is the owner and holder of that certain mortgage dated as of _________, 20__ and made by Landlord that encumbers the Mortgaged Property (which mortgage, together with all increases, renewals, supplements, consolidations, reinstatements, amendments, modifications, substitutions and extensions thereof, all advances and re-advances made thereunder and all sums secured thereby now or hereafter made are hereinafter referred to as the “Mortgage”); and

Exhibit D-1- Page 1

WHEREAS, Tenant has entered into a lease with Landlord, dated                 , 20__ (such lease, as amended, modified or supplemented prior to the date hereof, the “Lease”) for all or a portion of the Mortgaged Property (“Leased Premises”), and a true, correct and complete copy of the Lease has been delivered by Landlord to Mortgagee; and

WHEREAS, subject to the provisions hereof, Mortgagee has agreed to recognize the status of Tenant in the event Mortgagee shall acquire the Mortgaged Property and Tenant has agreed to attorn to Mortgagee in any such event.

NOW, THEREFORE, in consideration of ten dollars and other good, valuable, sufficient and received consideration and intending to be legally bound hereby, Mortgagee and Tenant covenant and agree as follows:

1.           Subject to the provisions hereof, the Lease and Tenant’s interest thereunder is, and shall at all times continue to be, subject and subordinate in each and every respect to the lien, terms, covenants, provisions and conditions of the Mortgage.  The provisions of this Section 1 shall be self-operative and no further instrument shall be required; however, Tenant, upon request, shall execute and deliver any certificate or other instrument which the Mortgagee may reasonably request to confirm said subordination by Tenant.

2.           As long as no default then exists under the Lease or this Agreement that has continued beyond the expiration of any applicable notice and/or grace period and that would permit the Landlord to terminate the Lease and as long as the Lease is in full force and effect, (i) Tenant shall not be named or joined in any action or proceeding to foreclosure or otherwise enforce the Mortgage (unless Tenant is a necessary party thereto under applicable law, in which event such naming or joinder of Tenant shall be subject to the provisions of this Agreement), (ii) the Lease shall not be terminated nor shall any of the rights of Tenant under the Lease be diminished or interfered with by Mortgagee, or by anyone claiming by, through or under Mortgagee, and (iii) Tenant’s occupancy of the Leased Premises shall not be disturbed by Mortgagee, or by anyone claiming by, through or under Mortgagee.  Upon the transfer of the Landlord’s interest in the Mortgaged Property by foreclosure or other enforcement of the Mortgage or by deed in lieu of foreclosure, the Lease shall continue as a direct lease between Successor Landlord (hereinafter defined), as landlord, and Tenant, as tenant; provided, however, that Successor Landlord shall not be:

(a)
liable for any previous act or omission of Landlord that occurred prior to the earliest date that Successor Landlord acquires title to or possession of the Mortgaged Property, except that Successor Landlord shall be obligated to cure any continuing default under the Lease within a reasonable time (not to exceed the period provided under the Lease for Landlord to cure such default, which period shall commence on the earliest date that Successor Landlord acquires title to or possession of the Mortgaged Property);

(b)
subject to any claims, counterclaims. abatements, offsets or credits provided for in the Lease occurring prior to the date that Successor Landlord acquires title to or possession of the Mortgaged Property;

(c)
bound by any payments of rent which Tenant might have made more than thirty (30) days in advance to Landlord, the parties hereto acknowledging that operating expense payments and tax payments made in the manner provided in Article II of the Lease shall not be or be deemed advance payments of rent;

Exhibit D-1- Page 2

(d)	required to account for any security deposit other than any security deposit actually delivered to the Successor Landlord;

(e)	bound by any modification of the Lease which is made after the date hereof without Mortgagee’s written consent (which consent, Mortgagee agrees shall not be unreasonably withheld); and

(f)
liable or obligated to comply with or fulfill any obligations of Landlord under the Lease or any agreement relating thereto with respect to the construction of, or payment for, improvements on or above the Leased Premises (or any portion thereof), leasehold improvements, tenant work letters and/or similar items.

Notwithstanding anything contained within the foregoing provisions of this Section 2, if it would be procedurally disadvantageous for Mortgagee not to name or join Tenant as a party in any foreclosure proceeding with respect to the Mortgage, Mortgagee may so name or join Tenant without in any way diminishing or otherwise affecting the rights and privileges granted to, or inuring to the benefit of Tenant under this Agreement.

3.           In the event that Mortgagee (or its nominee or designee), acquires or succeeds to Landlord’s interest in the Mortgaged Property by foreclosure or other proceeding to enforce the Mortgage or by taking a deed in lieu of foreclosure (such person, herein called “Successor Landlord”), (i) Tenant shall be bound to Successor Landlord and Successor Landlord shall be bound to Tenant under all of the then executory terms, covenants and conditions of the Lease, except as provided in this Agreement, with the same force and effect as if Successor Landlord were the landlord under the Lease, (ii) Tenant shall attorn to Successor Landlord as Tenant’s landlord and recognize Successor Landlord as its landlord under the Lease upon such terms, covenants and conditions as set forth therein, and (iii) Successor Landlord shall recognize and accept such attornment.  The foregoing attornment and recognition shall be effective and self-operative, without the execution of any further instruments, upon Successor Landlord succeeding to the interest of Landlord under the Lease, provided that, except as set forth in Section 5 below, Tenant shall not be obligated to pay any rent to Successor Landlord until Tenant has received notice from Successor Landlord that Successor Landlord has succeeded to such interest.  Each party hereto shall execute and deliver any certificate or other instrument which the other party hereto may reasonably request to confirm such attornment and recognition. If the Lease shall have terminated by operation of law or otherwise as a result of or in connection with a bankruptcy case commenced by or against Landlord or a foreclosure action or proceeding or delivery of a deed in lieu of foreclosure, upon request of Successor Landlord, Tenant shall promptly execute and deliver a direct lease with Successor Landlord which direct lease shall be on substantially the same terms and conditions as the Lease (subject, however, to the provisions of clauses (i)-(iii) of this Section 3) and shall be effective as of the day the Lease shall have terminated as aforeseaid.

Exhibit D-1- Page 3

4.           Tenant shall promptly notify Mortgagee of any default by Landlord under the Lease and of any act or omission of Landlord which would give Tenant the right to cancel or terminate the Lease or to claim a partial or total eviction.  If any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate the Lease, Tenant shall not exercise such right until (a) Tenant shall have given Mortgagee written notice of Landlord’s act or omission, and (b) thirty (30) days has elapsed after the giving of such notice to Mortgagee without cure of such act or omission; provided, however, that if such act or omission cannot with due diligence be cured within a period of thirty (30) days, and if Mortgagee commences to cure such act or omission within such thirty (30) days and thereafter prosecutes such cure with reasonable diligence, then the period of time after the giving of such notice by Tenant within which such act or omission may be cured shall be extended for so long as Mortgagee prosecutes the cure of such act or omission with reasonable diligence (it being agreed that the fact that Mortgagee does not have possession of the Mortgaged Property shall not constitute a reason why an act or omission cannot be cured within a period of thirty (30) days). If Mortgagee cannot reasonably remedy a default, act or omission of Landlord until after Mortgagee obtains possession of the Mortgaged Property, Tenant may not terminate or cancel the Lease or claim a partial or total eviction by reason of such default, act or omission until the expiration of a reasonable period necessary for the remedy after Mortgagee secures possession of the Mortgaged Property.  The notice and cure rights of Mortgagee set forth in this paragraph shall not apply to any rights of Tenant (or Wachovia Bank, National Association to cancel or terminate the Lease (or surrender all or any portion of the Leased Premises) that are expressly set forth in Article XI of the Lease.  Nothing in this Section 4 shall obligate Mortgagee to cure any act, omission or default by Landlord under the Lease. To the extent Mortgagee incurs any expenses or other costs in curing or remedying such default, act or omission, including, without limitation, attorneys’ fees and disbursements, Mortgagee shall be subrogated to Tenant’s rights against Landlord.

5.           Landlord and Mortgagee each represent to Tenant that[, as additional security for the loan made by Mortgagee to Landlord and secured by the Mortgage, Landlord has assigned to Mortgagee the Lease and all rent payable thereunder, subject to a license to Landlord from Mortgagee to collect same unless and until such license is revoked by Mortgagee].  If Tenant hereafter receives a notice (a “Mortgagee Payment Notice”) from Mortgagee that such license has been revoked and directing Tenant to pay to Mortgagee all rent payable after the date that is ten (10) business days after the date of such notice, then Tenant shall attorn to Mortgagee and thereafter pay same to Mortgagee, regardless of any right of set-off, counterclaim, or other defense which Tenant may have against Landlord, whether as the tenant under the Lease or otherwise, until Tenant receives a notice (a “Mortgagee Payment Revocation Notice”) from Mortgagee directing Tenant to resume payments to Landlord.  Landlord agrees that: (i) Tenant shall have the right to rely on any Mortgagee Payment Notice; and (ii) any payments made to Mortgagee after the date of a Mortgagee Payment Notice and, if Tenant thereafter receives a Mortgagee Payment Revocation Notice, any payments made to Mortgagee prior to the date that is ten (10) business days after Tenant shall receive such notice, shall be deemed received by Landlord.

6.           To the extent that the Lease shall entitle Tenant to notice of the existence of any mortgage and the identity of any mortgagee, this Agreement shall constitute such notice to Tenant with respect to the Mortgage and Mortgagee.

7.           Upon and after the occurrence of a default under the Mortgage, which is not cured after any applicable notice and/or cure periods, Mortgagee shall be entitled, but not obligated, to exercise the claims, rights, powers, privileges and remedies of Landlord under the Lease and shall be further entitled to the benefits of, and to receive and enforce performance of, all of the covenants to be performed by Tenant under the Lease as though Mortgagee were named therein as landlord.

8.           Anything herein or in the Lease to the contrary notwithstanding, in the event that a Successor Landlord shall acquire title to the Mortgaged Property or to the portion thereof containing the Leased Premises, Successor Landlord shall have no obligation, nor incur any liability, beyond Successor Landlord’s then interest, if any, in the Mortgaged Property and Tenant shall look exclusively to such interest, if any, of Successor Landlord in the Mortgaged Property for the payment and discharge of any obligations imposed upon Successor Landlord hereunder or under the Lease and Successor Landlord is hereby released or relieved of any other liability hereunder and under the Lease.  Tenant agrees that, with respect to any money judgment which may be obtained or secured by Tenant against Successor Landlord, Tenant shall look solely to the estate or interest owned by Successor Landlord in the Mortgaged Property and Tenant will not collect or attempt to collect any such judgment out of any other assets of Successor Landlord.

Exhibit D-1- Page 4

9.         Notwithstanding anything to the contrary in the Lease, Tenant agrees for the benefit of Landlord and Mortgagee that, except as permitted by, and fully in accordance with, applicable law, Tenant shall not generate, store, handle, discharge or maintain in, on or about any portion of the Mortgaged Property, any friable asbestos, polychlorinated biphenyls, or any other hazardous or toxic materials, wastes and substances which are defined, determined or identified as such (including, but not limited to, pesticides and petroleum products if they are defined, determine or identified as such) in any federal, state or local laws, rules or regulations (whether now existing or hereafter enacted or promulgated) or any judicial or administrative interpretation of any thereof, including any judicial or administrative interpretation of any thereof, including any judicial or administrative orders or judgments.

10.       If the Lease provides that Tenant is entitled to expansion space, Successor Landlord shall have no obligation nor any liability for failure to provide such expansion space if a prior landlord (including, without limitation, Landlord), by reason of a lease or leases entered into by such prior landlord with other tenants of the Mortgaged Property, has precluded the availability of such expansion space.

11.       Except as specifically provided in this Agreement, Mortgagee shall not, by virtue of this Agreement, the Mortgage or any other instrument to which Mortgagee may be a party, be or become subject to any liability or obligation to Tenant under the Lease or otherwise.

12.       (A)          Tenant acknowledges and agrees that this Agreement satisfies and complies in all respects with the provisions of [Article VII] of Lease and that this Agreement supersedes (but only to the extent inconsistent with) the provisions of such Article and any other provision of the Lease relating to the priority or subordination of the Lease and the interest or estates created thereby to the Mortgage.

(B)           Tenant agrees to enter into a subordination, non-disturbance and attornment agreement with any lender which shall succeed Mortgagee as lender with respect to the Mortgaged Property, or any portion thereof, provided such agreement is substantially similar to this Agreement.

13.       This Agreement may not be modified except by an agreement in writing signed by Tenant and Mortgagee or their respective successors in interest.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, representatives, successors and assigns.  The term “person” shall mean an individual, joint venture, corporation, partnership, trust, limited liability company, unincorporated association or other entity. All references herein to the Lease shall mean the Lease as modified by this Agreement and any amendments or modifications to the Lease which are consented to in writing by Mortgagee.  Any inconsistency between the Lease and the provisions of this Agreement shall be resolved, to the extent of such inconsistency, in favor of this Agreement.

14.       Tenant acknowledges that Mortgagee is an “Interest Holder” (as such term is defined in the Lease) and that Mortgagee shall be entitled to all rights and privileges of an Interest Holder, as set forth in Section 7.10 of the Lease.  Tenant hereby represents to Mortgagee as follows:

Exhibit D-1- Page 5

(a)	The Lease is in full force and effect and has not been further amended[, except as follows ___________________].

(b)	There has been no assignment of the Lease or subletting of any portion of the Leased Premises[, except as follows ___________________].

(c)
The execution of the Lease was duly authorized and the Lease is in full force and effect and, to the best of Tenant’s knowledge, there exists no default (beyond any applicable grace period) on the part of either Tenant or Landlord under the Lease.

(d)	There has not been filed by or against, nor to the best of the knowledge and belief of Tenant, is there threatened against Tenant, any petition under the bankruptcy laws of the United States.

(e)
To the best of Tenant’s knowledge, there is no present assignment, hypothecation or pledge of the Lease or rents accruing under the Lease by Landlord, other than pursuant to the Mortgage and the Assignment of Lease and Rents dated as of the date hereof from Landlord to Mortgagee (the “Assignment”).

(f)	Tenant hereby consents to the Assignment and agrees to the terms thereof.

15.         All notices, demands, consents, approvals, advices, waivers or other communications (each, a “Notice”) which may or are required to be given by either party to the other under this Agreement shall be in writing and, unless otherwise required by law, shall be sent (a) by  hand, (b) by United States Mail, certified or registered, postage prepaid, return receipt requested or (c) by a nationally-recognized overnight carrier, in each case addressed to the party to be notified at the address for such party specified in the first paragraph of this Agreement, or to such other place in the continental United States as the party to be notified may from time to time designate by at least ten (10) days’ notice to the notifying party.  Each Notice shall be deemed to have been given on the date such Notice is actually received as evidenced by a written receipt therefor, and in the event of failure to deliver by reason of changed address of which no Notice was given or refusal to accept delivery, as of the date of such failure.

16.         THE PARTIES HERETO EACH HEREBY WAIVE ITS RIGHT TO A JURY TRIAL OF ANY ISSUE OR CONTROVERSY ARISING UNDER THIS AGREEMENT.

17.         This Agreement shall be governed by the laws of the state in which the Mortgaged Property is located.  If any term of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term to any person or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered will be deemed to be an original and all of which taken together, will deemed to be one and the same instrument.

Exhibit D-1- Page 6

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first written above.

MORTGAGEE:		TENANT:

By:		By:
	Name:		Name:
	Its:		Its:

LANDLORD:

By:
Name:
Its:

[Add Acknowledgments]

Exhibit D-1- Page 7

Exhibit D-1
Schedule 1

Description of the Mortgaged Property

Exhibit D-1— Schedule 1 - Page 1

EXHIBIT D-2

Form Of Overlease
Subordination, Non-Disturbance And Attornment Agreement

RECORD AND RETURN TO:

[Insert Name and Address of Tenant’s Attorneys]

OVERLEASE SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT

This Overlease Non-Disturbance Agreement (“Agreement”) made this      day of ________, ____ by and among  ____________________, having an address of ________________, ________________, Attention: _________ (“Overlessor”), ___________, __________, having an office at           ,  ________________________, ______, __________,  Attention: __________________________ (“Landlord”), and ___________, __________, having an office at           ,  ________________________, ______, __________,  Attention: __________________________ (“Tenant”).

WITNESSETH:

WHEREAS, Overlessor is the sole owner in fee simple of (x) that certain piece, parcel or tract of land that is lying and being in the County of _________, City of ____________ and State of _____________, and that is more particularly described in Schedule 1 annexed hereto (the “Land” and together with the buildings and other improvements erected thereon, the “Property”); and

WHEREAS, Overlessor, as lessor Landlord, as tenant, are parties to a lease dated ________ __, ____ (said lease, as the same may hereafter be amended and/or restated from time to time, is hereinafter referred to as the “Overlease”), pursuant to which, Overlessor has leased to Landlord the Property;

WHEREAS, Tenant has entered into a lease (“Lease”) with Landlord, dated as of                 , 20__ for [a portion or portions of] the Property (the “Leased Premises”), and a true, correct and complete copy of the Lease, as executed, has been delivered by Landlord to Overlessor; and

WHEREAS, subject to the provisions hereof Overlessor has agreed to recognize the status of Tenant in the event of a termination of the Overlease and Tenant has agreed to attorn to Overlessor in any such event.

NOW, THEREFORE, in consideration of ten dollars and other good, valuable, sufficient and received consideration and intending to be legally bound hereby, Overlessor and Tenant covenant and agree as follows:

Exhibit D-2 - Page 1

1.           Subject to the provisions hereof, the Lease and Tenant’s interest thereunder is, and shall at all times continue to be, subject and subordinate in each and every respect to the Overlease.  The provisions of this Section 1 shall be self-operative and no further instrument shall be required; however, Tenant, upon request, shall execute and deliver any certificate or other instrument which the Overlessor may reasonably request to confirm said subordination by Tenant.

2.           As long as no default then exists under the Lease that has continued beyond the expiration of any applicable notice and/or grace period and that would permit Landlord to terminate the Lease and as long as the Lease has not been terminated pursuant to Landlord’s or Tenant’s exercise of any termination right under the Lease and/or pursuant to any action or proceeding commenced by Tenant, (i) Tenant shall not be named or joined in any action or proceeding to terminate the Overlease (unless Tenant is a necessary party thereto under applicable law, in which event such naming or joinder of Tenant shall be subject to the provisions of this Agreement), (ii) the Lease shall not be terminated nor shall any of the rights of Tenant under the Lease be diminished or interfered with by Overlessor, or by anyone claiming by, through or under Overlessor, and (iii) Tenant’s occupancy of the Leased Premises shall not be disturbed by Overlessor or by anyone claiming by, through or under Overlessor.  Upon the termination of the Overlease in any such action or proceeding or otherwise, the Lease shall continue as a direct lease between Overlessor, as landlord (Overlessor, in its capacity as landlord under the Lease, “Successor Landlord”), and Tenant, as tenant; provided, however, that Successor Landlord shall not be:

(a)
liable for any previous act or omission of Landlord that occurred prior to the earliest date that Successor Landlord acquires possession of the Leased Premises, except that Successor Landlord shall be obligated to cure any continuing default under the Lease within a reasonable time (not to exceed the period provided under the Lease for Landlord to cure such default, which period shall commence on the date the Overlease terminates);

(b)
subject to any claims or counterclaims which Tenant may have against Landlord, except that Successor Landlord shall be liable for any abatements, offsets or credits provided for in the Lease, even if the act or omission giving rise thereto occurred prior to the date the Overlease terminates;

(c)
bound by any payments of rent which Tenant might have made more than thirty (30) days in advance to Landlord, the parties hereto acknowledging that operating expense payments and tax payments made in the manner provided in Article II of the Lease shall not be or be deemed advance payments of rent;

(d)	required to account for any security deposit other than any security deposit actually delivered to the Successor Landlord; and

(e)
bound by any modification of the Lease which is made after the date hereof without Overlessor’s written consent (which consent, Overlessor agrees shall not be unreasonably withheld) that (x) decreases the rent payable under the Lease or shortens the term of the Lease, except, in each instance, pursuant to rights set forth in the Lease on the date hereof, or (y) materially diminishes the rights or materially increases the obligations of Landlord under the Lease.

Exhibit D-2 - Page 2

3.           If the Overlease terminates and the Lease continues as a direct lease between Successor Landlord and Tenant as provided above, (i) Tenant shall be bound to Successor Landlord and Successor Landlord shall be bound to Tenant under all of the then executory terms, covenants and conditions of the Lease, except as provided in this Agreement, with the same force and effect as if Successor Landlord were the landlord under the Lease, (ii) Tenant shall attorn to Successor Landlord and recognize Successor Landlord as its landlord under the Lease upon such terms, covenants and conditions and (iii) Successor Landlord shall recognize and accept such attornment.  The foregoing attornment and recognition shall be effective and self-operative without the execution of any further instruments upon the termination of the Overlease, provided that Tenant shall not be obligated to pay any rent to Successor Landlord until Tenant has received notice from Successor Landlord that the Overlease has terminated and the Lease is now a direct lease between Successor Landlord and Tenant.  Each party hereto shall execute and deliver any certificate or other instrument which the other party hereto may reasonably request to confirm such attornment and recognition.

4.           If any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate the Lease, Tenant shall not exercise such right until (a) Tenant shall have given Overlessor written notice of Landlord’s act or omission, and (b) thirty (30) days has elapsed after the giving of such notice to Overlessor without cure of such act or omission; provided, however, that if such act or omission cannot with due diligence be cured within a period of thirty (30) days, and if Overlessor commences to cure such act or omission within such thirty (30) days and thereafter prosecutes such cure with reasonable diligence, then the period of time after the giving of such notice by Tenant within which such act or omission may be cured shall be extended for so long as Overlessor prosecutes the cure of such act or omission with reasonable diligence (it being agreed that the fact that Overlessor does not have possession of the Property shall not constitute a reason why an act or omission cannot be cured within a period of thirty (30) days).  The notice and cure rights of Overlessor set forth in this paragraph shall not apply to any rights of Tenant [(or Wachovia Bank, National Association] to cancel or terminate the Lease (or surrender all or any portion of the Leased Premises) that are expressly set forth in one or more provisions of the Lease (including, without limitation, the termination rights of [Tenant] [Wachovia Bank, National Association] expressly set forth in Article XI of the Lease.  Nothing in this Section 4 shall obligate Overlessor to cure any act, omission or default by Landlord under the Lease.

5.           To the extent that the Lease shall entitle Tenant to notice of the existence of any ground lease and the identity of any ground lessor, this Agreement shall constitute such notice to Tenant with respect to the Overlease and Overlessor.

6.           This Agreement may not be modified except by an agreement in writing signed by Tenant and Overlessor or their respective successors in interest.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, representatives, successors and assigns.  The term “person” shall mean an individual, joint venture, corporation, partnership, trust, limited liability company, unincorporated association or other entity.

7.           Tenant acknowledges that Overlessor is an “Interest Holder” (as such term is defined in the Lease) and that Overlessor shall be entitled to all rights and privileges of an Interest Holder, as set forth in Section 7.10 of the Lease.

8.           [If Landlord shall have any rights or options to renew or extend the term of the Lease, that it shall any renewal term, (a) Landlord agrees that if such right or option shall not be exercised at least ____ (__) months prior to the latest date on which same may be exercised, then, provided that no default then exists under the Lease that would permit Landlord to terminate the Lease and which has continued beyond the expiration of any applicable notice and/or grace period, Tenant shall have the right to exercise such rights or options in accordance with all applicable provisions of the Overlease, and (ii) Overlessor agrees that Tenant shall have the right to exercise, on Landlord’s behalf, any right or option of Landlord to extend or renew the term of the Lease.]1

1 For existing Overleases expiring prior to _________, 2054, but that have renewal options.

Exhibit D-2 - Page 3

9.           All notices, demands, consents, approvals, advices, waivers or other communications (each, a “Notice”) which may or are required to be given by either party to the other under this Agreement shall be in writing and, unless otherwise required by law, shall be sent (a) by hand, (b) by United States Mail, certified or registered, postage prepaid, return receipt requested or (c) by a nationally-recognized overnight carrier, in each case addressed to the party to be notified at the address for such party specified in the first paragraph of this Agreement, or to such other place in the continental United States as the party to be notified may from time to time designate by at least ten (10) days’ notice to the notifying party.  Each Notice shall be deemed to have been given on the date such Notice is actually received as evidenced by a written receipt therefor, and in the event of failure to deliver by reason of changed address of which no Notice was given or refusal to accept delivery, as of the date of such failure.

10.         TENANT AND OVERLESSOR EACH HEREBY WAIVE ITS RIGHT TO A JURY TRIAL OF ANY ISSUE OR CONTROVERSY ARISING UNDER THIS AGREEMENT.

11.         In the event of the termination of the Overlease other than by reason of Landlord’s default thereunder (e.g. by reason of a casualty pursuant to Section [__] of the Overlease) this Agreement shall, automatically and without further act of the parties, terminate and be of no further force or effect from and after the applicable termination date.

12.         This Agreement shall be governed by the laws of the state in which the Property is located.  If any term of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term to any person or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered will be deemed to be an original and all of which taken together, will deemed to be one and the same instrument.

Exhibit D-2 - Page 4

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first written above.

OVERLESSOR:		TENANT:

By:		By:
	Name:		Name:
	Its:		Its:

LANDLORD:

By:

Name:

Its:

[Add Acknowledgments]

Exhibit D-2 - Page 5

Exhibit D-2
Schedule 1

Description of the Property

Exhibit D-2— Schedule 1 - Page 1

EXHIBIT D-3

Form Of Subtenant
Subordination, Non-Disturbance And Attornment Agreement

RECORD AND RETURN TO:

[Insert Name and Address of Subtenant’s Attorneys]

SUBTENANT SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT

This Subtenant Non-Disturbance and Attornment Agreement (“Agreement”) made this      day of ________, ____ by and between ___________________________, having an address of __________________, ________________, Attention: _________ (“Landlord”) and ___________________, __________, having an office at           ,  ________________________, ______, __________,  Attention: __________________________ (“Subtenant”).

W I T N E S S E T H :

WHEREAS, Landlord is the landlord under that certain Lease, dated ___________, made by Landlord and ___________________, as tenant (the “Sublandlord”) (said lease, as the same may hereafter be renewed, amended, modified, supplemented, extended, replaced and/or restated from time to time, is hereinafter referred to as the “Lease”), which Lease covers certain space (the “Premises”) in the building located at _______________________________ (the “Property”) and more particularly described on Schedule 1 annexed hereto; and

WHEREAS, Sublandlord and Subtenant have entered into a certain agreement of sublease, dated as of _____________, as amended by ___________ (none if left blank) (the “Sublease”) initially covering [a portion of] the Premises (the “Subleased Premises”).

WHEREAS, subject to the provisions hereof, Landlord has agreed to recognize the status of Subtenant in the event Landlord terminates the Lease pursuant to an Event of Default as defined in Article 7 thereof or otherwise as a result of a default by Sublandlord, as tenant, under the Lease (but not otherwise), and Subtenant has agreed to attorn to Landlord in any such event.

NOW, THEREFORE, in consideration of ten dollars and other good, valuable, sufficient and received consideration and intending to be legally bound hereby, Landlord and Subtenant covenant and agree as follows:

1.           Subject to the provisions hereof, the Sublease and Subtenant’s interest thereunder is, and shall at all times continue to be, subject and subordinate, in each and every respect, to the terms, covenants, provisions and conditions of the Lease.  The provisions of this Section 1 shall be self-operative and no further instrument shall be required; however, Subtenant, upon request, shall execute and deliver any certificate or other instrument which the Landlord may reasonably request to confirm said subordination by Subtenant.

Exhibit D-3 - Page 1

2.           If the Lease is terminated pursuant to an Event of Default as defined in Article 7 thereof or otherwise as a result of a default by Sublandlord, as tenant, under the Lease (but not otherwise), and provided that no default then exists under the Sublease or this Agreement that has continued beyond the expiration of any applicable notice and/or grace period and as long as the Sublease is in full force and effect, (i) Subtenant shall not be named or joined in any action or proceeding to terminate the Lease (unless Subtenant is a necessary party thereto under applicable law, in which event such naming or joinder of Subtenant shall be subject to the provisions of this Agreement), (ii) the Sublease shall not be terminated nor shall any of  the rights of Subtenant under the Sublease be diminished or interfered with by Landlord, or by anyone claiming by, through or under Landlord, and (iii) Subtenant’s occupancy of the Subleased Premises shall not be disturbed by Landlord or by anyone claiming by, through or under Landlord.  Upon the termination of the Lease in any such action or proceeding or otherwise, the Sublease shall continue as a direct lease between Landlord, as landlord (Landlord in its capacity as landlord under the such direct lease, “Successor Landlord”), and Subtenant, as tenant provided, however, that Successor Landlord shall not be:

(a)
liable for any previous act or omission of Sublandlord that occurred prior to the earliest date that Successor Landlord acquires possession of the Subleased Premises, except that Successor Landlord shall be obligated to cure any continuing default under the Sublease within a reasonable time (not to exceed the period provided under the Sublease for Sublandlord to cure such default, which period shall commence on the date the Lease terminates);

(b)
subject to any claims, counterclaims. abatements, offsets or credits provided for in the Lease occurring prior to the date that Successor Landlord acquires title to or possession of the Mortgaged Property;

(c)
bound by any payments of rent which Subtenant might have made more than thirty (30) days in advance to Sublandlord, the parties hereto acknowledging that operating expense payments and tax payments made in the manner provided in Article __ of the Sublease shall not be or be deemed advance payments of rent;

(d)	required to account for any security deposit other than any security deposit actually delivered to the Successor Landlord;

(e)	bound by any modification of the Sublease which is made after the date hereof without Landlord’s written consent (which consent, Landlord agrees shall not be unreasonably withheld); and

(f)
liable or obligated to comply with or fulfill any obligations of Sublandlord under the Sublease or any agreement relating thereto with respect to the construction of, or payment for, improvements on or above the Subleased Premises (or any portion thereof), leasehold improvements, tenant work letters and/or similar items.

Exhibit D-3 - Page 2

Notwithstanding anything contained within the foregoing provisions of this Section 2, (i) if it would be procedurally disadvantageous for Landlord not to name or join Subtenant as a party in an action or a proceeding with respect to the Lease, Landlord may so name or join Subtenant without in any way diminishing or otherwise affecting the rights and privileges granted to, or inuring to the benefit of Subtenant under this Agreement, and (ii) this Agreement shall only become operative and in force and effect if Landlord terminates the Lease following the occurrence of an event of default by Sublandlord, as tenant, under the Lease, and for no other reason and under no other circumstance.

3.           After notice is given by Landlord that the Lease is in default and that rentals under the Sublease should be paid to Landlord, Subtenant shall attorn to Landlord and pay to Landlord, or pay in accordance with the directions of Landlord, all rentals and other monies due and to become due under the Sublease or otherwise in respect of the Subleased Premises.  If the Lease terminates and the Sublease continues as a direct lease between Successor Landlord and Subtenant as provided above, (i) subject to Section 5 below and except as otherwise provided in this Agreement, Subtenant shall be bound to Successor Landlord and Successor Landlord shall be bound to Subtenant under all of the then executory terms, covenants and conditions of the Sublease, with the same force and effect as if Successor Landlord were the sublandlord under the Sublease, (ii) Subtenant shall attorn to Successor Landlord and recognize Successor Landlord as its sublandlord under the Sublease upon such terms, covenants and conditions as set forth therein and (iii) Successor Landlord shall recognize and accept such attornment.  The foregoing attornment and recognition shall be effective and self-operative without the execution of any further instruments upon the termination of the Lease (the date the Lease terminates, herein referred to as the “Lease Termination Date”), provided that, except as set forth herein, Subtenant shall not be obligated to pay any rent to Successor Landlord until Subtenant has received notice from Successor Landlord that the Lease has terminated and the Sublease is now a direct lease between Successor Landlord and Subtenant.  Each party hereto shall execute and deliver any certificate or other instrument which the other party hereto may reasonably request to confirm such attornment and recognition. If the Lease shall have terminated by operation of law or otherwise as a result of or in connection with a bankruptcy case commenced by or against Sublandlord, upon request of Successor Landlord, Tenant shall promptly execute and deliver a direct lease with Successor Landlord which direct lease shall be on substantially the same terms and conditions as the Sublease (subject, however, to the provisions of Section 5 and clauses (i)-(iii) of this Section 3) and shall be effective as of the day the Lease shall have terminated as aforeseaid.

4.           Subtenant shall promptly notify Landlord of any default by Sublandlord under the Sublease and of any act or omission of Sublandlord which would give Subtenant the right to cancel or terminate the Lease or to claim a partial or total eviction.  If any act or omission of Sublandlord would give Subtenant the right, immediately or after lapse of a period of time, to cancel or terminate the Sublease, Subtenant shall not exercise such right until (a) Subtenant shall have given Landlord written notice of Sublandlord’s act or omission, and (b) thirty (30) days has elapsed after the giving of such notice to Landlord without cure of such act or omission; provided, however, that if such act or omission cannot with due diligence be cured within a period of thirty (30) days, and if Landlord commences to cure such act or omission within such thirty (30) days and thereafter prosecutes such cure with reasonable diligence, then the period of time after the giving of such notice by Subtenant within which such act or omission may be cured shall be extended for so long as Landlord prosecutes the cure of such act or omission with reasonable diligence. If Landlord cannot reasonably remedy a default, act or omission of Sublandlord until after the Landlord obtains possession of the Premises, Subtenant may not terminate or cancel the Sublease or claim a partial or total eviction by reason of such default, act or omission until the expiration of a reasonable period necessary for the remedy after Landlord secures possession of the Premises.  The notice and cure rights of Landlord set forth in this paragraph shall not apply to Subtenant’s rights, if any, under the Sublease to cancel or terminate the Sublease or surrender all or any portion of the Subleased Premises.  Nothing in this Section 4 shall obligate Landlord to cure any act, omission or default by Sublandlord under the Sublease. To the extent Landlord incurs any expenses or other costs in curing or remedying such default, act or omission, including, without limitation, attorneys’ fees and disbursements, Landlord shall be subrogated to Subtenant’s rights against Sublandlord.

Exhibit D-3 - Page 3

5.           (a)           As used herein, the following terms shall have the following meanings:

(i)
“Sublease Rent”, for any period, shall mean all rent, additional rent (but excluding all additional rent attributable to overtime or premium services furnished to Subtenant upon request) and other consideration to be paid by the Subtenant to Sublandlord under the Sublease for such period.

(ii)
“Underlying Lease Rent”, for any period, shall mean all Annual Basic Rent and Additional Rent (but excluding all additional rent attributable to overtime or premium services furnished to Sublandlord upon request) which shall accrue under the Lease (or that would have accrued under the Lease but for the termination thereof) with respect to the space demised by the Sublease during such period.

(b)           Anything in this Agreement contained to the contrary notwithstanding if, in any case that Landlord shall succeed to the interest of Sublandlord under the Sublease, (i) the net present value of the Underlying Lease Rent for the period from the Lease Termination Date until the end of the term of such Sublease (determined without regard to any extension or renewal terms), exceeds (ii) the net present value of the Sublease Rent for the period from the Lease Termination Date until the end of the term of such Sublease (determined without regard to any extension or renewal terms), then Subtenant, in lieu of paying the Sublease Rent as and when due under the Sublease for such period, shall pay to Landlord the Underlying Lease Rent for such period.  Similarly, if the additional rent payable under the Sublease with respect to overtime or premium services furnished to Subtenant upon request is less than the corresponding rates under the Lease, then the Lease rates for such services shall apply.  Upon the Lease Termination Date, the Sublease shall automatically and without further act of either of the parties hereto be deemed amended to accomplish the foregoing provisions of this Section 5, any contrary provisions in this Agreement notwithstanding.

(c)           For purposes of determining: (i) the net present value of the Sublease Rent and Underlying Lease Rent, the applicable discount rate shall equal the Prime Rate (as defined in the Lease) and all amounts shall be discounted from the dates that such amounts are to be paid to the Lease Termination Date; and (ii) any portion of the Sublease Rent and Underlying Lease Rent attributable to operating expenses or real estate taxes on any date, the parties hereto shall assume that real estate taxes and operating expenses will continue to escalate, from and after such date, at the average annual percentage rate that same escalated for the three (3) years immediately preceding such date.

(d) If Subtenant exercises any extension or renewal option contained in the Sublease (as in effect on the Lease Termination Date), then the provisions of Section 5(b) shall apply separately to such extension or renewal term mutatis mutandis, and thus, Subtenant shall pay the greater of the Sublease Rent and the Underlying Lease Rent for such extension or renewal term.  This Agreement may not be modified except by an agreement in writing signed by Subtenant and Landlord or their respective successors in interest.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, representatives, successors and assigns.

Exhibit D-3 - Page 4

6.           Upon and after the occurrence of a default under the Lease, which is not cured after any applicable notice and/or cure periods, Landlord shall be entitled, but not obligated, to exercise the claims, rights, powers, privileges and remedies of Sublandlord under the Sublease and shall be further entitled to the benefits of, and to receive and enforce performance of, all of the covenants to be performed by Subtenant under the Sublease as though Landlord were named therein as sublandlord.

7.           Anything herein or in the Sublease to the contrary notwithstanding, in the event that a Successor Landlord shall acquire title to the Property or to the portion thereof containing the Subleased Premises, Successor Landlord shall have no obligation, nor incur any liability, beyond Successor Landlord’s then interest, if any, in the Property and Subtenant shall look exclusively to such interest, if any, of Successor Landlord in the Property for the payment and discharge of any obligations imposed upon Successor Landlord hereunder or under the Sublease and Successor Landlord is hereby released or relieved of any other liability hereunder and under the Sublease.  Subtenant agrees that, with respect to any money judgment which may be obtained or secured by Subtenant against Successor Landlord, Subtenant shall look solely to the estate or interest owned by Successor Landlord in the Property and Subtenant will not collect or attempt to collect any such judgment out of any other assets of Successor Landlord.

8.           Notwithstanding anything to the contrary in the Sublease, Subtenant agrees for the benefit of Sublandlord and Landlord that, except as permitted by, and fully in accordance with, applicable law, Subtenant shall not generate, store, handle, discharge or maintain in, on or about any portion of the Property, any friable asbestos, polychlorinated biphenyls, or any other hazardous or toxic materials, wastes and substances which are defined, determined or identified as such (including, but not limited to, pesticides and petroleum products if they are defined, determine or identified as such) in any federal, state or local laws, rules or regulations (whether now existing or hereafter enacted or promulgated) or any judicial or administrative interpretation of any thereof, including any judicial or administrative interpretation of any thereof, including any judicial or administrative orders or judgments.

9.           If the Sublease provides that Subtenant is entitled to expansion space, Successor Landlord shall have no obligation nor any liability for failure to provide such expansion space if a prior landlord (including, without limitation, Sublandlord), by reason of a lease or leases entered into by such prior landlord with other tenants of the Property, has precluded the availability of such expansion space.

10.         Except as specifically provided in this Agreement, Landlord shall not, by virtue of this Agreement, the Lease or any other instrument to which Landlord may be a party, be or become subject to any liability or obligation to Subtenant under the Sublease or otherwise.

11.         This Agreement may not be modified except by an agreement in writing signed by Landlord and Subtenant or their respective successors in interest.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, representatives, successors and assigns.  The term “person” shall mean an individual, join venture, corporation, partnership, trust, limited liability company, unincorporated association or other entity.  All references herein to the Sublease shall mean the Sublease as modified by this Agreement and to the any amendments or modifications to the Sublease which are consented to in writing by Landlord.  Any inconsistency between the Sublease and the provisions of this Agreement shall be resolved, to the extent of such inconsistency, in favor of this Agreement.

12.         Subtenant hereby represents to Landlord as follows:

Exhibit D-3 - Page 5

(a)	The Sublease is in full force and effect and has not been further amended.

(b)	There has been no assignment of the Sublease or further subletting of any portion of the Subleased Premises.

(c)
The execution of the Sublease was duly authorized and the Sublease is in full force and effect and, to the best of Subtenant’s knowledge, there exists no default (beyond any applicable grace period) on the part of either Subtenant or Sublandlord under the Sublease.

(d)	There has not been filed by or against, nor to the best of the knowledge and belief of Subtenant, is there threatened against Subtenant, any petition under the bankruptcy laws of the United States.

13.           All notices, demands, consents, approvals, advices, waivers or other communications (each, a “Notice”) which may or are required to be given by either party to the other under this Agreement shall be in writing and, unless otherwise required by law, shall be sent (a) by hand, (b) by United States Mail, certified or registered, postage prepaid, return receipt requested or (c) by a nationally-recognized overnight carrier, in each case addressed to the party to be notified at the address for such party specified in the first paragraph of this Agreement, or to such other place in the continental United States as the party to be notified may from time to time designate by at least ten (10) days’ notice to the notifying party.  Each Notice shall be deemed to have been given on the date such Notice is actually received as evidenced by a written receipt therefor, and in the event of failure to deliver by reason of changed address of which no Notice was given or refusal to accept delivery, as of the date of such failure.

14.           LANDLORD AND SUBTENANT EACH HEREBY WAIVE ITS RIGHT TO A JURY TRIAL OF ANY ISSUE OR CONTROVERSY ARISING UNDER THIS AGREEMENT.

15.           In the event of the termination of the Lease other than by reason of Sublandlord’s default thereunder (e.g. by reason of a casualty pursuant to Section 6.3 of the Lease) this Agreement shall, automatically and without further act of the parties, terminate and be of no further force or effect from and after the applicable termination date.

16.           This Agreement shall be governed by the laws of the state in which the Property is located.  If any term of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term to any person or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered will be deemed to be an original and all of which taken together, will deemed to be one and the same instrument.

Exhibit D-3 - Page 6

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first written above.

LANDLORD:		SUBTENANT:

By:		By:
	Name:		Name:
	Its:		Its:

[Add Acknowledgments]

Exhibit D-3 - Page 7

Exhibit D-3
Schedule 1

Description of the Property

Exhibit D-3— Schedule 1 - Page 1

EXHIBIT E-1

Form Of Estoppel (Tenant)

[SUBJECT TO LENDER’S FINAL REVIEW AND COMMENT]

[Insert Name of Purchaser]
c/o First States Group, L.P.
1725 The Fairway
Jenkintown, Pennsylvania 19046
Attention: ___________________

[Insert Name of Additional Party to Whom Certification Is Made]
__________________________
__________________________
__________________________
Attention: __________________

Re:  Premises at _____________________

Ladies and Gentlemen:

The undersigned (“Tenant”) is the tenant under that certain lease (the “Original Lease”) dated as of _______, 2004 between First States Investors [_____], LLC, as landlord, and Wachovia Bank, National Association, as tenant.  Tenant hereby certifies to you that, to the best knowledge and belief of the individual executing this certificate on behalf of Tenant, as of the date hereof:

1.
The Original Lease has not been modified or amended except as follows (none if left blank): _________________________________________________________________ (the Original Lease, as so amended and modified, the “Lease”).  The Lease is in full force and effect and constitutes a complete statement of the agreements, covenants, terms and conditions of the landlord under the Lease (“Landlord”) and  Tenant with respect to the letting of the premises leased thereunder (the “Leased Premises”).

2.
Tenant has accepted, is conducting business in, and is in full possession of, said Leased Premises, including all improvements, additions and alterations thereto required to be made by Landlord under the Lease.

3.	The Commencement Date occurred on: __________________ and the Expiration Date is currently scheduled to occur on ___________________.

4.	Tenant’s current monthly payments on account of Annual Basic Rent and the Monthly Estimated OE Payment and the dates through which each have been paid, are described below.

Annual Basic Rent (monthly amount): __________ ; Date paid through: __________

Monthly Estimated OE Payment: __________; Date paid through: __________

Exhibit E-1- Page 1

5.	Except as set forth in the Lease, Tenant is entitled to no allowances, rent abatements, or other concessions.

6.
Tenant has [_____] unexercised options to renew the Lease for up to ____ successive periods of _____ years each.  Except as expressly set forth in the Lease, Tenant does not have any right to lease additional space, reduce the size of the Leased Premises, extend the term of the Lease, terminate the Lease, purchase the Leased Premises or any other rights or options with respect to the Leased Premises.

7.	Tenant has not received any notice of any default by Tenant under the Lease that has not been cured other than (none, if left blank): _____________________________________.

8.	Tenant has not delivered any notice of any default by Landlord under the Lease that has not been cured other than (none, if left blank): __________________________________.

9.	Tenant does not currently set-off any amount of Rent other than (none, if left blank): $___________.

10.	Tenant has not assigned, sublet, transferred or hypothecated its interest under the Lease except as follows: _______________________ (none if left blank).

11.
Except as set forth in Paragraph 7, Landlord is not presently in default under any of the terms, covenants or provisions of the Lease, nor has any event occurred which with the passage of time and/or the giving of notice (if required by the Lease) would constitute an event of default under the Lease.

12.
Landlord has satisfactorily complied with all of the requirements and conditions precedent to the commencement of the term of the Lease as specified in the Lease.   Landlord is not required to make any tenant improvements and there are no unfunded tenant obligations of Landlord under the Lease

13.
Tenant has not deposited any monies or instruments to secure any of its agreements and obligations under the Lease and has not paid any Rent more than thirty (30) days in advance of the due date, other than (none, if left blank): __________________________.

14.	The party executing this certificate on behalf of Tenant is fully authorized and empowered to do so, and no consent, vote or approval is required which has not been given or taken.

15.	This certificate may not be changed, waived or discharged orally, but only by an instrument in writing.

16.	This certificate shall not have the effect of modifying any provision of the Lease.

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Lease.  The certifications herein made shall be binding upon Tenant, and shall inure to your benefit and the benefit of your respective successors and assigns.  Tenant acknowledges that you may rely on this certificate in conjunction with your purchase and/or loan and thereafter ownership and operation of the Leased Premises and/or your extension of one or more loans secured by the Leased Premises.

Dated:  this ___ day of _______, 20__.

Exhibit E-1- Page 2

Wachovia Bank, National Association

By:
Name:
Its:

Exhibit E-1- Page 3

EXHIBIT E-2

Form Of Estoppel (Landlord)

_________________________
__________________________
__________________________
Attention: __________________

Re:  Premises at _____________________

Ladies and Gentlemen:

The undersigned (“Landlord”) is the landlord under that certain lease (the “Original Lease”) dated as of _______, 2004 between First States Investors [_____], LLC, as landlord, and Wachovia Bank, National Association, as tenant.  Landlord hereby certifies to you that, to the best knowledge and belief of the individual executing this certificate on behalf of Landlord, as of the date hereof:

1.
The Original Lease has not been modified or amended except as follows (none if left blank): _________________________________________________________________ (the Original Lease, as so amended and modified, the “Lease”).  The Lease is in full force and effect and constitutes a complete statement of the agreements, covenants, terms and conditions of the Landlord and the tenant under the Lease (the “Tenant”) with respect to the letting of the premises leased thereunder (the “Leased Premises”).

2.	The Commencement Date occurred on: __________________ and the Expiration Date is currently scheduled to occur on ___________________.

3.	Tenant’s current monthly payments on account of Annual Basic Rent and the Monthly Estimated OE Payment and the dates through which each have been paid, are described below.

Annual Basic Rent (monthly amount): __________ ; Date paid through: __________

Monthly Estimated OE Payment: __________; Date paid through: __________

4.	Tenant has [_____] unexercised options to renew the Lease for up to ____ successive periods of _____ years each.

5.	Landlord has not delivered any notice of any default by Tenant that has not been cured other than (none, if left blank): _____________________________________.

6.	Landlord has not received any notice of any default by Landlord under the Lease that has not been cured other than (none, if left blank): __________________________________.

7.
Except as set forth in Paragraph 5, Tenant is not presently in default under any of the terms, covenants or provisions of the Lease, nor has any event occurred which with the passage of time and/or the giving of notice (if required by the Lease) would constitute an event of default under the Lease.

Exhibit E-2- Page 1

8.	Tenant has not deposited any monies or instruments to secure any of its agreements and obligations under the Lease, other than (none, if left blank): __________________________.

9.	The party executing this certificate on behalf of Landlord is fully authorized and empowered to do so, and no consent, vote or approval is required which has not been given or taken.

10.	This certificate may not be changed, waived or discharged orally, but only by an instrument in writing.

11.	This certificate shall not have the effect of modifying any provision of the Lease.

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Lease.  The certifications herein made shall be binding upon Landlord, and shall inure to your benefit.

Dated:  this ___ day of _______, 20__.

Landlord Name:

By:
Name:
Its:

Exhibit E-2- Page 2

EXHIBIT F2

Additional Lease Provisions

1.           Definitions.     Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the lease to which this Exhibit F is annexed (the “Lease”).

2.           Mortgages.

(a)           Landlord represents to Tenant that, as of the date of the Lease, there are no Mortgages affecting the Property other than: __________________________________________.  Simultaneous herewith, Tenant and each holder of any Mortgage identified in the preceding sentence has executed and delivered a Mortgage SNDA with respect to such Mortgage.

3.           Overleases.

(a)           Landlord represents to Tenant that, as of the date of the Lease there are no Overleases affecting the Property other than: __________________________________________ ([each an] the “Existing Overlease”).

(b)           Landlord shall assist Tenant in obtaining an Overlease SNDA from the Overlessor under any Existing Overlease identified in the preceding paragraph.

(c)           Landlord covenants and agrees that, throughout the Term: (i) it shall not cause or permit a default to occur by the tenant under any Existing Overlease, (ii) it shall not amend, modify or supplement any Existing Overlease in any manner that would shorten the term thereof (unless the term as shortened shall expire [after ___________3 (the “Outside Expiration Date”))]4, increase Tenant’s obligations or otherwise adversely affect Tenant’s rights hereunder; (iii) it shall not terminate, cancel or surrender any Existing Overlease (including, without limitation, following any default of Overlessor thereunder or any casualty or condemnation, or pursuant to any termination right) prior to the Outside Expiration Date or such earlier date as this Lease shall expire or terminate; and (iv) it shall exercise any rights under any Existing Overlease to cure or remedy any default by Landlord as lessee under any ground lease and/or as mortgagor under any mortgage to which such Existing Overlease is subordinate.

2 Exhibit F to be prepared in accordance with the Contract.
3 Insert last day of month in which 50th anniversary of the Closing Date occurs
4 Replace with “Outside Expiration Date” if term has previously been used herein.

Exhibit F— Schedule 1 - Page 1

(d)           If the term of any Existing Overlease shall expire prior to the Outside Expiration Date then, either: (i) if such Existing Overlease demises the portion of the Property that includes the Leased Premises, [this Lease shall expire simultaneously therewith and such date shall be deemed the “Expiration Date” for all purposes of this Lease]5 or (ii) if such Existing Overlease demises portions of the Property that do not include the Leased Premises (e.g. the Parking Areas or other Common Areas), (x) this Lease shall expire with respect to only those portions of the Property demised by such Existing Overlease [on the date that the Existing Overlease expires and such date shall be deemed the “Expiration Date” with respect to such portions of the Property for all purposes of this Lease] and (y) Tenant shall have the right to terminate this Lease in its entirety by notice delivered to Landlord within thirty (30) days after the date such Existing Overlease expires (in which event this Lease shall expire on, and the “Expiration Date” set forth in this Lease shall be, the date set forth for such expiration in Tenant’s notice, which date shall be no more than thirty (30) days after the date of such notice). Landlord shall not be liable for the expiration of any Existing Overlease unless same (I) shall have arisen out of a default under any Existing Overlease by the tenant thereunder or (II) shall have been effected by Landlord in violation of paragraph (c) of this Section 3.

(e)           Landlord agrees that, throughout the Term and to the extent not inconsistent with the Lease, Landlord shall, at Tenant’s expense, take any actions and/or request any consent or approval of Overlessor, if and to the extent required under any Existing Overlease, as may be necessary to give full effect to Tenant’s rights under this Lease.

4.           (Properties Subject to Easements and Other Beneficial Agreements Only)  Agreements Benefiting the Property.  Landlord covenants and agrees that: (i) throughout the Term, it shall not amend, modify or supplement any easement or other agreement benefiting the Property (each a “Beneficial Agreement”) in any manner that would shorten the term thereof (unless the term as shortened shall expire after [the Outside Expiration Date/ ___________6 (the “Outside Expiration Date”))], increase Tenant’s obligations or otherwise adversely affect Tenant’s rights hereunder; and (ii) it shall not terminate or cancel and/or take any action or fail to take any action that would result in the termination of any Beneficial Agreement prior to the Outside Expiration Date or such earlier date as this Lease shall expire or terminate.

5.           (Seminole, FL - Parking Lot - Tract III Only)  Easement Agreement.  Tenant agrees that for so long as the Leased Premises and Tenant’s occupancy thereof are subject to the Easement Agreement, it shall not use or occupy or permit any subtenant or assignee of Tenant to use or occupy the Leased Premises in any manner that would constitute a violation or breach thereof.  As used herein, the “Easement Agreement” shall mean: that certain Grant of Easement and Reciprocal Easement and Joint Use Agreement dated August 27, 1981 among Lake Seminole Shopping Center, Inc., Seminole Nurseries, Inc., Campbell Land Corp., Community Bank of Pinellas, Jessie W. Johnson and Marjorie C. Johnson, Richard C. Johnson and Betty K. Johnson, Eugene B. Mohney and Marilyn J. Mohney, Robert Sebring and Christine J. Sebring, Scott Whitaker and Linda J. Whitaker, as amended prior to the date of the Lease.

5 To be revised, as necessary, to comport with the requirements of the applicable Existing Overlease.
6 Insert last day of month in which 50th anniversary of the Closing Date occurs

Exhibit F— Schedule 1 - Page 2

6.           (Georgia Properties Only)  Usufruct.  This Lease and contract shall create the relationship of landlord and tenant between Landlord and Tenant and an estate for years shall have passed to Tenant for the Term, so that this Lease shall not constitute a usufruct.

Exhibit F— Schedule 1 - Page 3